As filed with the Securities and Exchange Commission on December 18, 2009
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CARDO MEDICAL, INC.
 (Exact Name of registrant as specified in its charter)

Delaware	3842	23-2753988
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

9701 Wilshire Blvd., Suite 1100, Beverly Hills, CA 90212 (310) 274-2036
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Dr. Andrew A. Brooks, M.D., Chief Executive Officer
Cardo Medical, Inc.
9701 Wilshire Blvd., Suite 1100, Beverly Hills, CA 90212
Telephone: (310) 274-2036
Fax: (310) 271-2632
Please send a copy of all communications to:
Bradley Houser, Esq.
Akerman Senterfitt
One Southeast Third Ave., 25 th Floor
Miami, Florida 33131-1714
Telephone: (305) 374-5600
Fax: (305) 374-5095

(Name, address, including zip code, and telephone number, including area code, of agent for service)

As soon as practicable after this Registration Statement becomes effective.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

(Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.001 per share	18,333,450	$ 0.61	$ 11,183,404.50	$ 624.03

____________

(1)

The number of shares that are to be registered includes 17,757,837 shares issued in the first and second tranches of the private placement that closed on October 27, 2009 and November 13, 2009, respectively, and 575,613 shares underlying the warrants issued to the placement agent.

(2)

Estimated solely for the purpose of calculating the registration fee which was computed in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), on the basis of the average bid and asked prices as reported on the OTC Bulletin Board on December 14, 2009.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED _____________.

PROSPECTUS
 18,333,450 Shares
CARDO MEDICAL, INC.
 Common Stock
OTC Bulletin Board Trading Symbol: CDOM.OB

The selling stockholders may offer and sell from time to time up to an aggregate of 18,333,450 shares of Cardo Medical, Inc. (the "Company") common stock that they own or that they may acquire from us upon exercise of warrants. For information concerning the selling stockholders and the manner in which they may offer and sell shares of our common stock, see "Selling Stockholders" and "Plan of Distribution" in this prospectus.

We will not receive any proceeds from the sale by the selling stockholders of their shares of common stock other than the exercise price of the warrants if and when the warrants are exercised unless the warrants are exercised on a cashless basis.

On December 17, 2009, the last reported sale price for our common stock on the OTC Bulletin Board was $1.01 per share.

Investing in shares of our common stock involves a high degree of risk. You should purchase our common stock only if you can afford to lose your entire investment. See "Risk Factors," which begins on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The selling stockholders have not engaged any underwriter in connection with the sale of their shares of common stock. The selling stockholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices. The selling stockholders may also sell their shares in transactions that are not in the public market in the manner set forth under "Plan of Distribution."

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless of the time of delivery of this prospectus or the sale of any common stock. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is December [   ], 2009.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS SUMMARY

This summary does not contain all of the information that is important to you. You should read the entire prospectus, including the Risk Factors and our consolidated financial statements and related notes appearing elsewhere in this prospectus before making an investment decision.

Our Business

Cardo Medical, Inc. ("Cardo" or the "Company"), a Delaware corporation, is an orthopedic medical device company specializing in designing, developing and marketing reconstructive joint devices and spinal surgical devices. Reconstructive joint devices are used to replace knee, hip and other joints that have deteriorated through disease or injury. Spinal surgical devices involve products to stabilize the spine for fusion and reconstructive procedures. Within these areas, Cardo intends to focus on the higher-growth sectors of the orthopedic industry, such as advanced minimally invasive instrumentation and bone-conserving high-performance implants. Cardo is focused on developing surgical devices that will enable surgeons to bridge the gap between soft tissue-driven sports medicine techniques and classical reconstructive surgical procedures. Cardo commercializes its reconstructive joint devices through its Cardo Orthopedics division and its spine devices through its Cardo Spine division.

GENERAL

On June 18, 2008, Cardo Medical, LLC, a California limited liability company, entered into a Merger Agreement and Plan of Reorganization with clickNsettle.com, Inc. ("CKST") and Cardo Acquisition, LLC, a California limited liability company and wholly-owned subsidiary of CKST. Upon the consummation of the transactions contemplated by the Merger Agreement, CKST acquired Cardo Medical, LLC through a merger of Cardo Medical, LLC with Cardo Acquisition, with Cardo Medical, LLC continuing as the surviving entity in the Merger and a wholly-owned subsidiary of CKST. Pursuant to the Merger Agreement, all of the issued and outstanding units of Cardo Medical, LLC's membership interests were converted into the right to receive shares of the common stock of CKST. In connection with the consummation of the Merger, CKST approved through its stockholders an amendment to its Amended and Restated Certificate of Incorporation to change its name from "clickNsettle.com, Inc." to "Cardo Medical, Inc."

Our executive offices are located at 9701 Wilshire Blvd., Suite 1100, Beverly Hills, California 90212. Our telephone number is (310) 274-2036. Our website is www.cardomedical.com. Information on our website or any other website is not part of this prospectus. References to "we," "us," "our" and similar words in this prospectus refer to Cardo Medical, Inc. and its consolidated subsidiaries.

Sale of Securities to the Selling Stockholders

On October 27, 2009, we sold, in the first tranche of a private placement, 9,949,276 shares of common stock at $0.35 per share. On November 13, 2009, we sold, in the second tranche of a private placement, 7,808,561 shares of common stock at $0.35 per share. In the private placement, we issued an aggregate of 17,757,837 shares of common stock at $0.35 per share, to 74 accredited investors. In conjunction with the private placement, Cardo Medical, Inc. issued to the placement agent warrants to purchase 575,613 shares of the Company's common stock, a number that is equivalent to six percent (6%) of the number of shares of common stock sold in the private placement transaction to investors that were solicited by the placement agent ("Approved Investors"), at an exercise price of $0.44 per share. The warrants issued to the placement agent in the private placement are sometimes referred to as the "Placement Agent Warrants". The Placement Agent Warrants expire on November 13, 2014 and may be exercised on a cashless basis.

We paid the placement agent for this offering a commission equal to eight percent (8%) of the gross proceeds from the offering that was received from Approved Investors. Additionally, the placement agent received (i) a cash non-accountable expense allowance equal to one percent (1%) of the gross proceeds of the offering received from Approved Investors; (ii) reimbursement of the placement agent's out-of-pocket expenses related to the offering, including its legal fees and expenses up to $40,000; and (iii) warrants to purchase 575,613 shares of common stock equal to six percent (6%) of the number of shares sold in the offering to Approved Investors at a exercise price of $0.44 per share.

The registration rights agreement entered into with subscribers in the offering requires us to use commercially reasonable efforts to have this registration statement declared effective by the Securities and Exchange Commission ("SEC") as soon as practicable, but in no event later than the one hundred twenty (120) calendar days after the final closing date or one hundred fifty (150) calendar days if the SEC reviews the registration statement.

THE OFFERING

Common Stock Offered:	The selling stockholders are offering a total of 18,333,450 shares of common stock, of which 17,757,837 shares are outstanding and 575,613 shares are issuable upon exercise of warrants.

Outstanding Shares of Common Stock:	230,293,141 shares[1,2]

Common Stock to be Outstanding After Exercise of Placement Agent Warrants:	230,868,754 shares[1]

Use of Proceeds:

We will receive no proceeds from the sale of any shares by the selling stockholders. In the event that the placement agent exercises its warrants, we would receive the exercise price. If all warrants are exercised, we would receive approximately $253,270 unless the warrants are exercised on a cashless basis, all of which, if and when received, would be used for working capital and other corporate purposes.

___________

(1)	As of December 14, 2009. Does not include a total of 2,358,400 shares of common stock granted under existing options to purchase common stock.
(2)	As of December 14, 2009. Does not include the 575,613 shares of common stock issuable upon exercise of warrants held by the placement agent.

RISK FACTORS

This registration statement includes "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended ("Exchange Act"), including, in particular, certain statements about our plans, strategies and prospects. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that such plans, intentions or expectations will be achieved. Important factors that could cause our actual results to differ materially from our forward-looking statements include those set forth in this Risk Factors section.

An investment in the securities is speculative and involves a high degree of risk. You should carefully consider the risk factors described below together with the other information contained in this prospectus before making a decision to purchase our securities. If any of the risks described below occur, or if other risks not identified below occur, our business, business prospects, cash flow, financial condition, stock price and results of operations could be materially adversely affected. Under these circumstances, the trading price of our common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our financial condition and operations. Furthermore, references to "we," "us" and "our" are references to the Company.

In addition to the risk factors related to the offering set forth below, the risk factors set forth in the SEC filings, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and future filings with the SEC are incorporated by reference into this prospectus.

You understand that, certain unique factors make an investment in the Company subject to a high degree of risk. You have been cautioned that an investment in the Company is speculative and involves significant risks, and that it is probably not possible to foresee and describe all of the business, economic and financial risk factors which may affect the Company.

This document contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995, or the PSLRA. Forward-looking statements include statements about our expectations, beliefs or intentions regarding our product development efforts, business, financial condition, results of operations, strategies or prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements.

Any or all of our forward-looking statements in this document may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this document will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA. These forward-looking statements are only predictions and reflect our views as of the date they are made with respect to future events and financial performance.

Risks and uncertainties, the occurrence of which could adversely affect our business, include the following:

Risks Related to Our Business, Industry and Regulatory Matters

We expect to incur significant losses, either directly or indirectly through the companies in which we develop our products, for at least the next several years, and we cannot assure you that we will ever be profitable.

We expect to incur significant losses over the next several years, either directly or indirectly through the companies in which we develop our products, as we expand our research and development activities, apply for regulatory approvals, develop additional technology and expand our operations. We cannot assure you that we will be successful in selling or licensing any of the products we might develop or predict the terms we may be able to obtain in any sales or licensing transaction.

We have a limited number of products currently available for sale and there is a high risk that our research and development efforts might not successfully generate any viable product candidates in the future.

We currently have nine products available for sale, all of which are in the early stages of distribution. Other than those nine products, we are in the preliminary stages of product identification and development, and have identified only a few potential additional products. We have not yet conducted preclinical studies or clinical testing on these potential additional products. It is statistically unlikely that the few products that we have identified as potential candidates will actually lead to successful development efforts, and we do not expect any additional products resulting from our research to be commercially available for several years, if at all. Our leads for potential products will be subject to the risks and failures inherent in developing medical devices and products, including, but not limited to, the unanticipated problems relating to research and development, product testing, confirming intellectual property rights and non-infringement, regulatory compliance, manufacturing, marketing and competition. Additional expenses may exceed current estimates and, therefore, adversely affect our profitability.

We will need to raise additional funds in the future to fund our operations and research, and these funds may not be available on acceptable terms, if at all.

We anticipate spending significant amounts of cash on expanding our research and development, sales and marketing efforts, and product commercialization. We expect proceeds from the recent private placement will be sufficient to provide working capital requirements for the next nine months. However, actual capital requirements may change as a result of various factors, including:

  the success of our research and development efforts, and any changes in the breadth of our research and development programs;

  results from preclinical studies and clinical trials conducted by us or our collaborative partners or licensees, if any;
  the number and timing of acquisitions and other strategic transactions;
  our ability to maintain and establish corporate relationships and research collaborations;
  our ability to manage growth and costs associated with this growth, and the costs associated with increased capital expenditures;
  the time and costs involved in filing, prosecuting, defending and enforcing patent and intellectual property claims;
  the cost and timing of obtaining and maintaining regulatory approval or clearance for our products and products in development;
  the expenses we incur in manufacturing and selling our products;
  the revenues generated by sales of our products;
  expenses that may be incurred in pursuing or defending any potential litigation; and
  the costs associated with our employee retention programs and related benefits.

Our primary goal as it relates to liquidity and capital resources is to attain the appropriate level of debt and equity and the resultant cash to implement our business plan. We may need to raise additional funds, which may not be available to us on favorable terms, if at all. If we raise capital by issuing equity or debt securities, our existing stockholders may experience dilution and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. Further, if we raise additional funds through collaboration, licensing or other similar arrangements, it may be necessary to relinquish rights to our existing or potential products or proprietary technologies, or to grant licenses on terms that are not favorable to us. If we are unable to raise needed capital on terms acceptable to us, we may not be able to develop new products, enhance our existing products, execute our business plan, take advantage of future opportunities, respond to competitive pressures or unanticipated customer requirements or continue to operate our business. Any of these events could have a material adverse effect on our business, financial condition and results of operations.

Cost containment measures, pressure from our competitors and availability of medical reimbursement may impact our ability to sell our products at prices necessary to expand our operations and reach profitability.

Healthcare costs have risen significantly over the past decade and numerous initiatives and reforms initiated by legislators, regulators and third-party payors to curb these costs have resulted in a consolidation trend in the healthcare industry, including hospitals. This has resulted in greater pricing and other competitive pressures and the exclusion of certain suppliers from important market segments as group purchasing organizations, independent delivery networks and large single accounts continue to consolidate purchasing decisions for some hospital customers. We expect that market demand, government regulation, third-party reimbursement policies and societal pressures will continue to change the national and worldwide healthcare industry, resulting in further business consolidations and alliances among customers and competitors. This consolidation may reduce competition, exert downward pressure on the prices of our products and adversely impact our business, financial condition or results of operations.

Further, third-party payors in the United States and abroad continue to work to contain healthcare costs. The introduction of cost containment incentives, along with closer scrutiny of healthcare expenditures by both private health insurers and employers, has resulted in increased discounts and contractual adjustments to hospital charges for services performed and has shifted services between inpatient and outpatient settings. Hospitals or physicians may respond to these cost-containment pressures by substituting lower-cost products or other therapies for our products, the occurrence of which may adversely impact our business, financial condition and results of operation.

The market for orthopedic, knee and hip surgery devices is large and growing at a significant rate. Numerous new companies and technologies, as well as more established companies, have entered this market. New entrants to our markets include numerous niche companies with a singular product focus, as well as companies owned partially by surgeons, who may have greater access than we do to the surgeons who may use our products. As a result of this intensified competition, we believe there will be increasing pressure to reduce pricing of our medical devices. If we are unable to price our products appropriately due to these competitive pressures or for other reasons, our profit margins will shrink and our ability to invest in and grow our business and achieve profitability will decrease.

Sales of our products will depend on the availability of adequate reimbursement from third-party payors (such as governmental programs, for example, Medicare and Medicaid, private insurance plans and managed care programs), both in terms of the sales volumes and prices of our products.

Healthcare providers, such as hospitals that purchase medical devices for treating their patients, generally rely on third-party payors to reimburse all or part of the costs and fees associated with the procedures performed with these devices. These third-party payors may deny reimbursement if they feel that a device is not the most cost-effective treatment available, or was used for an unapproved indication. As such, surgeons are unlikely to use our products if they do not receive reimbursement adequate to cover the cost of their involvement in the surgical procedures. The failure of surgeons to use our products, or the diminished use by surgeons, may have a material adverse impact on our business, financial condition and results of operations.

We also believe that future reimbursement from third-party payors may be subject to increased restrictions both in the U.S. and international markets. If we sell our products internationally, market acceptance may depend, in part, upon the availability of reimbursement within the prevailing healthcare payment systems. Reimbursement and healthcare payment systems in international markets vary significantly by country, and include both government sponsored healthcare and private insurance.

Future legislation, regulation or reimbursement policies of third-party payors may adversely affect the demand for our existing products or our products currently under development and limit our ability to sell our products on a profitable basis. Also, third-party payors are increasingly challenging the prices charged for medical products and services. Particularly in the United States, third-party payors carefully review, and increasingly challenge, the prices charged for procedures and medical products. Also, greater numbers of insured individuals are receiving (and will continue to receive over the next decade) their medical care through managed care programs, which monitor and often require pre-approval of the services that a member will receive. Many managed care programs are paying their providers on a capitated basis, which puts the providers at financial risk for the services provided to their patients by paying them a predetermined payment per member per month. Challenges by third-party payors to the prices charged for medical products and services, coupled with the increasing popularity of managed care programs, may result in hospitals and physicians seeking lower-cost alternatives to our products, the occurrence of which could materially adversely affect our business, financial condition and results of operations.

Legislative or administrative reforms to the United States or international reimbursement systems in a manner that significantly reduces reimbursement for procedures using our medical devices or denies coverage for those procedures could have a material adverse effect on our business, financial condition or results of operations.

We believe that the overall escalating cost of medical products and services has led to, and will continue to lead to, increased pressures on the healthcare industry to reduce the costs of products and services. We cannot assure you that third-party reimbursement and coverage will be available or adequate, or that future legislation, regulation, or reimbursement policies of third-party payors will not adversely affect the demand for our products or our ability to sell these products on a profitable basis. We also cannot assure you that our products will be considered cost-effective by third-party payors, that reimbursement will be available or, if available, that the third-party payors' reimbursement policies will not adversely affect our ability to sell our products profitably.

We must convince orthopedic and spine surgeons that our products are an attractive alternative to existing surgical treatments of orthopedic and spine disorders.

To be commercially successful, we believe that we will need surgeons to adopt our products as their preferred treatment option for their patients. Surgeons may be slow to adopt our products for the following reasons, among others:

  lack of clinical evidence;
  the time that must be dedicated for training;
  lack of experience with our products;
  perceived risks generally associated with the use of new products and procedures;
  perceived risks associated with purchasing products from an early-stage medical device company;

  costs associated with the purchase of new products and equipment; and
  limited availability of reimbursement within healthcare payment systems.

We also believe that recommendations and support of our products by influential surgeons are essential for market acceptance and adoption. If we do not receive support from these surgeons, surgeons and hospitals may not use our products. As a result, we may not achieve expected revenues and may never become profitable.

Our business plan relies on certain assumptions about the market for our products, which, if incorrect, may adversely affect our business and profitability.

We believe that the aging of the general population and increasingly active lifestyles will continue and that these trends will increase the need for our medical products. However, the projected demand for our products could differ materially from actual demand if our assumptions regarding these trends and acceptance of our products by the medical community prove to be incorrect or do not materialize, or if non-surgical treatments gain more widespread acceptance as a viable alternative to our devices.

We expect to face significant competition as a result of the rapid technological changes in the medical devices industry, which could have an adverse effect on our business, financial condition or results of operations.

The medical device market is highly competitive, subject to rapid change, and significantly affected by new product introductions and other market activities of industry participants. We expect to encounter intense competition across our product lines and in each market in which our products are sold from various medical device companies, many of which are likely to have greater financial and marketing resources than us. Primary competitors are Zimmer, J&J/DePuy Orthopedics, Stryker and Biomet in the hips and knees market, and Medtronic/Sofamor Danek, J&J/DePuy Spine and Synthes in the spine market. In addition, we will face competition from a wide range of companies that sell a single or a limited number of competitive products or which participate only in a specific market segment, as well as from non-medical device companies, including pharmaceutical companies, which may offer alternative therapies for disease states intended to be treated using our products.

Additionally, the medical device market is characterized by extensive research and development, and rapid technological change. Developments by other companies of new or improved products, processes or technologies may make our products or proposed products obsolete or less competitive and may negatively impact our revenues. We will be required to devote continued efforts and financial resources to develop or acquire scientifically advanced technologies and products, apply our technologies cost-effectively across product lines and markets, attract and retain skilled development personnel, obtain patent and other protection for our technologies and products, obtain required regulatory and reimbursement approvals and successfully manufacture and market our products consistent with our quality standards. If we fail to develop new products or enhance existing products, it could have a material adverse effect on our business, financial condition or results of operations.

Many of our larger competitors are either publicly traded or divisions or subsidiaries of publicly traded companies, and enjoy several competitive advantages over us, including:

  larger and more well-established distribution networks;
  established relationships with a greater number of surgeons, hospitals, other healthcare providers and third-party payors;
  products supported by long-term clinical data;
  greater experience in obtaining and maintaining regulatory approvals or clearances for products and product enhancements;
  greater name recognition;
  greater access to manufacturers, vendors and raw materials for manufacturing medical devices;
  more expansive portfolios of intellectual property rights; and
  greater financial and other resources for product research and development, sales and marketing, intellectual property protection and litigation.

Hospitals, surgeons, distributors and agents may have existing relationships with other medical device companies that make it difficult for us to establish new relationships with them. As a result, we may not be able to sell and market our products effectively.

We believe that to sell and market our products effectively, we must establish relationships with key surgeons and hospitals in the field of orthopedic knee, hip and spinal surgery. Many of these key surgeons and hospitals already have long-standing relationships with large, better-known companies that dominate the medical devices industry through collaborative research programs and other relationships. Because of these existing relationships, some of which may be contractually enforced, surgeons and hospitals may be reluctant to adopt our products, particularly if our products compete with or have the potential to compete with products supported through their own collaborative research programs or by these existing relationships. Even if these surgeons and hospitals purchase our products, they may be unwilling to enter into collaborative relationships with us to promote joint marketing programs or to provide us with clinical and financial data.

We work primarily with a network of independent orthopedic product agents and distributors that generate sales leads for us, in addition to working with our own internal direct sales force. If these product agents and distributors believe that their relationship with us is less beneficial than other relationships they may have with more established or well-known medical device companies, they may be unwilling to continue their relationships with us, making it more difficult for us to sell and market our products effectively.

Our manufacturers may be unsuccessful in manufacturing products at the levels required to meet future market demand.

We are seeking to rapidly grow sales of our products, and, if we are successful, our growth may strain the ability of our manufacturers to manufacture an increasingly large supply of our products. Manufacturers regularly experience difficulties in scaling up production and our manufacturers may face difficulties in increasing their production levels.

Our manufacturers may not be able to manufacture our products with consistent and satisfactory quality or in sufficient quantities to meet demand, which could hurt our reputation, cause our customers to cancel orders or refrain from placing new orders for our products and reduce or slow growth of sales of our products. The increased production volume also could make it harder for us to maintain control over expenses, manage our relationships with our manufacturers, maintain good relations with our employees or otherwise manage our business.

We rely on single source manufacturers, which could impair our ability to meet demand for delivering our products in a timely manner or within our budget.

We rely on third-party manufacturers to manufacture our products. It is critical to our business that our contract manufacturers be able to provide us with products in substantial quantities, in accordance with agreed upon specifications, in compliance with regulatory requirements, at acceptable cost and on a timely basis. Our anticipated growth could strain the ability of manufacturers to deliver an increasingly large supply of products. If we are unable to obtain sufficient quantities of high quality products to meet customer demand on a timely and cost-effective basis, we could lose customers, our reputation could be harmed and our business could suffer.

We currently use up to seven manufacturers for each of our devices. Our dependence on these few manufacturers involves several risks, including limited control over pricing, availability, quality and delivery schedules. If any one or more of our manufacturers cease to provide us with sufficient quantities of our products in a timely manner or on terms acceptable to us, or cease to manufacture products of acceptable quality, we would have to seek alternative sources of manufacturing. We could experience delays while we locate and engage alternative qualified manufacturers, and we might be unable to engage alternative manufacturers on favorable terms, if at all. Any disruption or increased expenses relating to our supply source could harm our sales and marketing efforts and adversely affect our ability to generate revenue.

Our growth will depend on developing new products or product enhancements, requiring significant research and development, clinical trials and regulatory approvals, all of which are expensive and time-consuming and may not result in a commercially viable product.

We believe that it is important for us to continue to build a more complete product offering and to enhance the products we currently offer. Our success in this regard will depend in part on our ability to develop and introduce new products and product enhancements to keep pace with the rapidly changing medical device market. We cannot assure you that we will be able to successfully develop, obtain regulatory approval for or market new products or product enhancements, or that any of our future products or enhancements will be accepted by the surgeons who use our products or the payors who financially support many of the procedures performed with our products.

Factors affecting the success of any new product offering or enhancement to an existing product include our ability to:

  properly identify and anticipate surgeon and patient needs;
  fund the development of and introduce new products or product enhancements in a timely manner;
  avoid infringing upon the intellectual property rights of third parties;
  obtain the necessary regulatory clearances or approvals for new products or product enhancements;
  demonstrate, if required, the safety and efficacy of new products with data from preclinical studies and clinical trials;
  provide adequate training to potential users of our products;
  receive adequate reimbursement; and
  develop an effective and dedicated marketing and distribution network.

If we do not develop new products or product enhancements in time to meet market demand or if there is insufficient demand for these products or enhancements, our results of operations may suffer.

If we choose to grow our business by acquiring new and complementary businesses, products or technologies, we may be unable to complete these acquisitions or successfully integrate them in a cost-effective and non-disruptive manner.

We believe that our success depends in part on our ability to continually enhance and broaden our product offering in response to changing customer demands, competitive pressures and technologies and our ability to increase our market share. To achieve this growth, we have completed certain acquisitions, and intend to pursue other acquisitions of complementary businesses, products or technologies, in some cases instead of developing them ourselves. We may be unable to successfully complete any further acquisitions, or we may not be able to successfully integrate any acquired business, product or technology into our business or retain any key personnel, manufacturers or distributors. The success of any acquisition, investment or alliance undertaken will depend on a number of factors, including:

  our ability to identify suitable opportunities;
  our ability to finance any acquisition, investment or alliance;
  whether we are able to establish an acquisition, investment or alliance on terms that are satisfactory to us, if at all;
  the strength of the other companies' underlying technology and ability to execute;
  intellectual property and litigation related to these technologies or businesses; and
  our ability to successfully integrate the acquired company or business with our existing business, including the ability to adequately fund acquired in-process research and development projects.

These efforts could be expensive and time-consuming, disrupt our ongoing business and distract management. If we are unable to integrate any acquired businesses, products or technologies effectively, our business, financial condition and results of operations will be materially adversely affected. For example, an acquisition could materially impair our operating results by causing us to incur debt or requiring us to amortize significant amounts of expenses, including non-cash acquisition costs, and acquired assets.

We rely on our independent sales distributors and sales representatives to market and sell our products.

We depend upon independent sales distributors and sales representatives to market and sell our products, in particular due to their sales and service expertise and relationships with customers in the marketplace. Independent distributors and sales representatives may terminate their relationships with us or devote insufficient sales efforts to our products for any number of reasons. We do not control our independent distributors and they may not be successful in implementing our marketing plans. If we fail to maintain our existing relationships with our independent distributors and sales representatives, our operations would suffer. Similarly, our failure to recruit and retain additional skilled, independent sales distributors and sales representatives could have an adverse effect on our operations. We may experience turnover with some of our independent sales distributors, which could adversely affect our short-term financial results while we transition to new distributors. Our failure to manage these transitions effectively could negatively impact our operations and profitability.

We are dependent on the services of Andrew A. Brooks, M.D. and Michael Kvitnitsky, and the loss of either of them could harm our business.

Our success depends in part upon the continued service of Andrew A. Brooks, M.D., who serves as our Chairman of the Board and Chief Executive Officer, and Michael Kvitnitsky, who serves as our President and Chief Operating Officer. Dr. Brooks and Mr. Kvitnitsky are critical to the overall management of our Company as well as to the development of our technology, our culture and our strategic direction. The loss of either Dr. Brooks or Mr. Kvitnitsky could have a material adverse effect on our business, results of operations and financial condition. We have not obtained and do not expect to obtain any key-person life insurance policies on Dr. Brooks or Mr. Kvitnitsky.

Failure to attract and retain skilled personnel and cultivate key academic collaborations will delay product development programs and business development efforts.

Our success will depend on our ability to continuously attract and retain highly qualified management and scientific personnel and on our ability to develop relationships with academic collaborators. The competition for qualified personnel and collaborators is intense. We cannot assure you that we will be able to attract or retain personnel or cultivate academic collaborations. In addition, our collaborators may have arrangements with other companies to assist those companies in developing products that compete with ours. Our inability to hire or retain qualified personnel or cultivate academic collaborations would harm our business.

If we fail to properly manage our anticipated growth, our business could suffer.

We have experienced growth in, and will continue to pursue rapid growth in, the number of surgeons using our products, the types of products we offer and the number of states in which our products are sold. This growth has placed and may continue to place significant demands on our managerial, operational and financial resources and systems. We are currently focused on increasing the size and effectiveness of our sales force and distribution network, marketing activities, research and development efforts, inventory management systems, management team, accounting systems and corporate infrastructure. If we do not manage our growth effectively, the quality of our products, our relationships with surgeons, distributors and hospitals, and our reputation could suffer.

We must attract and retain qualified personnel and third-party distributors and manage and train them effectively. Personnel qualified in the design, development, production and marketing of our products are difficult to find and hire, and enhancements of information technology systems to support our growth are difficult to implement. In addition, we will need to carefully monitor and manage our surgeon services, and the quality assurance and efficiency of our manufacturers and distributors. This managing, training and monitoring will require allocation of valuable management resources and significant expense.

If we decide to market and sell our devices and products internationally, we would be subject to various risks relating to our international activities, which could negatively impact our business and financial results.

We currently do not market or sell our products outside of the United States. However, we may actively pursue one or more international markets within the next few years, at which point we would be exposed to risks separate and distinct from those we face in our U.S. operations. Any international business we may engage in may be adversely affected by changing economic conditions in foreign countries, as well as U.S. laws that may affect the international business operations of a U.S. company such as ours. In addition, increases or decreases in the value of the U.S. dollar relative to foreign currencies could affect our results of operations since international sales most likely would be denominated in the functional currency of the country in which the product is sold.

Certain additional or different risks inherent in engaging in international business include the following:

  compliance with existing and changing foreign regulatory laws and requirements;
  export restrictions and controls and other government regulation relating to technology or medical devices;
  foreign laws and business practices favoring local companies;
  pricing pressures that we may experience internationally;
  the availability and level of reimbursement within prevailing foreign healthcare payment systems or insurance providers;
  shipping delays due to cross-border sales;
  longer payment cycles;
  difficulties and costs of establishing, staffing and managing foreign operations;
  potentially adverse tax consequences, tariffs and other trade barriers;
  difficulties in enforcing intellectual property rights;
  difficulties in enforcing agreements and collecting receivables through certain foreign legal systems;
  political and economic instability; and
  international terrorism and anti-American sentiment.

Our exposure to each of these risks may increase our costs, impair our ability to market and sell our products and require significant management attention, resulting in harm to our business and financial results.

We are subject to substantial governmental regulation that could change and thus force us to make modifications to how we develop, manufacture and price our products.

The medical device industry is regulated extensively by governmental authorities, principally the Food and Drug Administration, or the FDA, and corresponding state and foreign regulatory agencies. The FDA and other federal, state and foreign governmental agencies regulate, among other things, the development, manufacturing, clinical trials, marketing clearance and approval, promotion and sale of medical devices.

In particular, the FDA permits commercial distribution of a new medical device only after the device has received clearance under Section 510(k), or is the subject of an approved premarket approval application, or PMA. The FDA will approve marketing a medical device through the Section 510(k) process if it is demonstrated that the new product is substantially equivalent to other Section 510(k)-cleared products. The PMA process is more costly, lengthy and uncertain than the Section 510(k) clearance process. A PMA application must be supported by extensive data, including, but not limited to, technical, preclinical, clinical trial, manufacturing and labeling data, to demonstrate to the FDA's satisfaction the safety and efficacy of the device for its intended use. To date, all of our products, unless exempt, have been cleared through the Section 510(k) process. We have no experience in obtaining premarket approval.

Compliance with complex regulations is, and will continue to be, time-consuming, burdensome and expensive. Failure to comply with these regulations could jeopardize our ability to manufacture and sell our products and result in enforcement actions such as warning letters, fines, injunctions, civil penalties, termination of distribution, seizures of products, total or partial suspension of production, refusal of the FDA or other regulatory agencies to grant future clearances or approvals, or withdrawals or suspensions of current clearances or approvals. These enforcement actions could result in higher than anticipated costs or lower than anticipated revenue and have a material adverse effect on our business, financial condition and results of operations. In the most egregious cases, we could face criminal sanctions, closure of the manufacturing facilities in which our products are manufactured, and prohibitions on the sales of our products.

Foreign governmental authorities that regulate the manufacture and sale of medical devices have become increasingly vigilant, and if we engage in sales of our products in foreign countries, these sales would be subject to rigorous foreign regulations. In these circumstances, we would rely heavily on our foreign independent sales agencies to comply with the varying regulations, and any failures on their part could result in restrictions on the sale of our products in foreign countries. We currently do not sell any of our products internationally.

Federal regulatory reforms may adversely affect our ability to sell our products profitably.

Legislation may be drafted from time to time and introduced in Congress that could significantly change the statutory provisions governing the clearance or approval, manufacture and marketing of a medical device in the United States. In addition, FDA regulations and guidance often are revised or reinterpreted by the agency in ways that may significantly affect our business and our ability to commercialize our products. It is impossible to predict whether legislative changes will be enacted or FDA regulations, guidance or interpretations changed, and what the impact of these changes, if any, may be. For example, on September 27, 2007, Congress enacted, and the President signed into law, the Food and Drug Administration Amendments Act of 2007. This new legislation grants significant new powers to the FDA and imposes new obligations and requirements on both the FDA and FDA-regulated industries, including the medical device industry. In particular, this law requires, among other things, that the FDA propose, and ultimately implement, regulations that will require manufacturers to label medical devices with unique identifiers unless a waiver is received from the FDA. In addition, it reauthorizes the FDA to collect medical device user fees and amends the existing user fee program by, among other things, reducing device application fees and imposing new fees, including a new annual establishment registration fee. Also, the new law authorizes the FDA to establish a unique medical device identification system and expands the federal government's clinical trial registry and results databank to include, among other things, information on medical device clinical trials. While these new requirements undoubtedly will have a significant effect on the medical device industry, we cannot yet predict the extent of that effect on our Company. As regulations, guidance and interpretations are issued by the FDA relating to the new legislation, its impact on the industry, as well as our business, will become clearer. Compliance with those regulations could require us to take additional steps, and incur additional costs, in manufacturing and labeling products.

We have not yet collected long-term clinical data to support the safety of our products, and our products may, therefore, prove to be less safe and effective than initially thought.

We obtained clearance to offer all of our products that require FDA clearance or approval through the Section 510(k) clearance process, which is less rigorous than the PMA process and requires less supporting clinical data. As a result of using this expedited process, we currently lack the breadth of published long-term clinical data supporting the safety of our products and the benefits they offer that might have been generated using the PMA process. Because of the lack of this in-depth data, surgeons may be slow to adopt our products, we may not have comparative data that our competitors have or are generating, and we may be subject to greater regulatory and product liability risks. Further, future patient studies or clinical experience may indicate that treatment with our products does not improve outcomes. These results would reduce demand for our products, thereby preventing us from becoming profitable. If future results and experience indicate that our products cause unexpected or serious complications or other unforeseen negative effects, we could be subject to significant legal liability and harm to our business reputation. The medical device market has been particularly prone to costly product liability litigation. The time and costs of any product liability litigation we may face may materially adversely affect our business, financial condition or results of operations, even if we are ultimately victorious in any such litigation.

The FDA requires us to obtain new Section 510(k) clearances or premarket approvals for modifications to our approved products. Otherwise, we may have to cease marketing, or to recall, the modified products until clearances are obtained.

Any modification to a Section 510(k)-cleared device that could significantly affect its safety or efficacy, or that would constitute a major change in its intended use, requires a new Section 510(k) clearance or, possibly, premarket approval. Under FDA regulations, every manufacturer must make this determination in the first instance, but the FDA may review any manufacturer's decision. The FDA may not agree with any of our decisions regarding whether new clearances or approvals are necessary. If the FDA requires us to seek Section 510(k) clearance or premarket approval for any modification to a previously cleared product, we may be required to cease marketing, or to recall, the modified product until we obtain clearance or approval. This may expose us to significant regulatory fines or penalties.

In addition, our products could be subject to recall if the FDA determines, for any reason, that our products are not safe or effective. Any recall or FDA requirement that we seek additional approvals or clearances could result in delays, fines, costs associated with modifying a product, loss of revenue, harm to our reputation and loss of customers and potential operating restrictions imposed by the FDA. Any product liability claim or recall would divert managerial and financial resources and could harm our reputation with customers. We cannot assure you that we will not have product liability claims or recalls in the future, or that these claims or recalls would not have a material adverse effect on our business.

If we or our third-party manufacturers fail to comply with the FDA's Quality System Regulations, the manufacture of our products could be interrupted and our product sales and operating results could suffer.

We and some of our third-party manufacturers are required to comply with the FDA's Quality System Regulation, or QSR, which covers the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of our products. In addition, we and our manufacturers will be subject to the regulations of foreign jurisdictions regarding the manufacturing process if we market our products overseas.

The FDA enforces the QSR through periodic and unannounced inspections of manufacturing facilities. If our facilities or those of our manufacturers fail to take satisfactory corrective action in response to an adverse QSR inspection, the FDA could take enforcement action, including any of the following sanctions:

  customer notifications or repair, replacement, refunds, recall, detention or seizure of our products;
  operating restrictions or partial suspension or total shutdown of production;
  untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;
  refusing or delaying requests for Section 510(k) clearance or PMA approvals of new products or modified products;
  withdrawing Section 510(k) clearances or PMA approvals;
  refusal to grant export approval for our products; or
  criminal prosecution.

If we sell our products in the European Community, we will be required to maintain certain ISO certifications and must undergo periodic inspections by notified bodies to obtain and maintain these certifications. We cannot assure you that we or our manufacturers will be able to obtain or maintain all required registrations and certifications.

Any of these factors could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers' demands. We also may be required to bear other costs or take other actions that may have a negative impact on our future sales and our ability to generate profits

We are subject to various complex laws and regulations. Compliance with these laws and regulations is costly and time-consuming, and failure to comply with them can have adverse consequences on our business.

U.S. federal government entities, such as the Occupational Safety and Health Administration, the Environmental Protection Agency, the Internal Revenue Service, the Centers for Medicare and Medicaid Services and the U.S. Department of Veteran's Affairs, as well as the FDA and regulatory authorities in other states, have each been empowered to administer certain laws and regulations applicable to us. Many of the laws and regulations are complex, and compliance will require substantial time and effort by our officers, directors and employees and extensive consultations with our advisors. Because of this complexity, we cannot assure you that our efforts will be sufficient to ensure compliance with all of these laws and regulations at any given time.

We are subject to audit, investigation and litigation by each of these entities to ensure compliance, each of which also can be time-consuming, costly, divert the attention of senior management and have a significant effect on our business, even if we are found to have been in compliance or the extent of our non-compliance is deemed immaterial. If we are found to not be in compliance with any of these laws and regulations, we and, in some cases, our officers and directors may be subject to fines, penalties, criminal sanctions and other liability, any of which could have a material adverse effect on our business.

Risks Related to Our Financial Results

We are an orthopedic medical device company with a limited operating history and our business may not become profitable.

We are an orthopedic medical device company with a limited operating history. We began commercial sales in 2007. We currently have the following nine products with Section 510(k) marketing clearance from the FDA: (1) Cardo Align 360 Posterior-Stabilized Total Knee System; (2) Cardo Align 360 Cruciate Retaining Knee System; (3) Cardo Align 360 Unicompartmental Knee (used in partial knee replacement procedures); (4) Cardo Align 360 Patello-Femoral Replacement (used in partial knee replacement procedures); (5) Cardo Total Hip System (used in total hip replacement procedures); (6) Cardo Bipolar Hip System (two-piece product used in femoral head replacement procedures); (7) Cardo Monopolar Hip System (one-piece product used in femoral head replacement procedures); (8) Cardo Cervical Plate (used in neck fusion procedures); and (9) Cardo Pedicle Screw System (used in lumbar spine fusion procedures).

The success of our business will depend, in part, on our ability to develop and obtain regulatory clearances or approvals for enhancements to our products or for planned products, which we may be unable to do in a timely manner, or at all. Our success and ability to generate revenue or be profitable also depends on our ability to establish our sales and marketing force, generate product sales and control costs, all of which we may be unable to do. In addition, we may not be successful in our research and development efforts to develop enhancements of these products or to develop new products.

We have a limited history of operations upon which you can evaluate our business, and our operating expenses are increasing. We have yet to demonstrate that we can generate ongoing sufficient sales of our products to become profitable. The extent of our future operating losses and the timing of profitability, if at all, are difficult to predict. Our lack of any significant operating history also limits your ability to make a comparative evaluation of us, our products and our prospects. Even if we do achieve profitability as planned, we may not be able to sustain or increase profitability on an ongoing basis.

Our quarterly financial results are likely to fluctuate significantly because our sales prospects are uncertain.

Our quarterly operating results are difficult to predict and may fluctuate significantly from period to period, particularly because our sales prospects are uncertain. These fluctuations also may affect our annual operating results and may cause those results to fluctuate unexpectedly from year to year. The level of our revenues and results of operations at any given time will be based primarily on the following factors:

  our ability to increase sales of our products;
  our ability to develop, manufacture and market new products;
  results of clinical research and trials on our current or planned products;
  our ability to obtain regulatory approvals;
  legislative and reimbursement policy changes affecting the products we may offer or those of our competitors;
  the variability of the profit margins among the products we sell;
  our ability to expand and maintain an effective and dedicated sales force;
  pricing pressure from competitors applicable to our products;
  adverse third-party reimbursement outcomes;
  timing of new product launches, acquisitions, licenses or other significant events by us or our competitors;
  the ability of our manufacturers to timely provide us with an adequate supply of products and meet our quality requirements; and
  interruption in the manufacturing or distribution of our products.

For all the foregoing reasons, it will be difficult for us to forecast demand for our products with any degree of certainty. In addition, we will be increasing our operating expenses as we build our commercial capabilities. Accordingly, we may experience significant, unanticipated quarterly losses. Because of these factors, our operating results in one or more future quarters may fail to meet the expectations of securities analysts or investors and may adversely impact the trading price of our common stock.

Risks Related to Our Intellectual Property and Potential Litigation

If we cannot adequately protect our patents and other intellectual property rights, we may lose market share to our competitors and be unable to operate our business profitably.

Our success depends on our ability to protect our proprietary rights to the technologies used in our products. We rely significantly on patent protection, as well as a combination of trade secrets, know-how, continuing technological innovations, strategic alliances and licensing opportunities to develop, maintain and strengthen our competitive position. We also expect to pursue a policy of generally obtaining patent protection in both the United States and abroad for patentable subject matter in our proprietary devices and attempt to review third-party patents and patent applications to the extent they become known to develop an effective patent strategy, avoid infringing third-party patents, identify licensing opportunities and monitor the patent claims of others.

We have a number of U.S. and foreign patent applications pending in spine, hip and knee reconstructive surgery. Although we have filed these patent applications, we cannot assure you that any patents may issue or that, if they issue, these patents will adequately protect our rights or permit us to gain or keep any competitive advantage.

The U.S. Patent and Trademark Office, or USPTO, may deny or require significant narrowing of claims in our pending patent applications, and patents issued as a result of the pending patent applications, if any, may not provide us with significant commercial protection or be issued in a form that is advantageous to us. We also could incur substantial costs in proceedings before the USPTO. These proceedings could result in adverse decisions as to the priority of our inventions and the narrowing or invalidation of claims in any patents that may issue. Any U.S. and foreign patents that may be issued in the future could subsequently be successfully challenged by others and invalidated or rendered unenforceable, which could limit our ability to stop competitors from marketing and selling related products.

Both the patent application process and the process of managing patent disputes can be time-consuming and expensive. Competitors may be able to design around our patents or develop products that provide outcomes that are comparable to our products. Although we have entered into confidentiality agreements and intellectual property assignment agreements with certain of our employees, consultants and advisors as one of the ways we seek to protect our intellectual property and other proprietary technology, these agreements may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements. Furthermore, the laws of some foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States, if at all. Since most of our pending patent applications are for the United States only, we lack a corresponding scope of patent protection in other countries. Thus, we may not be able to stop a competitor from marketing products in other countries that are similar to some of our products.

Changes to intellectual property laws may negatively impact our ability to protect our intellectual property.

There are numerous proposed changes to the patent laws and rules of the USPTO, which, if enacted, may have a significant impact on our ability to protect our technology and enforce our intellectual property rights. For example, proposed changes to the patent rules of the USPTO were scheduled to take effect on November 1, 2007, which would have limited significantly the right to pursue continuation applications. On October 31, 2007, a temporary injunction was granted in a lawsuit against the USPTO which served to stay the application of the proposed rules. On April 1, 2008, the court issued its ruling that the proposed patent rules were void, thus making the injunction permanent. If the ruling is successfully appealed, the proposed rules may take effect and may adversely impact our ability to prevent others from designing around our existing patents.

Moreover, Congress is considering several significant changes to the U.S. patent laws, including changing from a "first to invent" to a "first inventor to file" system, requiring that patent lawsuits be brought in the forum of the defendant, requiring the apportionment of patent damages, and creating a post-grant opposition process to challenge patents after they have issued.

The medical device industry is characterized by patent and other intellectual property litigation, and we could become subject to litigation that could be costly, result in diverting management's time and efforts, require us to pay damages, and/or prevent us from marketing our existing or future products.

The medical device market in which we primarily participate is in large part technology-driven. Physician customers move quickly to new products and new technologies. As a result, intellectual property rights, particularly patents and trade secrets, play a significant role in product development and differentiation. However, intellectual property litigation to defend or create market advantage is inherently complex, unpredictable, time-consuming and costly. Furthermore, appellate courts frequently overturn lower court patent decisions.

In addition, competing parties frequently file multiple suits to leverage patent portfolios across product lines, technologies and geographies and to balance risk and exposure between the parties. In some cases, several competitors are parties in the same proceeding, or in a series of related proceedings, or litigate multiple features of a single class of medical devices. These forces frequently drive settlement not only of individual cases, but also of a series of pending and potentially related and unrelated cases. In addition, although monetary and injunctive relief is typically sought, remedies and restitution generally are not determined until the conclusion of the proceedings and are frequently modified on appeal. Accordingly, the outcomes of individual cases are difficult to time, predict or quantify and are often dependent upon the outcomes of other cases in other geographies.

Certain product categories, including pedicle screws, have been subject to significant patent litigation in recent years. Since we sell orthopedic and spinal devices, such as pedicle screws, knee replacement devices, and cervical plates, and we recently introduced our Accin pedicle screw system, any related litigation could harm our business.

We also may have to take legal action in the future to protect our patents, trade secrets or know-how or to assert them against claimed infringement by others. Any legal action of that type could be costly and time-consuming, and we cannot assure you that any lawsuit will be successful. In addition, we may not have sufficient resources to enforce our intellectual property rights or to defend our patents against a challenge.

Further, we intend to protect our proprietary technology, in part, through proprietary information and inventions agreements with employees, consultants and other parties. These agreements with some of our employees and consultants generally contain standard provisions requiring those individuals to assign to the employer, without additional consideration, inventions conceived or reduced to practice by them while employed or retained by the employer, subject to customary exceptions. If any of our employees, consultants or others breach these agreements, or if these agreements are found to be unenforceable, competitors may learn of our trade secrets and proprietary information.

For the reasons indicated above, enforcing our intellectual property rights may be costly, difficult and time-consuming. Even if successful, litigation to enforce our intellectual property rights or to defend our patents against challenge could be expensive and time-consuming and could divert our management's attention.

Patent infringement lawsuits brought against us could have a material adverse affect on our commercial success, and our ability to develop and sell our products and to operate profitably.

As the number of entrants into our market increases, the possibility of a patent infringement claim against us grows. While we make an effort to ensure that our products do not infringe other parties' patents and proprietary rights, our products and methods may be covered by patents held by our competitors. In addition, our competitors may assert that future products we may market infringe their patents.

A patent infringement suit brought against us or any strategic partners or licensees may force us or any strategic partners or licensees to stop or delay developing, manufacturing or selling potential products that are claimed to infringe a third party's intellectual property, unless that party grants us or any strategic partners or licensees rights to use its intellectual property. In those cases, we may be required to obtain licenses to patents or proprietary rights of others in order to continue to commercialize our products. However, we may not be able to obtain any licenses required under any patents or proprietary rights of third parties on acceptable terms, or at all, and any licenses may require substantial royalties or other payments by us. Even if we, any strategic partners or licensees were able to obtain rights to the third party's intellectual property, these rights may be non-exclusive, thereby giving our competitors access to the same intellectual property. Ultimately, we may be unable to commercialize some of our potential products or may have to cease some of our business operations as a result of patent infringement claims, which could severely harm our business.

We may be subject to damages resulting from claims that we or our employees or consultants have wrongfully used or disclosed alleged trade secrets of their former employers.

Some of our employees and consultants were previously employed or engaged at universities or other medical device companies, including our competitors or potential competitors. We could in the future be subject to claims that these employees and consultants, or we, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. If we fail to defend against these claims, a court could order us to pay substantial damages and prohibit us from using technologies or features that are essential to our products and processes, if these technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of the former employers. In addition, we may lose valuable intellectual property rights or personnel. A loss of key research personnel or their work product could hamper or prevent our ability to commercialize certain potential products, which could severely harm our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Fluctuations in the cost and availability of insurance could adversely affect our profitability or our risk management profile.

We hold a number of insurance policies, including product liability insurance, errors and omissions insurance, directors' and officers' liability insurance, property insurance, general liability insurance, employee benefits liability and workers' compensation insurance. If the costs of maintaining adequate insurance coverage increases significantly at any time, our operating results could be materially adversely impacted. Likewise, if any of our current insurance coverage should become unavailable to us or become economically impractical, we would be required to operate our business without indemnity from commercial insurance providers.

Potential future product liability claims and other litigation, including contract litigation, may adversely affect our business, reputation and ability to attract and retain customers.

Reconstructive and spine surgery involves a high risk of serious complications, including bleeding, nerve injury, paralysis and even death. As a result, we are exposed to potential product liability claims that are inherent in the testing, manufacture and sale of medical devices for surgery procedures. Many of these medical devices are designed to be implanted in the human body for long periods of time or indefinitely. A number of factors could result in an unsafe condition or injury to, or death of, a patient with respect to these or other products that we manufacture or sell, including component failures, manufacturing flaws, design defects or inadequate disclosure of product-related risks or product-related information. These factors could result in product liability claims, a recall of one or more products or a safety alert relating to one or more products. Product liability claims may be brought by individuals or by groups seeking to represent a class.

In connection with our acquisition of the assets of Accin Corporation ("Accin") in May 2007 (through our ownership of Accelerated Innovation ("Accelerated Innovation"), one of our former subsidiaries) and as a result of the reverse merger we completed in August 2008 (the "Merger"), we assumed the responsibility for any litigation or claims related to Accin's business, including product liability claims relating to products previously sold by Accin. The outcome of litigation, particularly class action lawsuits, is difficult to assess or quantify. Plaintiffs in these lawsuits often seek recovery of very large or indeterminate amounts, including not only actual damages, but also punitive damages. The magnitude of the potential loss relating to these lawsuits may remain unknown for substantial periods of time. In addition, the cost to defend against any future litigation may be significant.

Any product liability claim brought against us, with or without merit, could result in the increase of our insurance rates or the inability to secure coverage in the future. In addition, if our product liability insurance proves to be inadequate to pay a damage award, we may have to pay the excess out of our cash reserves, which may harm our financial condition. If longer-term patient results and experience indicate that our products or any component cause tissue damage, motor impairment or other adverse effects, we could be subject to significant liability. Finally, even a meritless or unsuccessful product liability claim could harm our reputation in the industry, lead to significant legal fees and result in diverting management's attention from managing our business.

Even if any product liability loss is covered by an insurance policy, these policies have substantial retentions or deductibles that provide that insurance proceeds are not recoverable until the losses incurred exceed the amount of those retentions or deductibles. To the extent that any losses are below these retentions or deductibles, we will be responsible for paying these losses. Paying retentions or deductibles for a significant amount of claims could have a material adverse effect on our business, financial condition and results of operations.

Further, it is possible that we may in the future be substantially self-insured with respect to general and product liability claims. As a result of economic factors currently impacting the insurance industry, meaningful product liability insurance coverage also may become unavailable due to its economically prohibitive cost. The absence of significant third-party insurance coverage increases potential exposure to unanticipated claims and adverse decisions. As a result, product liability claims, product recalls and other litigation in the future, regardless of their outcome, could have a material adverse effect on our financial position, results of operations or liquidity.

Any claims relating to our making improper payments to physicians for consulting services, or other potential violations of regulations governing interactions between us and healthcare providers, could be time-consuming and costly.

Our relationship with surgeons, hospitals and the marketers of our products are subject to scrutiny under various state and federal anti-kickback, self-referral, false claims and similar laws, often referred to collectively as healthcare fraud and abuse laws. The federal anti-kickback laws prohibit unlawful inducements for the referral of business reimbursable under federally-funded health care programs, such as remuneration provided to physicians to induce them to use certain medical devices reimbursable by Medicare or Medicaid. Healthcare fraud and abuse laws are complex and subject to evolving interpretations, and even minor, inadvertent violations potentially can give rise to claims that the relevant law has been violated. Certain states in which we market our products have similar anti-kickback, anti-fee splitting and self-referral laws, imposing substantial penalties for violations. Any violations of these laws could result in a material adverse effect on the market price of our common stock, as well as our business, financial condition and results of operations. We cannot assure you that any of the healthcare fraud and abuse laws will not change or be interpreted in the future in a manner which restricts or adversely affects our business activities or relationships with surgeons, hospitals and marketers of our products. In addition, possible sanctions for violating these anti-kickback laws include monetary fines, civil and criminal penalties, exclusion from Medicare and Medicaid programs and forfeiture of amounts collected in violation of these prohibitions.

Federal anti-kickback laws and regulations prohibit any knowing and willful offer, payment, solicitation or receipt of any form of remuneration by an individual or entity in return for, or to induce:

  the referral of an individual for a service or product for which payment may be made by Medicare, Medicaid or other government-sponsored healthcare program; or
  purchasing, leasing, ordering or arranging for any service or product for which payment may be made by a government-sponsored healthcare program.

We must comply with a variety of other laws, such as laws prohibiting false claims for reimbursement under Medicare and Medicaid, which also can be triggered by violations of federal anti-kickback laws; Healthcare Insurance Portability and Accountability Act of 1996, which protects the privacy of individually identifiable healthcare information; and the Federal Trade Commission Act and similar laws regulating advertisement and consumer protections. In certain cases, federal and state authorities pursue actions for false claims on the basis that manufacturers and distributors are promoting unapproved or off-label uses of their products.

Pursuant to FDA regulations, we can market our products only for cleared or approved uses. Although surgeons are permitted to use medical devices for indications other than those cleared or approved by the FDA based on their medical judgment, we are prohibited from promoting products for those off-label uses. We market our products and provide promotional materials and training programs to surgeons regarding the use of our products. Although we believe our marketing, promotional materials and training programs for surgeons do not constitute promotion of unapproved uses of our products, if it is determined that our marketing, promotional materials or training programs constitute promotion of unapproved uses, we could be subject to significant fines in addition to regulatory enforcement actions, including the issuance of a warning letter, injunction, seizure and criminal penalty.

The scope and enforcement of these laws is uncertain and subject to rapid change, especially in light of the lack of applicable precedent and regulations. We cannot assure you that federal or state regulatory authorities will not challenge or investigate our current or future activities under these laws. Any challenge or investigation could have a material adverse effect on our business, financial condition and results of operations. Any state or federal regulatory review of us, regardless of the outcome, would be costly and time-consuming. Additionally, we cannot predict the impact of any changes in these laws, and whether or not they will be retroactive.

Risks Related to Ownership of Our Common Stock

Our common stock may be thinly traded.

There is a very minimal public market for our common stock. We cannot predict how liquid the market for our common stock might become. Our common stock will likely be thinly traded compared to larger more widely known companies.

Trades of our common stock are conducted on the OTC Bulletin Board. We anticipate applying for listing of our common stock on NYSE AMEX LLC. We cannot ensure that we will be able to satisfy the listing standards of the NYSE AMEX LLC or that our common stock will be accepted for listing. Should we fail to satisfy the initial listing standards of the NYSE AMEX LLC, or our common stock is otherwise rejected for listing and remains listed on the OTC Bulletin Board or suspended from the OTC Bulletin Board, the trading price of our common stock could suffer, the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility.

Furthermore, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult to obtain accurate stock quotations or needed capital. Also, because major wire services generally do not publish press releases about these companies, it is also more difficult for them to obtain coverage for significant news and events.

In addition, the price at which our common stock may be sold is very unpredictable because there could be very few trades in our common stock. We cannot predict the extent to which an active public market for our common stock will develop or be sustained at any time in the future. If our common stock is thinly traded, a large block of shares traded can lead to a dramatic fluctuation in the share price.

We expect that the price of our common stock will fluctuate substantially, potentially adversely affecting the ability of investors to sell their shares.

The market price of our common stock is likely to be highly volatile and subject to wide fluctuations in response to the following factors, many of which are generally beyond our control. These factors may include:

  volume and timing of orders for our products;
  the introduction of new products or product enhancements by us or our competitors;
  quarterly variations in our or our competitor's results of operations;
  announcements of technological or medical innovations for treating spine, knee and hip pathologies;
  our ability to develop, obtain regulatory clearance or approval for, and market new and enhanced products on a timely basis;
  changes in governmental regulations or in the status of our regulatory approvals, clearances or applications, including announcements of actions by the FDA or other regulatory agencies;
  changes in the availability of third-party reimbursement in the United States or other countries;
  the acquisition or divestiture of businesses, products, assets or technology;
  disputes, litigation or other developments with respect to intellectual property rights or other potential legal actions;
  sales of large blocks of our common stock, including sales by our executive officers and directors;

  changes in earnings estimates or recommendations by securities analysts; and
  general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

Market price fluctuations may negatively affect the ability of investors to sell our shares at consistent prices.

Securities analysts may elect not to report on our common stock or may issue negative reports that adversely affect the price of our common stock.

At this time, no securities analyst provides research coverage of our common stock. Further, securities analysts may never provide this coverage in the future. Rules mandated by the Sarbanes Oxley Act of 2002 and other restrictions led to a number of fundamental changes in how analysts are reviewed and compensated. In particular, many investment banking firms are required to contract with independent financial analysts for their stock research. It may remain difficult for a company with a small market capitalization such as ours to attract independent financial analysts that will cover our common stock. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect our actual and potential market price and trading volume.

The trading market for our common stock may be affected in part by the research and reports that industry or financial analysts publish about our business. If one or more analysts elect to cover our Company and then downgrade the stock, the stock price may decline rapidly. If one or more of these analysts cease coverage of our Company, we could lose visibility in the market, which in turn could cause our stock price to decline. This could have a negative effect on the market price of our shares.

Anti-takeover provisions in our charter documents and Delaware law may discourage or prevent a change in control, even if an acquisition would be beneficial to our stockholders, which could adversely affect our stock price and prevent attempts by our stockholders to replace or remove our current management.

Our Certificate of Incorporation and Bylaws contain provisions that could delay or prevent a change in control of our Company or changes in our Board of Directors that our stockholders might consider favorable. Some of these provisions:

  impose limitations on our stockholders to call special stockholder meetings; and
  authorize the issuance of preferred stock which can be created and issued by the Board of Directors without prior stockholder approval, with rights senior to those of the common stock.

In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These and other provisions in our Certificate of Incorporation, our Bylaws and Delaware law could make it more difficult for stockholders or potential acquirers to obtain control of our Board of Directors or initiate actions that are opposed by our then-current Board of Directors, including to delay or impede a merger, tender offer or proxy contest involving our Company. Any delay or prevention of a change in control transaction or changes in our Board of Directors could cause the market price of our common stock to decline.

Because our common stock may be a "penny stock," it may be more difficult for investors to sell shares of our common stock, and the market price of our common stock may be adversely affected.

Our common stock may be a "penny stock" if, among other things, the stock price is below $5.00 per share, we are not listed for trading on a national securities exchange or approved for quotation on the Nasdaq Stock Market or any other national stock exchange, or we have not met certain net tangible asset or average revenue requirements. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. This document provides information about penny stocks and the nature and level of risks involved in investing in the penny-stock market. A broker also must give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser's written agreement to the purchase. In addition, broker-dealers must provide customers that hold penny stock in their accounts with that broker-dealer a monthly statement containing price and market information relating to the penny stock. If a penny stock is sold to an investor in violation of the penny stock rules, the investor may be able to cancel its purchase and get its money back.

If applicable, the penny stock rules may make it difficult for investors to sell their shares of our common stock. Because of the rules and restrictions applicable to a penny stock, there is less trading in penny stocks and the market price of our common stock may be adversely affected. Also, many brokers choose not to participate in penny stock transactions. Accordingly, investors may not always be able to resell their shares of our common stock publicly at times and prices that they feel are appropriate.

A significant number of shares are eligible for resale by our stockholders and the sale of those shares could adversely affect the stock price.

A number of our outstanding shares of common stock are eligible for resale by our stockholders. Furthermore, a significant number of additional shares will become eligible for resale within the next nine months, or sooner, if the Company elects to waive lock-up restrictions applicable to such shares. If our stockholders whose shares are, or hereafter become, eligible for resale sell, or indicate an intention to sell, substantial amounts of our common stock in the public market, the trading price of our common stock could decline.

Directors, executive officers, principal stockholders and affiliated entities own a significant percentage of our capital stock, and they may make decisions that you do not consider to be in the best interests of our stockholders.

As of December 14, 2009, our directors, executive officers, principal stockholders and affiliated entities beneficially owned, in the aggregate, approximately 58.1% of our outstanding voting securities. As a result, if some or all of them acted together, they would have the ability to exert substantial influence over the election of our Board of Directors and the outcome of issues requiring approval by our stockholders. This concentration of ownership also may have the effect of delaying or preventing a change in control of our Company that may be favored by other stockholders. This could prevent transactions in which stockholders might otherwise recover a premium for their shares over current market prices.

Our stock price could decline as a result of our failure to meet reporting and other regulatory requirements.

Our management team is responsible for our operations, reporting and compliance. Our failure to comply with the Sarbanes-Oxley Act, once our Company becomes subject thereto, and/or the reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

Operating as a small public company also requires us to make forward-looking statements about future operating results and to provide some guidance to the public markets. Our management team has limited experience serving in a managerial capacity in a public company and as a result projections may not be made timely or set at expected performance levels and could materially affect the price of our shares. Any failure to meet published forward-looking statements that adversely affect the stock price could result in losses to investors, stockholder lawsuits or other litigation, sanctions or restrictions issued by the SEC or any stock market upon which our stock is traded.

If we do not implement necessary improvements to our internal control over financial reporting in an efficient and timely manner, or if we discover additional deficiencies and weaknesses in existing systems and controls, we could be subject to regulatory enforcement and investors may lose confidence in our ability to operate in compliance with existing internal control rules and regulations, either of which could result in a decline in our share price.

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in company reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC's rules and forms.  Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in Company reports filed or submitted under the Exchange Act is accumulated and communicated to management, including our chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure. As required by Rules 13a-15 and 15d-15 under the Exchange Act, our chief executive officer and chief financial officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of September 30, 2009.  Based upon their evaluation, and as a result of previously identified material weakness in internal control over financial reporting as discussed in our Annual Report on Form 10-K for the year ended December 31, 2008, they concluded that our disclosure controls and procedures were not effective as of September 30, 2009. The previously reported material weaknesses in internal control over financial reporting related to (1) adequate qualified staff necessary to effectively apply the process, and (2) methods and practices employed to report unusual transactions such as our reverse merger. Our management has discussed the material weakness in our internal control over financial reporting with our audit committee. In an effort to remediate the identified material weaknesses, we have documented our process and procedures governing our internal reporting. We also plan to implement further changes to our internal control over financial reporting, including (1) a re-evaluation of our staffing needs, and (2) analysis of unusual transactions as they are occurring to allow adequate time for multiple levels of review.

Through these steps, we believe we are addressing the deficiencies that affected our internal control over financial reporting. However, the effectiveness of any system of internal controls is subject to inherent limitations and we cannot assure you that our internal control over financial reporting will prevent or detect all errors. Also, management may not be able to implement necessary improvements to internal control over financial reporting in an efficient and timely manner and may discover additional deficiencies and weaknesses in existing systems and controls, especially if the systems and controls are tested by an increased rate of growth or the impact of acquisitions. In addition, upgrades or enhancements to computer systems could cause internal control weaknesses.

If we are unable to establish adequate internal controls over financial reporting systems, we may encounter difficulties in the audit or review of our financial statements by our independent public accountants, which in turn may have a material adverse effect on our ability to comply with the reporting obligations imposed upon us by the SEC.

If we fail to maintain an effective system of internal control, we may be unable to produce reliable financial reports or prevent fraud. If we are unable to assert that our internal control over financial reporting is effective at any time in the future, or if our independent registered public accounting firm is unable to attest to the effectiveness of internal controls, is unable to deliver a report at all or can deliver only a qualified report, we could be subject to regulatory enforcement and investors may lose confidence in our ability to operate in compliance with existing internal control rules and regulations, either of which could result in a decline in our share price.

Our status as a public company may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and new rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies. As an operating public company, we expect these new rules and regulations to increase our compliance costs in 2009 and beyond and to make certain activities more time-consuming and costly than if we were not an operating public company. As an operating public company, we also expect that these new rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our Board of Directors or as executive officers.

Compliance with changing regulations concerning corporate governance and public disclosure may result in additional expenses.

There have been changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act, new regulations promulgated by the SEC and rules promulgated by the NYSE AMEX LLC and other national securities exchanges. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue- generating activities to compliance activities. Our board members,

Chief Executive Officer and Chief Financial Officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could harm our business. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies, we could be subject to liability under applicable laws or our reputation may be harmed.

We do not intend to pay cash dividends. Any return on investment may be limited to the value of our common stock, if any.

We have never declared or paid cash dividends on our capital stock (other than certain dividends that may have been paid by CKST in or before 2005). We currently expect to use available funds and any future earnings to develop, operate and expand our business and do not anticipate paying any cash dividends in the foreseeable future. In addition, the terms of any future debt or credit facility we may obtain may preclude us from paying any dividends. As a result, capital appreciation, if any, of our common stock will be an investor's only source of potential gain from our common stock for the foreseeable future.

Stockholders may experience significant dilution if future equity offerings are used to fund operations or acquire complementary businesses.

If future operations or acquisitions are financed through issuing equity securities, stockholders could experience significant dilution. In addition, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of our common stock. We expect to issue additional equity securities pursuant to employee benefit plans. The issuance of shares of our common stock upon the exercise of options may result in dilution to our stockholders.

Our Certificate of Incorporation grants our Board of Directors the power to designate and issue additional shares of common and/or preferred stock.

Our authorized capital consists of 750,000,000 shares of common stock and 50,000,000 shares of preferred stock. Our preferred stock may be designated into series pursuant to authority granted by our Certificate of Incorporation, and on approval from our Board of Directors. The Board of Directors, without any action by our stockholders, may designate and issue shares in classes or series as the Board of Directors deems appropriate and establish the rights, preferences and privileges of those shares, including dividends, liquidation and voting rights. The rights of holders of other classes or series of stock that may be issued could be superior to the rights of holders of our common shares. The designation and issuance of shares of capital stock having preferential rights could adversely affect other rights appurtenant to shares of our common stock. Furthermore, any issuances of additional stock (common or preferred) will dilute the percentage of ownership interest of then-current holders of our capital stock and may dilute our book value per share.

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "may," "will," "should," "anticipate," "estimate," "expect," "plan," "believe," "predict," "potential," "project," "target," "forecast," "intend," "assume," "guide," "seek" and similar expressions. Forward-looking statements do not relate strictly to historical or current matters. Rather, forward-looking statements are predictive in nature and may depend upon or refer to future events, activities or conditions. Although we believe that these statements are based upon reasonable assumptions, we cannot provide any assurances regarding future results. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. Information regarding our risk factors appears in "Risk Factors" beginning on page 3, which include, but are not limited to, the following:

  We will need to raise additional funds in the future to fund our operations and research, and these funds may not be available on acceptable terms, if at all.
  We expect to incur significant losses, either directly or indirectly through the companies in which we develop our products, for at least the next several years, and we cannot assure you that we will ever be profitable.
  We have a limited number of products currently available for sale and there is a high risk that our research and development efforts might not successfully generate any viable product candidates in the future.
  Cost containment measures, pressure from our competitors and availability of medical reimbursement may impact our ability to sell our products at prices necessary to expand our operations and reach profitability.
  Sales of our products will depend on the availability of adequate reimbursement from third-party payors (such as governmental programs, for example, Medicare and Medicaid, private insurance plans and managed care programs) both in terms of the sales volumes and prices for our products.
  Legislative or administrative reforms to the United States or international reimbursement systems in a manner that significantly reduces reimbursement for procedures using our medical devices or denies coverage for those procedures could have a material adverse effect on our business, financial condition or results of operations.
  We must convince orthopedic and spine surgeons that our products are an attractive alternative to existing surgical treatments of orthopedic and spine disorders.
  Our business plan relies on certain assumptions about the market for our products, which, if incorrect, may adversely affect our business and profitability.
  We expect to face significant competition as a result of the rapid technological changes in the medical devices industry, which could have an adverse effect on our business, financial condition or results of operations.
  Hospitals, surgeons, distributors and agents may have existing relationships with other medical device companies that make it difficult for us to establish new relationships with them. As a result, we may not be able to sell and market our products effectively.
  Our manufacturers may be unsuccessful in manufacturing products at the levels required to meet future market demand.
  We rely on single source manufacturers, which could impair our ability to meet demand for delivering our products in a timely manner or within our budget.
  Our growth will depend on developing new products or product enhancements, requiring significant research and development, clinical trials and regulatory approvals, all of which are expensive and time-consuming and may not result in a commercially viable product.
  If we choose to grow our business by acquiring new and complementary businesses, products or technologies, we may be unable to complete these acquisitions or successfully integrate them in a cost-effective and non-disruptive manner.
  We rely on our independent sales distributors and sales representatives to market and sell our products.

  We are dependent on the services of Andrew A. Brooks, M.D. and Michael Kvitnitsky, and the loss of either of them could harm our business.
  Failure to attract and retain skilled personnel and cultivate key academic collaborations will delay product development programs and business development efforts.
  If we fail to properly manage our anticipated growth, our business could suffer.
  If we decide to market and sell our devices and products internationally, we would be subject to various risks relating to our international activities, which could negatively impact our business and financial results.
  We are subject to substantial governmental regulation that could change and thus force us to make modifications to how we develop, manufacture and price our products.
  Federal regulatory reforms may adversely affect our ability to sell our products profitably.
  We have not yet collected long-term clinical data to support the safety of our products, and our products may, therefore, prove to be less safe and effective than initially thought.
  The FDA requires us to obtain new Section 510(k) clearances or premarket approvals for modifications to our approved products. Otherwise, we may have to cease marketing, or to recall, the modified products until clearances are obtained.
  If we or our third-party manufacturers fail to comply with the FDA's Quality System Regulations, the manufacture of our products could be interrupted and our product sales and operating results could suffer.
  We are subject to various complex laws and regulations. Compliance with these laws and regulations is costly and time- consuming, and failure to comply with them can have adverse consequences on our business.
  We are an orthopedic medical device company with a limited operating history and our business may not become profitable.
  Our quarterly financial results are likely to fluctuate significantly because our sales prospects are uncertain.
  If we cannot adequately protect our patents and other intellectual property rights, we may lose market share to our competitors and be unable to operate our business profitably.
  Changes to intellectual property laws may negatively impact our ability to protect our intellectual property.
  Patent infringement lawsuits brought against us could have a material adverse affect on our commercial success, and our ability to develop and sell our products and to operate profitably.
  The medical device industry is characterized by patent and other intellectual property litigation, and we could become subject to litigation that could be costly, result in diverting management's time and efforts, require us to pay damages, and/or prevent us from marketing our existing or future products.
  We may be subject to damages resulting from claims that we or our employees or consultants have wrongfully used or disclosed alleged trade secrets of their former employers.
  Fluctuations in the cost and availability of insurance could adversely affect our profitability or our risk management profile.
  Potential future product liability claims and other litigation, including contract litigation, may adversely affect our business, reputation and ability to attract and retain customers.
  Any claims relating to our making improper payments to physicians for consulting services, or other potential violations of regulations governing interactions between us and healthcare providers, could be time-consuming and costly.
  Our common stock may be thinly traded.
  We expect that the price of our common stock will fluctuate substantially, potentially adversely affecting the ability of investors to sell their shares.
  Securities analysts may elect not to report on our common stock or may issue negative reports that adversely affect the price of our common stock.
  Anti-takeover provisions in our charter documents and Delaware law may discourage or prevent a change in control, even if an acquisition would be beneficial to our stockholders, which could affect our stock price adversely and prevent attempts by our stockholders to replace or remove our current management.
  Because our common stock may be a "penny stock," it may be more difficult for investors to sell shares of our common stock, and the market price of our common stock may be adversely affected.
  A significant number of shares will become eligible for future sale by our stockholders and the sale of those shares could adversely affect the stock price.

  Directors, executive officers, principal stockholders and affiliated entities own a significant percentage of our capital stock, and they may make decisions that you do not consider to be in the best interests of our stockholders.
  Our stock price could decline as a result of our failure to meet reporting and other regulatory requirements.
  If we do not implement necessary improvements to our internal control over financial reporting in an efficient and timely manner, or if we discover additional deficiencies and weaknesses in existing systems and controls, we could be subject to regulatory enforcement and investors may lose confidence in our ability to operate in compliance with existing internal control rules and regulations, either of which could result in a decline in our share price.
  Our status as a public company may make it more difficult to attract and retain officers and directors.
  Compliance with changing regulations concerning corporate governance and public disclosure may result in additional expenses.
  We do not intend to pay cash dividends. Any return on investment may be limited to the value of our common stock, if any.
  Stockholders may experience significant dilution if future equity offerings are used to fund operations or acquire complementary businesses.
  Our Certificate of Incorporation grants our Board of Directors the power to designate and issue additional shares of common and/or preferred stock.

Additional information concerning these risk factors can be found in "Risk Factors" beginning on page 3. Forward-looking statements in this prospectus should be evaluated in light of these important factors.

USE OF PROCEEDS

We are registering theses shares pursuant to registration rights granted to the selling stockholders. We are not selling any securities under this prospectus and we will not receive any proceeds from the sale by the selling stockholders of their common stock. If and when the placement agent exercises any placement agent warrants, we will receive the amount of the exercise price unless the warrants are exercised on a cashless basis. The Placement Agent Warrants are for the purchase of 575,613 shares of the Company's common stock, the number that is equivalent to six percent (6%) of the number of shares of common stock sold in the transaction to Approved Investors, at an exercise price of $0.44 per share. If all of the Placement Agent Warrants are exercised, the Company would receive approximately $253,270 in cash, unless any of the Placement Agent Warrants are exercised on a cashless basis. We expect that any proceeds which we receive from the exercise of the Placement Agent Warrants will be used for working capital and general corporate purposes.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders in connection with the offer and sale by the selling stockholders of common stock currently issued and outstanding.

However, 575,613 shares of common stock underlying the placement agent warrants are also being registered pursuant to this registration statement. Such shares are not currently issued and outstanding. If any of the placement agent warrants to purchase 575,613 shares of common stock are exercised, our stockholders may experience a reduction in their ownership interest in the Company, however such reduction would not be material.

SELLING STOCKHOLDERS

Except as otherwise indicated, the following table sets forth certain information with respect to the beneficial ownership of our common stock including the names of the selling stockholders, the number of shares of common stock known by the Company to be owned beneficially by the selling stockholders as of December 14, 2009, the number of shares of our common stock that may be offered by the selling stockholders pursuant to this prospectus, the number of shares owned by the selling stockholders after completion of the offering and the percentage of shares to be owned by the selling stockholders after completion of the offering. Except for Frost Gamma Investments Trust, the Company knows of no selling stockholder that will own more than 1% of our outstanding common stock after the sale of shares owned by such selling stockholder. After completion of the sale of the shares owned by Frost Gamma Investments Trust and offered by this prospectus, Frost Gamma Investments Trust would beneficially own 31,822,339 shares of common stock, representing 13.82% of our outstanding common stock, assuming no warrants are exercised by the placement agent, and 13.78% of the common stock, assuming all of the warrants held by the placement agent are exercised. The table has been prepared based upon a review of Exchange Act filings related to the Company and additional information furnished to us by or on behalf of the selling stockholders.

Name of Selling Stockholder	Shares of Stock Owned Prior to Offering	Shares of Stock to be Offered for the Selling Stockholder's Account	Shares of Stock to be Owned by the Selling Stockholder After Completion of the Offering	Percent of the Common Stock to be Owned by the Selling Stockholder After Completion of the Offering
Alan Mandel	95,000	95,000	0	0.00%
Alan Mandel	285,714	285,714	0	0.00%
Andrew Moon	142,857	142,857	0	0.00%
Barry Fine	100,000	100,000	0	0.00%
Bassan Investments LLC	100,000	100,000	0	0.00%
Benjamin Kaminash	285,714	285,714	0	0.00%
Bruce Pollack	2,073,043	71,428	2,001,615(1)	*
Canyon State Masonry Inc	142,857	142,857	0	0.00%
Chanel Gold Enterprise	100,000	100,000	0	0.00%
Charles David Stadterman	100,000	100,000	0	0.00%
Matthew Coffin TR UA 10/07/08 Coffin Family Trust	1,428,571	1,428,571	0	0.00%
Cyrus Hadidi	750,000	750,000	0	0.00%
David C Blatte	2,073,043	71,428	2,001,615(1)	*
David Mittler	57,142	57,142	0	0.00%
David H Shepard TR UA 01/02/02 David Haspel Shepard Rev Liv Trust	285,714	285,714	0	0.00%
David Thalheim	100,000	100,000	0	0.00%
Dominguez Investments	142,857	142,857	0	0.00%
Donald S Shepard	142,857	142,857	0	0.00%
Joseph S. Levy TR UA 06/17/98 Dr Joseph S Levy Rev Liv Trust	71,428	71,428	0	0.00%
Ed Baroody	57,142	57,142	0	0.00%
Edward C Gomez	142,857	142,857	0	0.00%
Frost Gamma Investments Trust	33,250,911	1,428,572	31,822,339	13.82%
George & Son Partners 2008-1 LLP	94,285	94,285	0	0.00%
Gilbert Hooper & Danielle Hooper JT TEN	71,428	71,428	0	0.00%
Glenn Marshak	71,428	71,428	0	0.00%
Gregory Schroeder & Silvia Schroeder TR UA 05/10/05 Gregory & Silvia Schroeder Fam Trust	85,714	85,714	0	0.00%
Hank Yunes & Marci Yunes JT TEN	100,000	100,000	0	0.00%
Hugo Reiter & Arlene Reiter JT TEN	300,000	300,000	0	0.00%
Ingrid K Pelerin TR UA 09/13/96 Ingrid K Pelerin Rev Liv Trust	71,428	71,428	0	0.00%
Ira Levy	71,428	71,428	0	0.00%
J & C Johnstone Family Limited Partnership	100,000	100,000	0	0.00%

Jack Parks	57,142	57,142	0	0.00%
Jacqueline Simkin TTEE Amended & Restated DTD 12/16/03 Jacqueline Simkin Trust	2,545,510	285,714	2,259,796	*
James J Bischoff & Lucinda G Bischoff TR UA 02/02/87 James & Lucinda Bischoff Fam Liv Trust	71,428	71,428	0	0.00%
Jason Hirzel & Kelly Hirzel JT TEN	285,714	285,714	0	0.00%
Jay R Flackoff	30,000	30,000	0	0.00%
Jay G Goldman	142,857	142,857	0	0.00%
Irv Goldman TR UA 04/24/95 Jay Goldman & Stephanie Goldman Irrev Trust	142,857	142,857	0	0.00%
Jiansheng Zhao	100,000	100,000	0	0.00%
Jim Miller	100,000	100,000	0	0.00%
Joe Hadden	100,000	100,000	0	0.00%
John Ritchie & Christine Ritchie JT TEN	285,714	285,714	0	0.00%
John Radtke	100,000	100,000	0	0.00%
Jorge Wolf	300,000	300,000	0	0.00%
Josh Berman	142,857	142,857	0	0.00%
Joshua Mandel	100,000	100,000	0	0.00%
Lester Pollack	2,073,043	71,428	2,001,615(1)	*
Lonnie Ogulnick & Dara Ogulnick JT TEN	57,142	57,142	0	0.00%
Louis Olivia and Stacy Olivia JT TEN	100,000	100,000	0	0.00%
Michael Sinel	142,857	142,857	0	0.00%
Mike Miller	71,428	71,428	0	0.00%
Next View Capital LP	857,143	857,143	0	0.00%
Paul Musschoot	100,000	100,000	0	0.00%
Phillip George & Daughter Partners 2008-1 LLP	94,285	94,285	0	0.00%
Phillip T George	458,707	97,142	361,565	*
Portal Ventures LLC	2,000,000	2,000,000	0	0.00%
Richard Paz & Dalit Paz JT TEN	57,142	57,142	0	0.00%
Richard J Rosenstock	100,000	100,000	0	0.00%
Richard Paul Yurich TR UA 06/11/08 The Richard Paul Yurich Rev Liv Trust	285,714	285,714	0	0.00%
Rick Miner	100,000	100,000	0	0.00%
Robert Margolis & Elizabeth Margolis JT TEN	285,714	285,714	0	0.00%
Robert Bergmann	2,073,043	71,428	2,001,615(1)	*
Robert H Hartley	142,857	142,857	0	0.00%
Robert Halm	57,142	57,142	0	0.00%
Robert Sudack	40,000	40,000	0	0.00%
Scoggin Capital Management LP II	1,428,571	1,428,571	0	0.00%
Scoggin International Fund Ltd	1,428,571	1,428,571	0	0.00%
Shari Notowitz	71,428	71,428	0	0.00%
Tevis Margolis	71,428	71,428	0	0.00%
VED Software Services	28,571	28,571	0	0.00%
Virginia Myers & Ernie Myers JT TEN	285,714	285,714	0	0.00%
Wendy F Lumish	100,000	100,000	0	0.00%
W R Everett & Kathleen Everett JT TEN	100,000	100,000	0	0.00%
Yukiyo Matsumura & Machi Liu JT TEN	200,000	200,000	0	0.00%
Ladenburg Thalmann & Co. Inc.	575,613	575,613	0	0.00%

*   Less than 1%.
(1)   The stockholder is a member of CP Cardio LLC which owns 2,001,615 shares of the Company.

__________

None of the selling stockholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates except as follows:

In consideration for investment banking services rendered to us by Ladenburg Thalmann & Co. Inc. ("Ladenburg"), as placement agent for the private placement offering, we issued to Ladenburg warrants to purchase 575,613 shares of the Company's common stock, a number of shares that is equivalent to six percent (6%) of the number of shares of common stock sold in the private placement to Approved Investors, at an exercise price of $0.44 per share. The services rendered by Ladenburg included serving as financial advisor to the Company in connection with raising equity and equity related capital for the Company. The warrants have an exercise price of $0.44 per share and a term of five years.

Frost Gamma Investments Trust is a 10% owner of the Company. Frost Gamma Investments Trust owned 33,250,911 shares of common stock of the Company prior to the offering. The Company sold 1,428,572 shares of common stock of the Company for the account of Frost Gamma Investments Trust. Frost Gamma Investments Trust owns 31,822,339 shares of common stock or 13.78% percent of the Company after completion of the offering.

Lonnie Ogulnick owns stock in the Company as Lonnie Ogulnick & Dara Ogulnick JT TEN. Lonnie Ogulnick is a registered financial advisor with Ladenburg and Managing Director of Ladenburg Thalmann Private Client Services.

Richard Rosenstock owns stock in the Company as Richard J Rosenstock. Richard Rosenstock is a registered broker with Ladenburg and a director of Ladenburg Thalmann Financial Services.

PLAN OF DISTRIBUTION

We are registering the shares of common stock to permit the resale of these shares of common stock by the holders of the common stock from time to time after the date of this prospectus. However, we will receive gross proceeds of up to approximately $253,270 from the issuance of shares of common stock being registered pursuant to the registration statement of which this prospectus forms a part in connection with the exercise of the placement agent warrants, if and when they are exercised, unless such warrants are exercised on a cashless basis. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

  in the over-the-counter market;

  in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

  through the writing of options, whether such options are listed on an options exchange or otherwise;

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  sales pursuant to Rule 144;

  broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

  a combination of any such methods of sale; and

  any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under applicable provisions of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to this registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $70,624 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under this registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

The Company appointed Ladenburg as the Company's exclusive placement agent for the private placement offering. There is a common principal stockholder of both the Company and of Ladenburg. Furthermore, certain senior managers of the placement agent are stockholders of the Company. After reviewing all information related to the transaction between the Company and Ladenburg, a potential related party transaction, the Company's Audit Committee approved the related party transaction. Ladenburg, as the placement agent, for acting in such capacity for the shares of common stock offered in the private placement offering, received: (i) a cash commission equal to eight percent (8%) of the gross proceeds from the offering that was received from Approved Investors; (ii) a cash non-accountable expense allowance equal to one percent (1%) of the gross proceeds of the offering to Approved Investors; (iii) reimbursement of Ladenburg's out-of-pocket expenses related to the offering, including its legal fees and expenses up to $40,000; and (iv) the issuance to Ladenburg of warrants to purchase 575,613 shares of common stock equal to six percent (6%) of the number of shares sold in the offering to Approved Investors, at an exercise price of $0.44 per share.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Our authorized capital stock consists of 750,000,000 shares of common stock, with a par value of $0.001 per share and 50,000,000 shares of preferred stock.

Common Stock

As of December 14, 2009, there were 230,293,141 shares of our common stock issued and outstanding, held by 261 stockholders of record. Holders of common stock are entitled to (i) one vote for each share at all meetings of stockholders, (ii) receive, subject to the prior rights of holders, if any, of outstanding stock having prior rights as to dividends, dividends as may be declared by the Board of Director, and (iii) subject to the prior rights of holders, if any, of outstanding stock having prior rights as to asset distributions, our remaining assets upon liquidation, dissolution or winding up of our company. The holders of common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. All shares of common stock now outstanding are fully paid and nonassessable.

In conjunction with first tranche and the second tranche of the private placement that closed on October 27, 2009 and November 13, 2009 respectively, Cardo Medical, Inc. issued to the placement agent warrants to purchase 575,613 shares of the Company's common stock, at an exercise price of $0.44 per share. The Placement Agent Warrants expire on November 13, 2014. The shares of the Company's common stock underlying the Placement Agent Warrants are being registered under the registration statement of which this prospectus constitutes a part.

Preferred Stock

As of December 14, 2009, there were no shares of our preferred stock currently issued and outstanding.

Our Certificate of Incorporation and Bylaws contain provisions that could delay or prevent a change in control of our Company or changes in our Board of Directors that our stockholders might consider favorable. Some of these provisions:

  impose limitations on our stockholders to call special stockholder meetings; and
  authorize the issuance of preferred stock which can be created and issued by the Board of Directors without prior stockholder approval, with rights senior to those of the common stock.

In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These and other provisions in our Certificate of Incorporation, our Bylaws and Delaware law could make it more difficult for stockholders or potential acquirers to obtain control of our Board of Directors or initiate actions that are opposed by our then-current Board of Directors, including to delay or impede a merger, tender offer or proxy contest involving our Company. Any delay or prevention of a change in control transaction or changes in our Board of Directors could cause the market price of our common stock to decline.

Our common stock is quoted on the OTC Bulletin Board under the trading symbol "CDOM.OB".

INTERESTS OF NAMED EXPERTS AND COUNSEL

None

INFORMATION WITH RESPECT TO THE REGISTRANT

Description of Business

The following business description should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this registration statement.

Organization

Overview

Cardo Medical, Inc. ("Cardo" or the "Company") is an orthopedic medical device company specializing in designing, developing and marketing high performance reconstructive joint devices and spinal surgical devices. Reconstructive joint devices are used to replace knee, hip and other joints that have deteriorated through disease or injury. Spinal surgical devices involve products to stabilize the spine for fusion and reconstructive procedures. Within these areas, Cardo intends to focus on the higher-growth sectors of the orthopedic industry, such as advanced minimally invasive instrumentation and bone-conserving high-performance implants. Cardo is focused on developing surgical devices that will enable surgeons to bridge the gap between soft tissue-driven sports medicine techniques and classical reconstructive surgical procedures. Cardo commercializes its reconstructive joint devices through its Cardo Orthopedics division and its spine devices through its Cardo Spine division.

In December 2006, Cardo initiated sales of the Align 360 unicompartmental knee device, a partial knee resurfacing device for the medial or lateral part of the knee. Cardo has received approval under Section 510(k) of the Federal Food, Drug and Cosmetic Act ("Section 510(k)") for its uniquely instrumented patello-femoral arthroplasty, a resurfacing device for the back of the kneecap and distal femur. Cardo has also received FDA 510k approval for its Total Knee System which has both a posterior cruciate sacrificing as well as a posterior cruciate sparing component design. Cardo has also received FDA 510k approval for its total hip replacement system along with its monopolar and bipolar hip systems. Cardo received Section 510(k) approvals for its spinal lumbar fusion system and its cervical plate and screw systems. Cardo is actively engaged in a number of highly innovative research and development projects for total knee arthroplasty, spinal motion preservation, fusion devices and minimally invasive approaches for treating an array of joint and spinal disorders.

As of December 14, 2009, Cardo employed 20 full-time employees.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics which is applicable to all of our employees, officers and directors (including our principal executive officer, principal financial officer and principal accounting officer). A copy of the Code of Business Conduct and Ethics is available on the Company's website at www.cardomedical.com.

Recent Transactions

Cardo Medical, LLC ("Cardo LLC") was formed on April 6, 2007 as a California limited liability company for the purpose of acquiring an interest in the medical device business conducted by Accin Corporation directly and through Accin's interests in Cervical Xpand, LLC and Uni-Knee, LLC. Following Cardo LLC's organization:

  Cardo LLC and Accin formed a Delaware limited liability company on April 20, 2007 under the name Accelerated Innovation, LLC;
  On May 21, 2007, Accin contributed substantially all of its business, properties and assets, including its majority interests in Cervical Xpand and Uni-Knee, to Accelerated Innovation in exchange for a 62.5% interest in Accelerated Innovation and the distribution referenced below in the amount of $3.75 million;
  Concurrently with the above, on May 21, 2007, Cardo LLC contributed $3.75 million to Accelerated Innovation in exchange for a 37.5% interest in Accelerated Innovation; and
  The amount of $3.75 million was distributed by Accelerated Innovation to Accin.

Under the terms of Accelerated Innovation's Limited Liability Company Agreement, Cardo LLC was granted an option to purchase the 62.5% interest in Accelerated Innovation held by Accin for a purchase price of $6.25 million. Following the exercise of that option in June 2008, Cardo LLC acquired all of the interests in Accelerated Innovation held by Accin, and Accelerated Innovation became a wholly-owned subsidiary of Cardo LLC.

Prior to that, in February 2008, Cardo LLC entered into Membership Interest Purchase Agreements with the holders of the minority membership interests in Cervical Xpand and Uni-Knee. Cervical Xpand and Uni-Knee were formed as New Jersey limited liability companies on July 12, 2005 and May 10, 2006, respectively, for the purpose of conducting research and development activities. Prior to the closing of the transactions contemplated by the Membership Interest Purchase Agreements, Accelerated Innovation, as the assignee of Accin's assets, owned 52.083% of the membership interests in Cervical Xpand and 51.21% of the membership interests in Uni-Knee, and the minority holders held the remaining outstanding interests. Upon the closing of the transactions contemplated by the Membership Interest Purchase Agreements, in June 2008, Cardo LLC acquired the outstanding membership interests from the minority holders for an aggregate purchase price of $1,437,510 for the Cervical Xpand interests and $2,049,180 for the Uni-Knee interests. As a result, Cardo LLC owned all of the interests in Cervical Xpand and Uni-Knee directly and indirectly through its ownership of Accelerated Innovation.

On June 18, 2008, Cardo LLC entered into a Merger Agreement and Plan of Reorganization with clickNsettle.com, Inc. ("CKST") and Cardo Acquisition, LLC, a California limited liability company and wholly-owned subsidiary of CKST. Upon the consummation of the transactions contemplated by the Merger Agreement, CKST acquired Cardo LLC through a merger of Cardo LLC with Cardo Acquisition, with Cardo LLC continuing as the surviving entity in the Merger and a wholly-owned subsidiary of CKST. Pursuant to the Merger Agreement, all of the issued and outstanding units of Cardo LLC's membership interests were converted into the right to receive shares of the common stock of CKST.

On or about the signing of the Merger Agreement, Frost Gamma Investments Trust and other investors invested $12.975 million in Cardo LLC in exchange for units of Cardo LLC's membership interests. Dr. Phillip Frost, Chairman and Chief Executive Officer of Opko Health, Inc., is the trustee and beneficiary of Frost Gamma Investments Trust. Cardo LLC used approximately $9.7 million of the proceeds from these investments to close on the acquisition of the outstanding equity interests of three partially owned subsidiaries of Cardo LLC (Accelerated Innovation, LLC, Cervical Xpand, LLC and Uni-Knee, LLC), to repay an existing member loan (in the amount of $1.2 million) and for transaction expenses, and used the remaining funds to accelerate its research and product development.

Under the terms of the Merger Agreement, at the closing of the Merger, each Cardo LLC unit of membership interest issued and outstanding was converted into and exchanged for the right to receive 667,204.70995 shares of common stock of CKST. As a result of the Merger, CKST's stockholders and optionholders owned approximately 5.5% of the combined company on a fully diluted basis (or 11,298,979 shares of common stock outstanding and underlying options), the members of Cardo LLC, excluding the new investors, owned approximately 64.8% of the combined company on a fully diluted basis (or 133,440,942 shares of common stock), the new investors owned approximately 28.5% of the combined company on a fully diluted basis (or 58,641,701 shares of common stock), and optionholders of Cardo LLC owned approximately 1.2% of the combined company on a fully diluted basis (or 2,398,400 shares of common stock underlying those options).

Following the closing of the Merger, each of Cervical Xpand, Uni-Knee and Accelerated Innovation merged with and into Cardo Medical, LLC, which is now the sole subsidiary of the Company and Cardo LLC converted into a Delaware limited liability company.

On June 30, 2009, Cardo completed the first tranche of a private placement with investors to purchase 8,689,319 shares of Cardo's common stock, par value $0.001 per share, at a price of $0.35 per share for gross proceeds of $3,041,260. The common shares sold under this private placement have a 24-month lock up provision. The second tranche of this private placement closed on September 21, 2009 with the purchase of 485,714 shares of Cardo's common stock for gross proceeds of $170,000.

On October 27, 2009 and November 13, 2009, Cardo completed another private placement with investors to purchase an aggregate of 17,757,837 shares of Cardo's common stock, par value $0.001 per share, at a price of $0.35 per share for gross proceeds of $6,215,250.

Proceeds from these two private placements allowed us sufficient working capital to build inventory and instrumentation in order to meet anticipated levels needed to expand our sales and to acquire substantially all of the assets of Vertebron, Inc. ("Vertebron").

Vertebron, a spinal implant device company located in Stratford, CT, designs, develops, manufactures and sells spinal implant products focused on fusion technology for the lumbar and cervical spine as well as motion preservation technologies. Cardo purchased all of Vertebron's inventory and fixed assets and will retain 100% ownership of all Vertebron's implant technologies for spinal surgery. We also acquired all intellectual property rights owned by Vertebron which includes 20 U.S. issued patents and patent applications. Through a previous licensing agreement, Cardo currently markets and distributes the PSS Pedicle Screw and SCP Cervical Plate systems. The Vertebron transaction will allow for Cardo to expand its existing domestic distribution. On April 21, 2009, Vertebron filed for Chapter 11 bankruptcy protection in the District of Connecticut. The acquisition is the result of a Chapter 11 auction process, approved by the United States Bankruptcy Court for the District of Connecticut.

We are headquartered in Beverly Hills, California. In connection with the consummation of the Merger, CKST approved through its stockholders an amendment to its Amended and Restated Certificate of Incorporation to change its name from "clickNsettle.com, Inc." to "Cardo Medical, Inc." CKST's trading symbol was "CKST.OB," which has changed to "CDOM.OB" in connection with the name change. Cardo Medical's common stock is quoted on the National Association of Securities Dealers, Inc.'s, Over-the-Counter Bulletin Board, or the OTC Bulletin Board.

At December 14, 2009, we had approximately $4,956,000 in cash; however, in October 2009 we used $1,170,000 in order to complete the Vertebron, Inc. transaction and raised net proceeds of approximately $5,871,000 through a private placement. With this subsequent net cash infusion, the available funds are still not projected to meet all of our working capital needs for the next twelve months. The fact that we will sustain losses through the remainder of 2009 and the first two quarters of 2010, and may still require outside sources of additional capital to supplement operations continues to create an uncertainty about our ability to continue as a going concern.

Management intends to use borrowings and securities sales to mitigate the effects of our use of that cash. However, we cannot assure you that debt or equity financing, if and when required, will be available. Our ability to continue as a going concern is dependent upon receiving additional funds either through the issuance of debt or through common and/or preferred stock and the success of management's plan to expand sales. Although we may obtain external financing through the sales of our own securities, there can be no assurance that such financing will be available, or if available, that any such financing would be on terms acceptable to us. If we are unable to fund our cash flow needs, we may have to reduce or stop planned growth or scale back operations and reduce staff.

Nature of Business

The Company develops and distributes reconstructive orthopedic and spinal surgery products to various medical organizations. The Company works in small, focused development teams in conjunction with physicians to rapidly develop products from conception to launch. The Company launched and commenced sales of its first product in late 2006, which was a high-performance, uni-compartmental knee replacement. The Company commenced sales of its reconstructive products in 2007 and spine products in 2008.

Products

Following is a listing of our current products:

Knee Portfolio

  Align 360 Unicompartmental Knee System - A uniquely instrumented high performance partial knee replacement that allows resurfacing of either the medial or lateral compartments of the knee. This product promotes the consistent balancing of the flexion and extension gaps for unicompartmental knee surgery.
  Align 360 Patellofemoral System - A uniquely instrumented and novel patellofemoral system that allows resurfacing of the patellofemoral joint. This product is an anatomic system that addresses the disease of the patellofemoral joint.
  Align 360 Total Knee System - A uniquely instrumented high performance total knee system consisting of posterior-stabilized and cruciate retaining femoral components

Hip Portfolio

  Accin Total Hip System - A taperloc type of hip system that allows replacement of the ball and socket of the hip joint. This product offers a dual taper hip design for total hip arthroplasty complemented by the Accin Bipolar and Monopolar Hip Systems for hip fracture applications.
  Accin Bipolar Hip System - A bipolar hip that allows replacement of the ball of the hip for either fracture, tumors or reconstruction from some other type of pathology.
  Accin Monopolar Hip System - A monopolar hip that allows replacement of the ball of the hip from either fracture, tumors or reconstruction from some other type of pathology.

Spinal Product Line

  Accin Lumbar Pedicle Screw/Rod System - A pedicle screw and rod system for instrumentation of lumbar spine fusion incorporating an evolutionary locking mechanism allowing for high screw angulation.
  Accin Cervical Plate/Screw System - An innovative low-profile system for cervical spine fusion incorporating an integrated, floating tapered-ring locking mechanism to simplify surgical procedure.

Our products listed above have received Section 510(k) approval. We have a number of earlier stage research and development projects underway, some of which have received Section 510(k) approval and others that may be submitted for regulatory approval in the future.

Orthopedic Industry

According to the 2007-2008 Orthopaedic Industry Annual Report published by Knowledge Enterprises, Inc., which we refer to herein as the Industry Annual Report, the worldwide market for orthopedic products in 2007 was estimated to be $32.5 billion, representing an 11.8% increase from the previous year. According to this report, bone and joint diseases account for half of all the chronic conditions in people over 50 years of age. With the predicted doubling of the aged population by the year 2020, the report suggests that demographics alone will drive growth in the global orthopedic industry. We also believe that the orthopedic industry will continue to grow due to an increasingly older population and extended life spans in the United States and other developed countries worldwide.

According to the Industry Annual Report, the world's six largest replacement companies-Zimmer, Johnson & Johnson, Stryker, Smith & Nephew, Biomet and Wright Medical-generated 89% of joint product sales in 2007. We believe that the size of these companies often leads them to concentrate their marketing and research and development efforts on products that they believe will have a relatively high minimum threshold level of sales. As a result, there is an opportunity for a smaller orthopedic company, such as us, to focus on smaller, higher-growth sectors of the orthopedic market, while still offering a comprehensive product line to address the needs of its customers in a customized and interactive fashion.

Orthopedic devices are commonly divided into several primary sectors corresponding to the major subspecialties within the orthopedic field: reconstruction, trauma, arthroscopy, spine and biologics. Management's initial focus is on innovation related to reconstructive joint devices and spinal products, as discussed below.

Reconstructive Joint Device Market

Most reconstructive joint devices are used to replace or repair joints that have deteriorated as a result of disease or injury. Despite the availability of non-surgical treatment alternatives such as oral medications, injections and joint fluid supplementation of the knee, severe cases of disease or injury often require reconstructive joint surgery.

Reconstructive joint surgery involves modifying the bone area surrounding the affected joint and inserting one or more manufactured components, and also may involve using bone cement.

The reconstructive joint device market is generally divided into the areas of hips, knees and extremities. According to the Industry Annual Report, it is estimated that the worldwide reconstructive joint device market had sales of approximately $11.6 billion in 2007, with hip reconstruction and knee reconstruction representing the largest sectors.

Knee Reconstruction. The knee joint involves the surfaces of three distinct bones: the lower end of the femur, or thigh bone, the upper end of the tibia, or shin bone, and the patella, or kneecap. Cartilage on any of these surfaces can be damaged due to disease or injury, leading to pain and inflammation requiring knee reconstruction. According to the Industry Annual Report, knee reconstruction was the largest sector of the reconstructive joint device market in 2007, with estimated sales of approximately $5.9 billion worldwide.

One of the major trends in knee reconstruction includes the use of minimally invasive techniques to accomplish reconstructive goals with less damage to surrounding soft tissues. Our unicompartmental device has been designed to be inserted through small incision surgery with an innovative instrumentation approach. Our design approach was to develop an innovative instrumentation system to improve and simplify surgical technique for a clinically proven implant concept. We believe that our system allows the surgeon to simply and reproducibly balance both flexion and extension gaps. This is a general approach we plan to continue with our other products.

Hip Reconstruction. The hip joint is a ball-and-socket joint that enables the large range of motion that the hip performs in daily life. The hip joint is most commonly replaced due to degeneration of the cartilage between the head of the femur (the ball) and the acetabulum or hollow portion of the pelvis (the socket). This degeneration causes pain, stiffness and a reduction in hip mobility. According to the Industry Annual Report, it is estimated that the worldwide hip reconstruction market had sales of approximately $5.1 billion in 2007.

Similar to the knee reconstruction market, major trends in hip replacement procedures and implants are to extend implant life and to preserve bone stock for possible future procedures. New products have been developed that incorporate advances in bearing surfaces from the traditional polyethylene surface. These alternative bearing surfaces include metal-on-metal, cross-linked polyethylene and ceramic-on-ceramic combinations, which exhibit improved wear characteristics and lead to longer implant life. In addition to advances in bearing surfaces, implants that preserve more natural bone have been developed in order to minimize surgical trauma and recovery time for patients. These implants, known as bone- conserving implants, leave more of the hip bones intact, which may be beneficial given the likelihood of future revision replacement procedures as the average patient's lifetime increases. Bone-conserving procedures are intended to enable patients to delay their first total hip procedure and may significantly increase the time from the first procedure to the time when a revision replacement implant is required. Our hip product portfolio, currently consisting of three products, is focused on improving the surgical techniques for bone-conservative procedures. These products integrate implant designs that are based on predicate devices (i.e., a device with a similar design that has already received clearance) with successful long-term clinical histories. We are actively engaged in several research and development efforts to develop better instrumentation for less traumatic surgeries, improved component designs and bearing surfaces to increase longevity of our devices.

Spine Market

Back and neck pain is one of the leading causes of healthcare expenditures in the United States, with a direct cost of approximately $86 billion annually for diagnosis, treatment and rehabilitation, according to an article published in The Journal of the American Medical Association (published February 13, 2008). According to the Industry Annual Report, the U.S. market for lumbar and cervical spine fusion, which is the focus of our spinal business, was estimated to be over $3 billion in 2006 and over $3.6 billion in 2007, and is estimated to grow to more than $4.2 billion in 2008.

The spine consists of vertebrae, which are 29 separate bones connecting the skull to the pelvis. The vertebrae are joined together by soft tissue structures that provide the core of the human skeleton. Within the spinal column, the spinal cord, which is the body's central nerve pathway, is protected by the bony parts of the vertebrae. Nerves contained in the spinal column exit through the foramen openings to the rest of the body. Vertebrae are joined to each other in pairs which are often referred to as motion segments. These motion segments move by means of three joints: two facet joints and one spine disc. The facet joints provide stability and enable the spine to bend and twist while the discs absorb pressures and shocks to the vertebrae.

The four major categories of spine disorders are degenerative conditions, deformities, trauma and tumors. The largest market, and the focus of our spinal research and development business, is degenerative conditions of the facet joints and disc space. These conditions can result in instability and pressure on the nerve roots as they exit the spinal column, causing back pain or radiating pain in the arms or legs.

The recommended treatments for spine disorders depend on the severity and duration of the disorder. Initially, physicians will prescribe non-operative procedures, including bed rest, bracing, medication, lifestyle modification, exercise, physical therapy, chiropractic care and steroid injections. In most cases, non-surgical treatment options are effective; however, many patients do not respond to non-operative treatments and require spine surgery to alleviate their symptoms.

It is estimated that in excess of one million patients undergo spine surgery each year in the United States. The most common spine surgery procedures are: discectomy, which consists of the removal of all or part of a damaged disc; laminectomy, the removal of all or part of a lamina, or thin layer of bone, to relieve pinching of the nerve and narrowing of the spinal canal; and fusion, where two or more adjoining vertebrae are fused together to provide stability. All three of these procedures require access to the spine through either a traditional open approach or through smaller, less invasive methods using various types of retractors or other percutaneous techniques.

We believe that the implant market for spine surgery procedures will continue to grow because of the following market dynamics:

Demographics. The population cohort most likely to experience back pain is likely to grow as a result of our aging baby boomer population. The first baby boomers turned 62 in 2008, and over the next two decades we will see a substantial increase in our aging population. We believe that this generation of older people is less willing to compromise on reducing activity levels and is more interested in treatments that will allow a more rapid return to activities with shorter periods of disability.

Increased Acceptance of Implants. The implementation of implants for use in spine surgery has become the standard of care over the past decade. In the last five years, there has been a substantial and significant increase in the percentage of spinal fusion surgeries using implants. According to Millennium Research Group, an estimated 85% or more of all spinal fusion procedures involve an implant. The current generation of modern trained spine surgeons has accepted usage of implants as the gold standard for achieving optimal results.

Increased Demand for Newer Technologies. Because of the ubiquitous nature of back pain, the market is interested in newer technologies, such as motion preservation, and novel minimally invasive techniques which would potentially allow earlier intervention in the degenerative process of the spine for many patients.

Government Regulation

United States

Our products are regulated by the U.S. Food and Drug Administration, or the FDA, under the Federal Food, Drug, and Cosmetic Act. Some of our products also are regulated by state agencies. FDA regulations and the requirements of the Federal Food, Drug, and Cosmetic Act affect the pre-clinical and clinical testing, design, manufacture, safety, efficacy, labeling, storage, recordkeeping, advertising and promotion of our medical device products. FDA regulations govern, among other things, the following activities that we or our partners perform and will continue to perform:

  product design and development;
  product testing;
  product manufacturing;
  product labeling;
  product storage;
  premarket clearance or approval;
  advertising and promotion; and
  product sales and distribution.

Generally, before we can market a new medical device, marketing clearance from the FDA must be obtained through either a pre- market notification under Section 510(k) or the approval of a pre-market approval, or PMA, application. The FDA typically grants a Section 510(k) clearance if the applicant can establish that the device is substantially equivalent to a predicate device (i.e., a device with a similar design that has already received clearance). It generally takes approximately three months from the date of a Section 510(k) submission to obtain clearance, but it may take longer, particularly if a clinical trial is required. The FDA may find that a Section 510(k) clearance is not appropriate or that substantial equivalence has not been shown and, as a result, will require a PMA application.

PMA applications must be supported by valid scientific evidence to demonstrate the safety and effectiveness of the device, typically including the results of human clinical trials, bench tests and laboratory and animal studies. The PMA application also must contain a complete description of the device and its components, and a detailed description of the methods, facilities and controls used to manufacture the device. In addition, the submission must include the proposed labeling and any training materials. The PMA application process can be expensive and generally takes significantly longer than the Section 510(k) process. Additionally, the FDA may never approve the PMA application. As part of the PMA application review process, the FDA generally will inspect the manufacturer's facilities to ensure compliance with applicable quality system regulatory requirements, which include quality control testing, control documentation and other quality assurance procedures.

If human clinical trials of a medical device are required and the device presents a significant risk, the sponsor of the trial must file an investigational device exemption, or IDE, application prior to commencing human clinical trials. The IDE application must be supported by data, typically including the results of animal and/or laboratory testing. If the IDE application is approved by the FDA and one or more institutional review boards, human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a non-significant risk to the patient, a sponsor may begin the clinical trial after obtaining approval for the trial by one or more institutional review boards without separate approval from the FDA. Submission of an IDE does not give assurance that the FDA will approve the IDE and, if it is approved, we cannot assure you that the FDA will determine that the data derived from the trials support the safety and effectiveness of the device or warrant the continuation of clinical trials. An IDE supplement must be submitted to and approved by the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness, study indication or the rights, safety or welfare of human subjects. The trial also must comply with the FDA's IDE regulations and informed consent must be obtained from each subject.

If the FDA believes we are not in compliance with the law, it can institute proceedings to detain or seize products, issue a market withdrawal, enjoin future violations and seek civil and criminal penalties against us and our officers and employees. If we fail to comply with these regulatory requirements, our business, financial condition and results of operations could be harmed.

Thus far, all of our approved products have been cleared by the FDA through the Section 510(k) pre-market notification process. We have not needed to conduct any clinical trials to support some of our regulatory approvals. Regulations regarding the manufacture and sale of our products are subject to change. We cannot predict the effect, if any, that these changes might have on our business, financial condition and results of operations. In addition to granting approvals for our products, the FDA has the authority to randomly inspect us for compliance with regulatory requirements that apply to our operations. These requirements include labeling regulations, manufacturing regulations, quality system regulations, regulations governing unapproved or off-label uses and medical device regulations. Medical device regulations require a manufacturer to report to the FDA serious adverse events or certain types of malfunctions involving its products. The FDA inspects device and drug manufacturing facilities in the United States in order to assure compliance with applicable quality system regulations. As discussed in the section below titled "Manufacturing and Supply," we currently outsource the manufacture of our products to third-party vendors.

Further, we are subject to various federal and state laws concerning health care fraud and abuse, including false claims laws, anti- kickback laws and physician self-referral laws. Violations of these laws can result in criminal and/or civil punishment, including fines, imprisonment and, in the United States, exclusion from participation in government health care programs. The scope of these laws and related regulations is expanding and their interpretation is evolving. There is very little precedent related to these laws and regulations. Increased funding for enforcement of these laws and regulations has resulted in greater scrutiny of marketing practices in our industry and resulted in several investigations by various government authorities. If a governmental authority were to determine that we do not comply with these laws and regulations, then we and our officers and employees could be subject to criminal and civil sanctions, including exclusion from participation in federal health care reimbursement programs.

International

In the next few years, we plan to seek required regulatory approvals and comply with extensive regulations governing product safety, quality, manufacturing and reimbursement processes in order to market our products in some major foreign markets, which may include countries in Latin America, Europe or Asia. These regulations vary significantly from country to country and with respect to the nature of the particular medical device. The time required to obtain these foreign approvals to market our products may be longer or shorter than that required in the United States, and requirements for approval may differ from FDA requirements.

If we sell any of our products internationally, the products will be subject to certain foreign regulatory approvals. In order to market our product devices in the member countries of the European Union, we will be required to comply with the European Medical Devices Directives and obtain "CE" mark certification. CE mark certification is the European symbol of adherence to quality assurance standards and compliance with applicable European Medical Devices Directives. Under the European Medical Devices Directives, all medical devices including active implants must qualify for CE marking. We also would be required to comply with other foreign regulations, such as obtaining Ministry of Health Labor and Welfare approval in Japan, Health Protection Branch approval in Canada, and Therapeutic Goods Administration approval in Australia, if we market in those jurisdictions.

Research and Development

Our research and development engineering personnel have extensive experience in developing medical devices to treat joint and spine pathologies. Our engineers work closely with surgeons to design devices that are intended to improve patient care, simplify surgical techniques and reduce overall costs. In addition to constantly enhancing and improving our current product offerings, we are focusing our research and development efforts in novel approaches to total knee arthroplasty, spinal motion preservation devices and products that promote new fusion techniques and minimally invasive surgical techniques for reconstructive and spinal surgery. Our research and development efforts are part of our overall business plan to become a market leader in providing solutions for the reconstructive joint and spine markets. To further promote this strategy, we are focused on converting these research and development efforts into commercially viable products that incorporate minimally invasive techniques and quick recovery to improve patient outcomes across all of our products. Currently, our research and development staff is located in New Jersey, and we also engage the services of independent contractors in that state. However, we are considering expansion of this staff by hiring engineers in California as well. We expect our research and development costs to maintain the 2009 levels as we continue to expend significant resources to develop and commercialize our products and potential products.

At this time, we have one formal consulting arrangement with a surgeon. However, we work with other surgeons informally to obtain their feedback to enhance our products and to identify product candidates that we would like to develop. We plan to work closely with product opinion leaders to develop and enhance our product portfolio. In 2008, we spent approximately $1,332,000 on research and development and approximately $329,000 through the three quarters ended September 30, 2009.

Manufacturing and Supply

We do not have a manufacturing facility, and we currently do not intend to build manufacturing facilities of our own in the foreseeable future. We utilize third-party vendors to manufacture all of our implants and instruments, including components of our products, while internally performing product design and quality assurance. We currently use up to seven manufacturers for our devices.

Our outsourced manufacturing process typically involves machining semi-completed raw materials for both our metal and polyethylene components that make up our joint replacement systems. After being machined, the parts are inspected and processed in preparation for final polishing and finishing as needed. Prior to being packaged, our parts are inspected again to ensure that they are within approved specifications. We also use components in our devices that we acquire from other companies. We distribute both sterile and non-sterile implants and instruments.

Our outsourcing strategy is targeted at companies that meet FDA Quality Standards and our internal policies and procedures. Supplier performance is maintained and managed through a corrective action program intended to ensure that all product requirements are met or exceeded. We believe these manufacturing relationships minimize our capital investment, help control costs and allow us to compete with larger volume manufacturers of spine surgery and reconstructive surgical products.

We currently utilize a small number of manufacturers for our products and rely on a limited number of sources for our product components that are manufactured by third parties. In the future, we may consider manufacturing certain products or product components internally, if and when demand or quality requirements make it appropriate to do so.

Although we believe that alternative third-party manufacturers are available, we cannot assure you that we will be able to timely replace our third-party manufacturers immediately if one or more of them can no longer provide us with their manufacturing services. In addition, while we do not anticipate that we will encounter problems in obtaining adequate supplies of components, we cannot assure you that we will continue to be able to obtain components under acceptable terms and in a timely manner.

Sales and Marketing

We mostly rely on third-party independent distributors to market and sell our products. In the future, we intend to increase the number of our internal sales and marketing personnel and further build our own sales and marketing infrastructure to market some of our products targeting surgeons in certain regions. We also intend to continue collaborating with third-party independent distributors, including large regional distributors.

Patents and Proprietary Technology; Trademarks

Patents

We have applied for U.S. and foreign patents covering several of our implant components, and some of our surgical instrumentation. As of December 14, 2009, we had 20 issued patents and 19 pending domestic and foreign patent applications covering seven devices.

Patents and intellectual property will continue to be an important aspect of the orthopedic and spine industry. In this regard, we intend to defend our intellectual property rights. We believe that our patents and products do not and will not infringe patents or violate proprietary rights of others, although it is possible that our existing patent rights may not be valid or that infringement of existing or future patents or proprietary rights may occur. If some of our intellectual property and agreements relating to our products are deemed invalid, that action may have a material adverse effect on our financial condition and results of operations.

The medical device industry is characterized by patent and other intellectual property litigation, and we could become subject to litigation that could be costly, result in diverting management's time and efforts, require us to pay damages and/or prevent us from marketing our existing or future products. Patent litigation typically involves complex factual and legal questions whose outcome is uncertain. Any claim relating to infringement of patents that is successfully asserted against us may require us to pay substantial damages. Even if successful, litigation to enforce our intellectual property rights or to defend our patents against challenge could be expensive and time-consuming and could divert our management's attention. Our success will depend in part on our not infringing patents issued to others, including our competitors and potential competitors. If our products are found to infringe the patents of others, the development, manufacture and sale of our products or potential products could be severely restricted or prohibited. Also, our competitors may independently develop similar technologies that are not restricted by other companies' patents, including ours. Due to the importance of our patents to our business, our market share can decline if we fail to protect our intellectual property rights.

A patent infringement suit brought against us or our partners may force us or our partners to halt the development, manufacture or sale of products or potential products that are claimed to be infringing, unless that party grants us or our partners rights to use its intellectual property. As a result, we may be required to obtain licenses to patents or proprietary rights of others in order to continue to commercialize our products, which we may not be able to do on acceptable terms, or at all. Even if we or any partner were able to obtain rights to the third party's intellectual property, these rights may be non-exclusive, thereby giving our competitors access to the same intellectual property. Ultimately, we may be unable to commercialize some of our products or potential products or may have to cease some of our business operations as a result of patent infringement claims, which could severely harm our business.

As more companies enter the orthopedic and spine market, the possibility of a patent infringement claim against us grows. While we try to ensure that our products do not infringe others' patents and proprietary rights, our products, potential products and methods may be covered by patents held by our competitors.

Trademarks

As of December 14, 2009, we had three registered trademarks with the U.S. Patent and Trademark Office, or USPTO, for the marks "Accin," "Align 360" and "Cardo Medical"; we have an application pending for the mark "A La Carte."

Competition

The orthopedic and spinal device industry is highly competitive and dominated by a number of large companies with substantially greater financial and other resources than we have. Our largest competitors in the orthopedic and spinal surgical device market are DePuy Orthopaedics, Inc. and DePuy Spine, Inc. (divisions of Johnson & Johnson Company), Zimmer, Inc. (a subsidiary of Zimmer Holdings, Inc.), Stryker Howmedica Osteonics (a subsidiary of Stryker Corporation), Smith & Nephew plc, Biomet Orthopedics, Inc. (a subsidiary of Biomet, Inc.), Medtronic Sofamor Danek, and Synthes Inc.

Companies in the industry compete on the basis of product features and design, innovation, service, the ability to maintain new product flow, relationships with key orthopedic surgeons and hospitals, the strength of their distribution network and price. While price is a key factor in the orthopedic market, other significant factors could negatively impact our results of operations and financial condition, including: technological innovation, reimbursement rates, surgeon preference, ease of use, clinical results and service provided by us and our representatives.

Our products are, and any potential products we commercialize will be, subject to intense competition. Many of our current and potential competitors have substantially greater financial, technical and marketing resources than we do, and they may succeed in developing products that would render our products obsolete or noncompetitive. Many of these competitors also have significantly greater operating history and reputations than we do in our respective fields. We may not be able to compete successfully if we are unable to develop proprietary products that reach the market in a timely manner, receive adequate reimbursement and are safer, less invasive and less expensive than alternatives available for the same purpose. Because of the rapidly growing orthopedic market, we anticipate that companies will dedicate significant resources to developing competing products.

Regarding our spinal portfolio, we also face competition from a growing number of smaller companies with more limited product offerings and geographic reach than our larger competitors. These companies, who represent intense competition in specified markets, include Abbott Spine, Inc. (a division of Abbott Laboratories, Inc.), Orthofix International N.V. (parent of Blackstone Medical, Inc.), Alphatec Spine Inc. (a subsidiary of Alphatec Holdings, Inc.), Globus Medical, Inc., and Nuvasive, Inc.

Product Liability and Insurance

We are subject to potential product liability risks that are inherent in the design, marketing and sale of orthopedic implants and surgical instrumentation. We have implemented strict quality control measures and currently maintain product liability insurance in amounts that we believe are typical in the industry for companies with a comparable size to ours. Our insurance premiums are paid as a percentage of sales. We evaluate our levels of product liability insurance annually, as well as the amount of retention carried compared to other comparable companies in the industry. Due to the volatility of the insurance marketplace, the value of the product liability insurance products delivered and the small number of providers of these products, there can be no guarantees as to whether we will be able to secure coverage in the future at a reasonable cost.

Third-Party Reimbursement

Sales of our products will depend on the availability of adequate reimbursement from third-party payors (such as governmental programs, for example, Medicare and Medicaid, private insurance plans and managed care programs), both in terms of the sales volumes and prices of our products. Healthcare providers, such as hospitals that purchase medical devices for treating their patients, generally rely on third-party payors to reimburse all or part of the costs and fees associated with the procedures performed with these devices. These third-party payors may deny reimbursement if they feel that a device is not the most cost-effective treatment available, or was used for an unapproved indication. As such, surgeons are unlikely to use our products if they do not receive reimbursement adequate to cover the cost of their involvement in the surgical procedures. We also believe that future reimbursement may be subject to increased restrictions both in the U.S. and internationally. If we sell our products internationally, market acceptance may depend, in part, upon the availability of reimbursement within the prevailing healthcare payment systems. Reimbursement and healthcare payment systems in international markets vary significantly by country, and include both government sponsored healthcare and private insurance.

Future legislation, regulation or reimbursement policies of third-party payors may adversely affect the demand for our existing products or our products currently under development and limit our ability to sell our products on a profitable basis.

Also, third-party payors are increasingly challenging the prices charged for medical products and services. Particularly in the United States, third-party payors carefully review, and increasingly challenge, the prices charged for procedures and medical products. Also, greater numbers of insured individuals are receiving (and will continue to receive over the next decade) their medical care through managed care programs, which monitor and often require pre-approval of the services that a member will receive. Many managed care programs are paying their providers on a capitated basis, which puts the providers at financial risk for the services provided to their patients by paying them a predetermined payment per member per month.

Legislative or administrative reforms to the U.S. or international reimbursement systems in a manner that significantly reduces reimbursement for procedures using our medical devices or denies coverage for those procedures could have a material adverse effect on our business, financial condition or results of operations. We believe that the overall escalating cost of medical products and services has led to, and will continue to lead to, increased pressures on the healthcare industry to reduce the costs of products and services. We cannot assure you that third-party reimbursement and coverage will be available or adequate, or that future legislation, regulation, or reimbursement policies of third-party payors will not adversely affect the demand for our products or our ability to sell these products on a profitable basis. We also cannot assure you that our products will be considered cost-effective by third-party payors, that reimbursement will be available or, if available, that the third-party payors' reimbursement policies will not adversely affect our ability to sell our products profitably.

Healthcare Fraud and Abuse

Our relationship with surgeons, hospitals and the marketers of our products are subject to scrutiny under various state and federal anti-kickback, self-referral, false claims and similar laws, often referred to collectively as healthcare fraud and abuse laws. The federal anti-kickback laws prohibit unlawful inducements for the referral of business reimbursable under federally-funded health care programs, such as remuneration provided to physicians to induce them to use certain medical devices reimbursable by Medicare or Medicaid. Healthcare fraud and abuse laws are complex and subject to evolving interpretations, and even minor, inadvertent violations potentially can give rise to claims that the relevant law has been violated. Certain states in which we market our products have similar anti-kickback, anti-fee splitting and self-referral laws, imposing substantial penalties for violations. Any violations of these laws could result in a material adverse effect on the market price of our common stock, as well as our business, financial condition and results of operations. We cannot assure you that any of the healthcare fraud and abuse laws will not change or be interpreted in the future in a manner which restricts or adversely affects our business activities or relationships with surgeons, hospitals and marketers of our products. In addition, possible sanctions for violating these anti-kickback laws include monetary fines, civil and criminal penalties, exclusion from Medicare and Medicaid programs and forfeiture of amounts collected in violation of these prohibitions.

We must comply with a variety of other laws, such as laws prohibiting false claims for reimbursement under Medicare and Medicaid, which also can be triggered by violations of federal anti-kickback laws; Healthcare Insurance Portability and Accountability Act of 1996, which protects the privacy of individually identifiable healthcare information; and the Federal Trade Commission Act and similar laws regulating advertisement and consumer protections. In certain cases, federal and state authorities pursue actions for false claims on the basis that manufacturers and distributors are promoting unapproved or off-label uses of their products.

Management's Plan

To achieve our growth objectives, we are considering different strategies, including growth through acquisitions and raising additional capital. As a result, we are constantly and aggressively evaluating and we will continue to evaluate other companies and businesses for potential synergies that would add value to our existing operations.

Description of Property

As of September 30, 2009, the Company leases an office facility in Van Nuys, California (near Los Angeles) under a month-to-month operating lease. We also lease facilities in Beverly Hills and Clifton, New Jersey (near New York City) under operating leases that expire in July 2010 and August 2012, respectively.

Legal Proceedings

From time to time, we may be a party to legal proceedings incidental to our business. We do not believe that there are any proceedings threatened or pending against us, which, if determined adversely to us, would have a material effect on our financial position or results of operations and cash flows.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Common Stock

The Company's common stock currently trades on the OTC Bulletin Board under the symbol "CDOM.OB" The following table sets forth the quarterly high and low sales prices of our common stock for the fiscal years 2008 and 2007 and the first three quarters of 2009, as quoted on the OTC Bulletin Board. This information represents prices between dealers and does not include retail mark-ups, markdowns or commissions and may not represent actual transactions. All information related to stock price and numbers of common stock are post-split, which reflect a reverse split with clickNsettle.com which occurred in the month of March 2008.

	High	Low
Fiscal Year 2007
First Quarter	$2.50	$0.52
Second Quarter	$1.20	$0.70
Third Quarter	$5.00	$0.75
Fourth Quarter	$6.20	$3.00

Fiscal Year 2008
First Quarter	$3.90	$1.60
Second Quarter	$2.25	$1.05
Third Quarter	$2.90	$1.10
Fourth Quarter	$1.90	$1.25

Fiscal Year 2009
First Quarter	$2.25	$0.52
Second Quarter	$1.50	$0.65
Third Quarter	$1.25	$0.60
Fourth Quarter (through December 17, 2009)	$1.01	$0.51

As of December 14, 2009, there were approximately 261 registered holders of record of the common stock.

We have not paid any cash dividends on our common stock and do not plan to pay any such dividends in the foreseeable future. Our Board of Directors will determine our future dividend policy on the basis of many factors, including results of operations, capital requirements and general business conditions.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options granted to employees, service providers and directors under the Company's compensation plans and arrangements as of the quarter ended September 30, 2009. For a description of equity compensation plans not approved by security holders see Note 12 to the Consolidated Financial Statements for the year ended December 31, 2008 included elsewhere in this registration statement.

	Number of securities		Number of securities
	to be issued upon	Weighted-average	remaining available
	exercise of	exercise price of	for future issuance
	outstanding options,	outstanding options,	under equity
	warrants and rights	warrants and rights	compensation plans

Equity compensation plans
not approved by security holders	2,358,400	$ 0.23	-

Equity compensation plans
approved by security holders	-	-	-
Total	2,358,400	$ 0.23	-

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The discussion and analysis of our financial condition and results of operations are based on our financial statements, which we have prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, we evaluate estimates and judgments, including those described in greater detail below. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The following discussion and analysis excludes the impact of clickNsettle.com, Inc. ("CKST")'s financial condition and results of operations prior to the Merger on August 29, 2008 because they were not material in relation to the financial information for any of the periods presented below.

All amounts, other than share amounts, are stated in thousands.

As used in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" except where the context otherwise requires, the term "we," "us," "our" or "Cardo" refers to the business of Cardo Medical, Inc.

The following discussion should be read together with the information contained in the financial statements and related notes included elsewhere in this Registration Statement on Form S-1.

Overview

Cardo Medical, Inc. is an orthopedic medical device company specializing in designing, developing and marketing high performance reconstructive joint devices and spinal surgical devices. Reconstructive joint devices are used to replace knee, hip and other joints that have deteriorated through disease or injury. Spinal surgical devices involve products to stabilize the spine for fusion and reconstructive procedures. Within these areas, Cardo intends to focus on the higher-growth sectors of the orthopedic industry, such as advanced minimally invasive instrumentation and bone-conserving high-performance implants. Cardo is focused on developing surgical devices that will enable surgeons to bridge the gap between soft tissue-driven sports medicine techniques and classical reconstructive surgical procedures. Cardo commercializes its reconstructive joint devices through its Cardo Orthopedics division and its spine devices through its Cardo Spine division. The Company launched and commenced sales of its first product in late 2006, which was a high-performance, uni-compartmental knee replacement. The Company commenced sales of its reconstructive products in 2007 and spine products in 2008.

On June 18, 2008, Cardo Medical, LLC ("Cardo LLC") entered into a Merger Agreement and Plan of Reorganization with CKST and Cardo Acquisition, LLC, a California limited liability company and wholly-owned subsidiary of CKST. Upon the consummation of the transactions contemplated by the Merger Agreement, CKST acquired Cardo LLC through a merger of Cardo LLC with Cardo Acquisition, with Cardo LLC continuing as the surviving entity in the Merger and a wholly-owned subsidiary of CKST. Pursuant to the Merger Agreement, all of the issued and outstanding units of Cardo LLC's membership interests were converted into the right to receive shares of the common stock of CKST.

On or about the signing of the Merger Agreement, Frost Gamma Investments Trust and other investors invested $12.975 million in Cardo LLC in exchange for units of Cardo LLC's membership interests. Dr. Phillip Frost, Chairman and Chief Executive Officer of Opko Health, Inc., is the trustee and beneficiary of Frost Gamma Investments Trust. Cardo LLC used approximately $9.7 million of the proceeds from these investments to close on the acquisition of the outstanding equity interests of three partially owned subsidiaries of Cardo LLC (Accelerated Innovation, LLC, Cervical Xpand, LLC and Uni-Knee, LLC), to repay an existing member loan (in the amount of $1.2 million) and for transaction expenses, and used the remaining funds to accelerate its research and product development. In addition, at the closing of the Merger, CKST had cash and cash equivalents of approximately $2.5 million held in money market accounts and certificates of deposit as well as accrued liabilities of approximately $354 thousand.

We are headquartered in Beverly Hills, California. In connection with the consummation of the Merger, CKST proposed to its stockholders an amendment to its Amended and Restated Certificate of Incorporation to change its name from "clickNsettle.com, Inc." to "Cardo Medical, Inc." CKST's trading symbol was "CKST.OB," which has changed to "CDOM.OB" in connection with the name change. Cardo Medical's common stock is quoted on the National Association of Securities Dealers, Inc.'s, Over-the-Counter Bulletin Board, or the OTC Bulletin Board.

Critical Accounting Policies and Estimates

Our significant accounting policies are more fully described in the notes to our consolidated financial statements. Those material accounting estimates that we believe are the most critical to an investor's understanding of our financial results and condition are discussed immediately below and are particularly important to the portrayal of our financial position and results of operations and require the application of significant judgment by our management to determine the appropriate assumptions to be used in the determination of certain estimates.

Use of Estimates

Financial statements prepared in accordance with accounting principles generally accepted in the United States require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Among other things, management makes estimates relating to allowances for doubtful accounts, excess and obsolete inventory items, the estimated depreciable lives of property and equipment, the impairment of goodwill and other intangible assets, share-based payment, deferred income tax assets and the allocation of the purchase price paid for the minority interests in Uni, Cervical and Accelerated Innovation. Given the short operating history of Cardo, actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue when it's realizable and earned. The Company considers revenue to be realizable and earned when the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller's price to the buyer is fixed or determinable, and collectability is reasonably assured. Persuasive evidence of the arrangements occurs when the Company receives a signed contract from the hospital in which the surgery will be performed. Within that contract is the price at which the hospital will buy the device. Delivery occurs on the day of surgery when the device is implanted by the surgeon. Collectability is reasonably assured as we have continuing relationships with the hospitals and we can pursue collections if necessary. As the Company does not accept returns and does not have any post-sale obligations, the date of revenue recognition is generally on the day of the surgery.

Intangible and Long-Lived Assets

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made. The Company's management currently believes there is no impairment of its long-lived assets. There can be no assurance, however, that market conditions will not change or demand for the Company's products will continue. Either of these could result in future impairment of long-lived assets. The first step of the Company's goodwill impairment test compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired, thus the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test shall be performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss shall be recognized in an amount equal to that excess. The loss recognized cannot exceed the carrying amount of goodwill. After a goodwill impairment loss is recognized, the adjusted carrying amount of goodwill shall be its new accounting basis. Subsequent reversal of a previously recognized goodwill impairment loss is prohibited once the measurement of that loss is completed. The testing for impairment needs to be conducted at the reporting unit, or component level, which is one level below the operating unit. In Cardo's case, the operating units are the Reconstructive and Spine product lines. The reporting units are one level below that. In the case of the Reconstructive Division, the reporting units are the knee and hip products. For the Spine Division, the reporting units are the licensed and internally developed products.

Property and Equipment

Property and equipment are recorded at historical cost and depreciated on a straight-line basis over their estimated useful lives, which range from three to five years. This estimate is based on the useful life of the individual items. When items are retired or disposed of, income is charged or credited for the difference between the net book value of the asset and the proceeds realized thereon. Ordinary maintenance and repairs are charged to expense as incurred, and replacements and betterments are capitalized. This estimate is unlikely to experience any differences from what is reflected in the financial statements.

Share Based Payment

In order to determine compensation on options issued to consultants, and employees' options, the fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model. The Company estimates the requisite service period used in the Black-Scholes calculation based on an analysis of vesting and exercisability conditions, explicit, implicit, and/or derived service periods, and the probability of the satisfaction of any performance or service conditions. The Company also considers whether the requisite service has been rendered when recognizing compensation costs. Because the Black-Scholes option valuation model incorporate ranges of assumptions for inputs, those ranges are disclosed. Expected volatilities are based on the historical volatility of the components of the small cap sector of the Dow Jones medical equipment index for a period equal to the expected life of the Cardo options. It also measures the volatility of other public companies with similar size and industry characteristics to Cardo for the same period. These measurements are averaged and the result is used as expected volatility. As there is no history of option lives at Cardo, the expected term of options granted is the midpoint between the vesting periods and the contractual life of the options. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The forfeiture rate is based on an analysis of the nature of the recipients' jobs and relationships to the Company.

Income Taxes

On August 29, 2008, Cardo LLC consummated a reverse takeover of CKST thereby adopting CKST as the taxpaying entity.

The Company's deferred tax assets and liabilities are recognized to reflect the estimated future tax effects, calculated at currently effective tax rates, of future deductible or taxable amounts attributable to events that have been recognized on a cumulative basis in the financial statements. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion of the deferred tax asset will not be realized. The estimated value of the deferred tax assets are subject to significant change based on the company's future profitability. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

In June 2008, the Financial Accounting Standards Board ("FASB") sought to reduce the diversity in practice associated with certain aspects of measurement and recognition in accounting for income taxes. FASB prescribed a recognition threshold and measurement requirement for the financial statement recognition of a tax position that has been taken or is expected to be taken on a tax return and also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. As such, the Company may only recognize or continue to recognize tax positions that meet a "more likely than not" threshold. Based on this analysis, the Company's tax position is unlikely to change.

Inventory

Inventory is stated at the lower of cost or net realizable value as determined by assessing the gross profit less selling costs of each inventory item. Cost is determined on a first-in, first-out basis; and the inventory is comprised of work in process and finished goods. Work in process consists of fabrication costs paid relating to items not physically received. Finished goods are completed knee, spine and hip replacement products ready for resale to customers.

At each balance sheet date, the Company evaluates its ending inventories for excess quantities and obsolescence. This evaluation includes an analysis of sales levels by product type. Among other factors, the Company considers current product configurations, historical and forecasted demand, market conditions and product life cycles when determining the net realizable value of the inventory. Provisions are made to reduce excess or obsolete inventories to their estimated net realizable values. Once established, write-downs are considered permanent adjustments to the cost basis of the excess or obsolete inventory. The Company did not have any inventory considered by management to be excess or obsolete as of December 31, 2008 and September 30, 2009. Based on the forecasted sales amounts, we do not expect any changes in net realizable value in the near future.

Recent Accounting Pronouncements

In July 2009, the FASB issued ASC 105-10 (Prior authoritative literature: SFAS No. 168, The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles, which will become the single source of authoritative GAAP recognized by the FASB. ASC 105-10 does not change current U.S. GAAP, but on the effective date, the FASB Accounting Standards Codification ("ASC")TM will supersede all then existing non-SEC accounting and reporting standards. The ASC is effective for interim and annual periods ending after September 15, 2009. Cardo adopted ASC 105-10 during the quarter ended September 30, 2009 and revised the referencing of GAAP accounting standards in our financial statements to reflect the new standards.

In May 2009, the FASB issued ASC 855-10 (Prior authoritative literature: SFAS No. 165, Subsequent Events) which provides guidance on management's assessment of subsequent events. It is not expected to significantly change practice because its guidance is similar to that in American Institute of Certified Public Accountants Professional Standards U.S. Auditing Standards Section 560, Subsequent Events, with some modifications. The Company adopted ASC 855-10 during the quarter ended June 30, 2009. The adoption of ASC 855-10 did not have a material impact on our results of operations, financial position or cash flows.

In April 2009, FASB issued ASC 820-10 (Prior authoritative literature: FSP No. FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly). It does not change the definition of fair value as previously detailed, but provides additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased. Cardo adopted ASC 820-10 during the quarter ended June 30, 2009. The adoption of ASC 820-10 did not have a material impact on our results of operations, financial position or cash flows.

In April 2009, the FASB issued ASC 320-10 (Prior authoritative literature: FSP No. FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments). ASC 320-10 amends the other-than-temporary impairment guidance in U.S. GAAP for debt securities and provides additional disclosure requirements for other-than-temporary impairments for debt and equity securities. ASC 320-10 addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. Cardo adopted ASC 320-10 during the quarter ended June 30, 2009. The adoption of ASC 320-10 did not have a material impact on our results of operations, financial position or cash flows.

In April 2009, the FASB issued ASC 825-10 (Prior authoritative literature: FSP No. FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments). FASB ASC 825-10 requires that disclosures about the fair value of a company's financial instruments be made whenever summarized financial information for interim reporting periods is made. Cardo adopted ASC 825-10 during the quarter ended September 30, 2009. The adoption of ASC 825-10 did not have a material impact on our results of operations, financial position or cash flows.

In June 2009, the FASB issued the following new accounting standards, which remain authoritative until such time that each is integrated into the Codification:

  SFAS No. 166, Accounting for Transfers of Financial Assets - an amendment of FASB Statement No. 140
  SFAS No. 167, Amendments to FASB Interpretation No. 46(R). SFAS No. 167 amends FASB Interpretation No. ("FIN") 46, Consolidation of Variable Interest Entities (revised December 2003) - an interpretation of ARB No. 51

SFAS No. 166 seeks to improve the relevance and comparability of the information that a reporting entity provides in its financial statements about transfers of financial assets; the effects of the transfer on its financial position, financial performance, and cash flows; and a transferor's continuing involvement, if any, in transferred financial assets. SFAS No. 166 eliminates the concept of a qualifying special-purpose entity, creates more stringent conditions for reporting a transfer of a portion of a financial asset as a sale, clarifies other sale-accounting criteria, and changes the initial measurement of a transferor's interest in transferred financial assets. SFAS No. 166 is effective for interim and annual reporting periods beginning after November 15, 2009. The Company has not completed its evaluation, but does not expect the adoption of SFAS No. 166 to have a material impact on our consolidated financial statements.

SFAS No. 167 requires an enterprise to determine whether its variable interest or interests give it a controlling financial interest in a variable interest entity. The primary beneficiary of a variable interest entity is the enterprise that has both (1) the power to direct the activities of a variable interest entity that most significantly impact the entity's economic performance, and (2) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. SFAS No. 167 also amends FIN 46(R) to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. SFAS No. 167 is effective for interim and annual reporting periods beginning after November 15, 2009. The Company has not completed its evaluation, but does not expect the adoption of SFAS No. 167 to have a material impact on our consolidated financial statements.

Results of Operations for the Three Months Ended September 30, 2009 as Compared to the Three Months Ended September 30, 2008. (Amounts in thousands)

The following is a comparison of the consolidated results of operations for Cardo for the three months ended September 30, 2009 and 2008:

	Three Months Ended
	September 30,
	2009	2008	Variance
		(Restated)
Net sales	$436	$411	$25
Cost of sales	84	66	18
Gross profit	352	345	7
Research and development expenses	123	142	(19)
Selling, general and administrative expenses	1,440	1,089	351
Loss from operations	(1,211)	(886)	(325)
Interest income (expense), net	6	5	1
Loss before income tax provision	(1,205)	(881)	(324)
Provision for income taxes	-	-	-
Net loss	(1,205)	(881)	(324)
Less: Net income attributable to non-controlling interest	-	-	-
Net loss attibutable to Cardo Medical, Inc.	$(1,205)	$(881)	$(324)

Revenues

During the quarter ended September 30, 2009, we generated revenues of $436 compared to $411 for the same period in 2008. The wider acceptance of our Hip and Spine products by orthopedic and back surgeons has resulted in higher sales volume in the current year. Accordingly, sales of Hip and Spine products increased $122 in the current quarter as compared to 2008. We launched our Hip product in the first quarter of 2009 which resulted in $78 of sales during the quarter ended September 30, 2009. Comparable sales for the same period in 2008 were nominal. The increases in Hip and Spine sales were offset by a drop in Knee sales in 2009 compared to 2008. Our Knee and Hip products accounted for 79% of total sales during the three months ended September 30, 2009. During the quarter ended September 30, 2008, Knee products totaled 93% of sales.

Gross Profit

During the quarter ended September 30, 2009, we had cost of sales of $84 compared to $66 during the quarter ended September 30, 2008. Our gross profit percentage was 80.7% for the three months ended September 30, 2009 compared to 83.9% for the corresponding period in 2008. This decrease is attributed to sales of Hip products in 2009, which generate lower margins than Knee products, and a slight decrease in the profit margin from Knee products. During the quarter ended September 30, 2008, there were minimal sales of Hip products so the profit margin was indicative of our Knee product. As Cardo moves forward, we expect that our current product costs will be maintained and the gross profits shall remain mostly in-line with the current year percentages.

Research and Development Expenses

During the quarter ended September 30, 2009, we had research and development costs of $123 compared to $142 for the same period in 2008. The decrease in the current year is indicative of reduced research activity as most of our products are on the market. Research costs associated with our Total Knee product have slowed because it is nearing its launch in mid-2010; however, research is underway on a new Hip product so research and development expenses are likely to increase in the upcoming quarters.

Selling, General and Administrative Expenses

During the quarter ended September 30, 2009, we had selling general and administrative expenses of $1,440 compared to $1,089 in the same period of 2008. During 2009, labor and labor-related expenses increased $342 compared to 2008 as we expanded our operations in order to meet current and anticipated growth. Depreciation and amortization expense increased by $93 during the quarter ended September 30, 2009 because of the acquisition of additional instrumentation required to support base inventory levels and expected future sales increases, and the purchase of the non-controlling interest in Accelerated Innovation, LLC in June 2008 which resulted in $5,328 of amortizable intangible assets. Rent, travel and office expenses were slightly higher in 2009 as we added office space and our overall business activity was greater than it was in 2008. These cost increases were partially offset by a drop in professional fees during 2009 of $154 and commission expense which was higher in 2008 due to greater incentives to initiate sales. There were significant legal and accounting costs associated with the purchase of the non-controlling interest in Accelerated Innovation, LLC in June 2008 and the reverse merger transaction with clickNsettle.com, Inc. which was completed in August 2008.

Interest Income/(Expense)

During the quarter ended September 30, 2009, we had interest income of $6 compared to $5 during the quarter ended September 30, 2008. Interest income is earned on our excess cash balances, which were comparable in both periods.

Results of Operations for the Nine Months Ended September 30, 2009 as Compared to the Nine Months Ended September 30, 2008. (Amounts in thousands)

The following is a comparison of the consolidated results of operations for Cardo for the nine months ended September 30, 2009 and 2008:

	Nine Months Ended
	September 30,
	2009	2008	Variance
		(Restated)
Net sales	$1,314	$932	$382
Cost of sales	254	139	115
Gross profit	1,060	793	267
Research and development expenses	329	1,288	(959)
Selling, general and administrative expenses	4,521	2,488	2,033
Loss from operations	(3,790)	(2,983)	(807)
Interest income (expense), net	22	(37)	59
Loss before income tax provision	(3,768)	(3,020)	(748)
Provision for income taxes	-	-	-
Net loss	(3,768)	(3,020)	(748)
Less: Net income attributable to non-controlling interest	-	(148)	148
Net loss attibutable to Cardo Medical, Inc.	$(3,768)	$(3,168)	$(600)

Revenues

During the nine months ended September 30, 2009, we generated revenues of $1,314 compared to $932 for the same period in 2008. The increase of $382 was attributed to the wider acceptance of our Knee, Hip and Spine products by orthopedic and back surgeons that resulted in higher sales volume in the current year. We launched our Hip product in the first quarter of 2009 which resulted in $278 of sales thus far in 2009 compared to $45 in 2008. Our Knee and Hip products accounted for 89% of total sales during the nine months ended September 30, 2009. Knee was the primary product with 90% of total sales during the nine months ended September 30, 2008.

Gross Profit

During the nine months ended September 30, 2009, we had cost of sales of $254 compared to $139 during 2008. Our gross profit percentage was 80.7% for the nine months ended September 30, 2009 compared to 85.1% for the corresponding period in 2008. This decrease was attributed to significant sales of Hip products in 2009, which generate lower margins than Knee products, and a slight decrease in the profit margin from Knee products. During the nine months ended September 30, 2008, sales of Hip products were minimal so the profit margin was mostly indicative of our Knee product. As Cardo moves forward, we expect that our current product costs will be maintained and the gross profits shall remain mostly in-line with the current year percentages.

Research and Development Expenses

During the nine months ended September 30, 2009, we had research and development costs of $329 compared to $1,288 for the same period in 2008. The decrease was primarily due to a one-time charge of $938 of in-process research and development acquired in connection with the purchase of the non- controlling interest in Accelerated Innovation, LLC in June 2008. The acquired in-process research and development related to development costs associated with our Uni Knee system. Aside from the in-process research and development, spending on research and development was fairly consistent from 2008 to 2009. During 2008, we incurred more costs associated with Hip products. Research costs associated with our Total Knee product have slowed because it is nearing its launch in mid-2010; however, research is underway on a new Hip product so research and development expenses are likely to increase some in the upcoming quarters.

Selling, General and Administrative Expenses

During the nine months ended September 30, 2009 our selling general and administrative expenses were $4,521 compared to $2,488 for the same period in 2008, a net increase of $2,033. During 2009, labor and labor-related expenses increased $1,626 compared to 2008 as we expanded our operations in order to meet current and anticipated growth. Depreciation and amortization expense increased by $558 during the quarter ended September 30, 2009 because of the acquisition of additional instrumentation required to support base inventory levels and expected future sales increases, and the purchase of the non-controlling interest in Accelerated Innovation, LLC in June 2008 which resulted in $5,328 of amortizable intangible assets. Commission expense increased accordingly with the increase in sales. Rent, travel, warehouse, insurance and office expenses were also higher during the nine months ended September 30, 2009 as we added office space and our overall business activity was greater than it was in 2008. These cost increases were partially offset by a drop in professional fees during 2009 of $442. There were significant legal and accounting costs associated with the purchase of the non-controlling interest in Accelerated Innovation, LLC in June 2008 and the reverse merger transaction (the "Merger") with clickNsettle.com, Inc. which was completed in August 2008.

Interest Income

During the nine months ended September 30, 2009, we had interest income of $22 for the nine months ended September 30, 2009 compared to interest expense of $37 in the corresponding period of 2008. In the first and second quarter of 2008, we had interest expense stemming from a short-term note payable which was fully repaid in July 2008. Interest income is earned on our excess cash balances, which were significantly higher throughout 2009 compared to 2008.

Segment Information

Our businesses are currently organized into the following two reportable segments; reconstructive products (the "Reconstructive Division") and spine products (the "Spine Division"). The Reconstructive Division segment is comprised of activity relating to Cardo's unicompartmental knee, patella-femoral products, and reconstructive knee products. The Spine Division segment is comprised of the spinal lumbar fusion system and cervical plate and screw systems.

These reportable segments are based on the nature of the products offered. Management evaluates performance and allocates resources based on several factors, of which the primary financial measure is segment operating results. Due to the distinct nature of the products in our Reconstructive Division, and the fact that it has a more developed market for its products, it is considered by management as a separate segment. Our Spine Division is still in the process of developing the market and obtaining instrumentation necessary to sell the products in greater quantities. As a result, the Spine Division is considered by management as a separate segment. The accounting policies of the reportable segments are the same as those described in Note 1.

As of September 30, 2009, the Reconstructive Division includes $1,233 of goodwill and $4,515 in other intangible assets relating to the Company's unicompartmental knee product. These amounts are expected to be deductible for income tax purposes.

The following table sets forth summarized financial results by reportable segment for the three and nine months ended September 30, 2009 and 2008:

	Reconstructive	Spine
	Division	Division	Corporate	Total

Nine Months Ended September 30, 2009 (unaudited)
Net sales	$1,175	$139	$-	$1,314
Total cost of sales and operating expenses	226	28	3,972	4,226
Depreciation and amortization	848	4	26	878
Interest income, net	-	-	22	22
Net income (loss)	$101	$107	$(3,976)	$(3,768)

Nine Months Ended September 30, 2008 (unaudited - restated)
Net sales	$885	$47	$-	$932
Total cost of sales and operating expenses	125	14	3,590	3,729
Depreciation and amortization	319	3	12	334
Interest expense, net	-	-	37	37
Net income (loss)	$441	$30	$(3,639)	$(3,168)

Three Months Ended September 30, 2009 (unaudited)
Net sales	$351	$85	$-	$436
Total cost of sales and operating expenses	76	8	1,250	1,334
Depreciation and amortization	303	2	8	313
Interest income, net	-	-	6	6
Net income (loss)	$(28)	$75	$(1,252)	$(1,205)

Three Months Ended September 30, 2008 (unaudited - restated)
Net sales	$386	$25	$-	$411
Total cost of sales and operating expenses	62	8	1,011	1,081
Depreciation and amortization	211	1	4	216
Interest expense, net	-	-	5	5
Net income (loss)	$113	$16	$(1,010)	$(881)

All of the Company's net sales were attributable to activity in the United States. There were no long-lived assets held in foreign countries.

Liquidity and Capital Resources

Net cash used in operating activities was $3,630 for the nine months ended September 30, 2009 compared to $1,613 for the same period in 2008. The primary use of cash in 2009 beyond wages and other operating costs was the build-up of inventory which has increased $1,051 during the current year.

Net cash used in investing activities was $1,051 for the nine months ended September 30, 2009 compared to $1,484 for the same period in 2008. The cash used by investment activities during the nine months ended September 30, 2009 was mostly attributed to the purchase of equipment to accommodate our operational and corporate growth as well as additional instrumentation required in order to support current and anticipated future sales levels. The current year also includes $130 of deposits associated with the October 2009 purchase of certain Vertebron, Inc. assets.

Our net cash provided by financing activities was $3,193 for the nine months ended September 30, 2009 compared to $6,775 for the same period in 2008. During the current quarter, we completed two equity investment transactions to provide us additional working capital needed to maintain and build certain inventory and instrumentation levels to meet expected increases in future sales and product development.

At September 30, 2009, we had $1,607 in cash; however, in October 2009 we used $1,170 in order to complete the Vertebron, Inc. transaction and raised net proceeds of $3,189 through a private placement. With this subsequent net cash infusion, the available funds are still not projected to meet all of our working capital needs for the next twelve months. The fact that Cardo will sustain losses through the remainder of 2009 and still requires outside sources of additional capital to supplement operations continues to create an uncertainty about our ability to continue as a going concern.

Management intends to use borrowings and securities sales to mitigate the effects of our use of that cash. However, we cannot assure you that debt or equity financing, if and when required, will be available. Our ability to continue as a going concern is dependent upon receiving additional funds either through the issuance of debt or equity and the success of management's plan to expand sales. Although we may obtain external financing through the sales of our own securities, there can be no assurance that such financing will be available, or if available, that any such financing would be on terms acceptable to us. If we are unable to fund our cash flow needs, we may have to reduce or stop planned growth or scale back operations and reduce staff.

Results of Operations for the Year Ended December 31, 2008 as Compared to the Year Ended December 31, 2007 (including the combined results of operations for Cardo and Accin) (Amounts in thousands)

The following are the consolidated results of operations for Cardo for the year ended December 31, 2008 compared to an unaudited pro forma presentation of Cardo and Accin Corporation, the company from which Cardo acquired its medical device business, for the year ended December 31, 2007, assuming they were combined at the beginning of the year in thousands.

		Cardo
		April 6, 2007,		Pro Forma
	Cardo	Inception,	Accin	Combined
	Year Ended	Through	Five Months	Year Ended
	December 31,	December 31,	Ended	December 31,
	2008	2007	May 31, 2007	2007	$ Change	% Change
				(unaudited)

Net sales	$1,268	$643	$157	$800	$468	58.5%
Cost of sales	197	69	25	94	103	109.6%
Gross profit	1,071	574	132	706	365	51.7%
Research and development expenses	1,332	215	41	256	1,076	420.3%
Selling, general and administrative expenses	3,914	671	250	921	2,993	325.0%
Impairment charges	1,457	-	-	-	1,457	100.0%
Loss from operations	(5,632)	(312)	(159)	(471)	(5,161)	1095.8%
Income (expense), net	(20)	33	20	53	(73)	-137.7%
Loss before non-controlling interest	(5,652)	(279)	(139)	(418)	(5,234)	1252.2%
Non-controlling interest in loss (earnings) of subsidiaries	(148)	(8)	128	120	(268)	-223.3%
Net loss	$(5,800)	$(287)	$(11)	$(298)	$(5,502)	1846.3%

Revenues

Net sales for the year ended December 31, 2008 increased by $468, or 58.5%, as compared to 2007. Accin, the company from which Cardo acquired its medical device business, launched and commenced sales of its first product in December 2006, a high performance, unicompartmental knee replacement product. As doctors became more familiar with our new product, they began using it more often. Total unicompartmental knee sales for 2008 amounted to $1,117, which represented an increase of $318 over 2007. In addition, during 2008, we began sales of our patellofemoral knee, hip and spine products, which contributed to an increase in sales of approximately $151 as compared to 2007.

Costs of Sales

Costs of sales for the year ended December 31, 2008 increased by $103, or 109.6%, as compared to the same period in 2007 primarily to due increased sales on the products mentioned above. Our gross profit percentage for 2008 was 84.5%, representing a decrease from the gross profit percentage of 88.3% in 2007. This decrease in gross profit percentage was primarily a result of a variation of sales mix during the year. During 2008, we began selling our patellofemoral knee, hip and spine products, which have lower gross margin percentages than do our knee products (75.5% for hip sales in and 72.2% for spine sales). This decreased our overall gross profit percentage, as virtually all sales during 2007 were knee products.

Research and Development Expenses

Research and development expenses for the year ended December 31, 2008 increased by $1,076, or 420.3%, from the same period in 2007. The increase was primarily due to $938 of in-process research and development expenses acquired in connection with the purchase of the non-controlling interest in Accelerated Innovation, LLC in June 2008. In addition, we increased prototype expenses in 2008 for production of our hip replacement prototypes. There were no expenditures for these items in 2007.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the year ended December 31, 2008 increased by $2,993, or 325.0%, as compared to the same period in 2007. During 2008, we incurred $978 in selling, general and administrative expenses relating primarily to legal and accounting fees associated with the reverse merger transaction with CKST which occurred on August 29, 2008, which we did not incur in 2007. We also incurred salary and payroll related expenses of $1,185 relating to additional employees hired in 2008. In addition, we incurred increased depreciation expense of $185 in 2008 as a result of increased capital expenditures for instrumentation and other equipment necessary to support our growth. We also incurred increased amortization expense of $376 in 2008 as a result of intangible assets acquired in connection with the purchase of the non-controlling interest in Accelerated Innovation, LLC in June 2008, as well as amortization of capitalized license fees.

Impairment Expenses

In 2008, we recognized $1,457 in goodwill impairment for the Cervical Xpand LLC purchase. There were no impairment charges in 2007.

Interest Income (Expense)

Net interest expense for the year ended December 31, 2008 amounted to $20, which consisted of interest expense of $48 relating to a note payable of $1,200 issued in February 2008 and repaid in July 2008, offset by interest income of $28. During 2007, our interest income amounted to $53. We had no interest expense in 2007, as we had no outstanding debt.

Liquidity and Capital Resources

Net cash used in operating activities was $2,696 for the year ended December 31, 2008 in contrast to $581 for April 6, 2007, inception, through December 31, 2007. The main uses of cash included expenses in connection with the reverse merger transaction, research and development costs and salaries.

Net cash used by investing activities was $1,836 for the year ended December 31, 2008 in contrast to an increase of cash from investing activities of $235 for April 6, 2007, inception, through December 31, 2007. The cash used by investment activities during the year ended December 31, 2008 primarily was attributable to the purchase of Cervical, Uni, Accelerated Innovation and the reverse merger with CKST, as well as purchases of instrumentation and other equipment of $515.

Our net cash provided by financing activities was $6,723 for the year ended December 31, 2008 in contrast to $1,250 for April 6, 2007, inception, through December 31, 2007. The cash provided by financing activities in 2008 consisted of the proceeds from a capital contribution in 2008, the proceeds of which were used to acquire the remaining minority interests of Cervical, Uni and Accelerated Innovation.

Over the next 12 months, we intend to use our capital to accelerate our research and product development, to add sales and financing personnel, to increase in-house vendor-related operations, to increase our inventory levels and for working capital.

In February 2008, Cardo borrowed $1,200 from the trustee of a member of Cardo to partially finance the acquisition of the minority interests of Cervical Xpand and Uni-Knee for an aggregate purchase price of $3,487. This $1,200 note payable was repaid in July 2008.

On June 19, 2008, simultaneously with the signing of the Merger Agreement, Frost Gamma Investments Trust and other investors invested $9,500 in Cardo in exchange for units of Cardo's membership interests. Dr. Phillip Frost, Chairman and Chief Executive Officer of Opko Health, Inc., is the trustee and beneficiary of Frost Gamma Investments Trust. Certain other investors invested an additional $3,475 in Cardo before the consummation of the Merger. Proceeds from these investments were used to close on the acquisition of the outstanding equity interests of Accelerated Innovation, Cervical Xpand and Uni-Knee, and to enable Cardo to accelerate its research and product development. Following the acquisitions, Cardo directly owns 100% of the equity interests of Accelerated Innovation, Cervical Xpand and Uni-Knee, as described above. Of these investment amounts, $1,600 remains available for use by us to accelerate our research and product development. To achieve our growth objectives, we are considering different strategies, including growth through acquisitions. As a result, we are evaluating and we will continue to evaluate other companies and businesses for potential synergies that would add value to our existing operations.

At March 27, 2009, we have $1,600 in cash which is not projected to meet all of our working capital needs for the next twelve months. The fact that the Company sustained losses in 2008 and still requires outside sources of additional capital to sustain operations has created an uncertainty about the Company's ability to continue as a going concern.

Management intends to use borrowings and securities sales to mitigate the effects of our use of that cash. However, we cannot assure you that debt or equity financing, if and when required, will be available. Our ability to continue as a going concern is dependent upon receiving additional funds either through the issuance of debt or through common and/or preferred stock and the success of management's plan to expand sales. Although we may obtain external financing through the sales of our own securities, there can be no assurance that such financing will be available, or if available, that any such financing would be on terms acceptable to us. If we are unable to fund our cash flow needs, we may have to reduce or stop planned growth or scale back operations and reduce staff.

Off-Balance Sheet Arrangements

We have no off-balance sheet financing arrangements.

Contractual Obligations

We had the following aggregate future minimum operating lease payments at September 30, 2009 (in thousands):

Annual periods ending September 30
2010	$ 182
2011	81
2012	74
$ 337

Forward Looking Statements-Safe Harbor

Our business, financial condition, results of operations, cash flows and prospects, and the prevailing market price and performance of our common stock, may be adversely affected by a number of factors, including the matters discussed in "Risk Factors". Certain statements and information set forth in this Form S-1, as well as other written or oral statements made from time to time by us or by our authorized executive officers on our behalf, constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. We intend for our forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we set forth this statement and the risk factors set forth herein in order to comply with such safe harbor provisions. You should note that our forward-looking statements speak only as of the date of this Form S-1 or when made and we undertake no duty or obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that the expectations, plans, intentions and projections reflected in our forward-looking statements are reasonable, such statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The risks, uncertainties and other factors that our stockholders and prospective investors should consider are included in "Risk Factors" beginning on page 3.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On October 24, 2008, we dismissed Pender Newkirk & Company LLP ("Pender") as our independent registered public accounting firm. Concurrent with this action on the same date, our audit committee appointed Stonefield Josephson, Inc. ("Stonefield") as our new independent registered public accounting firm. The decision to change accountants was approved by the audit committee and ratified by the Board of Directors.

The audit report of Pender on the financial statements of clickNsettle.com, Inc. as of and for the year ended June 30, 2008, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the period from October 3, 2007, the date we hired Pender, to the end of the most recent fiscal year on June 30, 2008 and from July 1, 2008 to the date of our dismissal of Pender, there have been no disagreements with Pender on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to Pender's satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports. During the same period, there have been no reportable events, as that term is described in Item 304(a)(1)(v) of Regulation S-K.

We provided Pender with a copy of the foregoing disclosures. A copy of a letter from Pender to the Securities and Exchange Commission, dated October 24, 2008, was filed as Exhibit 16.1 to the Company's Current Report on Form 8-K filed on October 29, 2008. During the two most recent fiscal years, and the subsequent interim period prior to engaging Stonefield, neither the Company nor anyone on its behalf consulted Stonefield regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and no written or oral advice was provided by Stonefield that was a factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issues as set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information, as of December 14, 2009, concerning the individuals named below, including their ages and their positions as of December 14, 2009):

Name	Age	Position
Andrew A. Brooks, M.D.	47	Chairman of the Board and Chief Executive Officer
Mikhail Kvitnitsky	45	President, Chief Operating Officer and Director
Derrick Romine	41	Chief Financial Officer and Secretary
Joseph Loggia	49	Director
Thomas H. Morgan	56	Director
Ronald N. Richards, Esq.	42	Director
Steven D. Rubin	49	Director
Subbarao Uppaluri, Ph.D.	59	Director

Note - our Directors serve a term of one year.

Business Experience of Directors and Executive Officers During the Past Five Years

Andrew A. Brooks, M.D. Dr. Brooks serves as our Chairman of the Board and Chief Executive Officer. He founded Cardo Medical, LLC on April 6, 2007, and has served as the President and Chief Executive Officer and manager of Cardo and of Accelerated Innovation, LLC. Dr. Brooks has been in the private practice of orthopedic surgery since 1994, specializing in sports medicine, arthroscopy and joint reconstruction. He has previously served as a design consultant to major companies for joint reconstruction and sports medicine products. He currently maintains a part time surgical practice at the Southern California Orthopedic Institute in Van Nuys, California.

Dr. Brooks was a founder and managing partner of Specialty Surgical Centers, a group of multi-specialty outpatient surgical centers operating in Beverly Hills, Encino, Irvine, Arcadia and Westlake Village. These surgical centers were sold to Symbion Healthcare, Inc. in August 2005. Dr. Brooks currently serves as a managing partner of Specialty Surgical Center in Westlake Village. Dr. Brooks also co-founded the Ridgecrest Sports Rehabilitation Center in 1995, which was sold to a public company in February 1998.

Dr. Brooks is a graduate of the University of Southern California School of Medicine. He completed his residency in Orthopaedic Surgery at the University of Southern California, and subsequently completed a fellowship in arthroscopic reconstructive surgery and sports medicine at the Hughston Clinic in Columbus, Georgia. Dr. Brooks is board-certified by the American Board of Orthopaedic Surgery and is a Fellow of the American Academy of Orthopaedic Surgeons. He is also a Fellow of the American College of Surgeons and a member of the Arthroscopy Association of North America. He is an active member of the Los Angeles Chapter of the Young Presidents Organization.

Michael Kvitnitsky. Mr. Kvitnitsky serves as our President and Chief Operating Officer and as a director of our company. Since May 2007, Mr. Kvitnitsky has served as the Chief Operating Officer and manager of Cardo Medical, LLC and Accelerated Innovation, LLC. He also has served as the President and manager of Cervical Xpand, LLC, a developmental-stage spinal company, since July 2005, and of Uni-Knee, LLC, a developmental-stage orthopedic company, since May 2006. Mr. Kvitnitsky founded Accin Corporation, a medical device company, for which he has served as President, Chief Executive Officer and director since February 2005. Prior to that, Mr. Kvitnitsky was employed by Stryker Corporation (NYSE: SYK) from 1998 until January 2005; his last position with Stryker was Vice President, Innovation and Business Development, of Stryker International. His prior employment, from 1990 to 1998, included engineering and research positions with multinational medical device companies in the United States and, from 1986 to 1989, included research institutions in Ukraine.

Derrick Romine. Mr. Romine serves as our Chief Financial Officer and Secretary. Since February 2008, Mr. Romine has served as the Chief Financial Officer of Cardo Medical, LLC. Prior to joining Cardo, he worked for 18 years in all aspects of finance and strategy, including corporate restructuring, capital structure management and organizational development. Most recently, from 2004 to February 2008, Mr. Romine served as Controller for Specialty Surgical Centers, following its acquisition by Symbion Healthcare, Inc. From 2000 to 2004, Mr. Romine held a key financial position at Doane Pet Care, Inc. As Doane's Director of Financial Planning and Control, he orchestrated financial modeling for the largest private label pet food manufacturer globally. Prior to that, from 1997 to 2000, he worked in strategic projects as Director of Strategy & Analysis at Service Merchandise Corporation, a retail company, where he focused specifically on corporate restructure and capital management. Prior to 1997, Mr. Romine held various financial and operational positions in both the public and private sector.

Joseph Loggia. Mr. Loggia serves as a director of our company. Mr. Loggia has served as the Chief Executive Officer of Advanstar, Inc. and its wholly-owned subsidiary, Advanstar Communications, Inc., a leading worldwide media company providing integrated marketing solutions for the fashion, life sciences and powersports industries, since January 2004. As Chief Executive Officer, he led Advanstar's effort to develop and implement a new strategy, transforming the company from a traditional B2B publisher and trade show producer to a market-focused media company, culminating in a $1.14 billion sale of the company in 2007 to Veronis Suhler Stevenson, LLC, a private equity firm focusing on media, communications, information and education industries in North America and Europe. From 2001 through 2003, Mr. Loggia served as President and Chief Operating Officer of Advanstar, leading the company's efforts to enhance its operating efficiencies and implementing state-of-the-art data systems, new business development procedures and rewards, and a new growth-based management compensation system. From 1995 through 1998, he served as President and Chief Executive Officer of MAGIC International, producer of the MAGIC Marketplace apparel trade show, leading the acquisition of MAGIC by Advanstar in 1998. Prior to joining MAGIC, Mr. Loggia, who is a certified public accountant, was a manager at the accounting firm of Coopers & Lybrand in its fraud and financial investigations division, after having spent 10 years in law enforcement.

Thomas H. Morgan. Mr. Morgan serves as a director of our company. He is the Managing Member of Morgan Exploration, LLC, Morgan Marathon, LLC and Morgan United, LLC. Since 1982, Mr. Morgan also has been the founder and President of Morgan Energy Corporation, an oil and gas exploration company. Prior to that, he worked for Conoco Oil Company and Gulf Oil Company. Mr. Morgan has drilled, developed and owned interests in thousands of oil and gas wells throughout the Rocky Mountain region, Texas and Oklahoma. Through other entities, since 1985, Mr. Morgan has owned and developed numerous shopping centers, apartment complexes, condo towers and luxury single-family residences throughout the United States.

Ronald N. Richards, Esq. Mr. Richards serves as a director of our company. Mr. Richards has represented Specialty Surgical Centers, as one of its litigation counsel, and other medical professionals and clinics throughout Southern California. Since 2000, he was the senior partner of Ronald Richards & Associates based in Beverly Hills, California. Since 2003, Mr. Richards has served as Secretary of Sierra Towers Homeowners Association. Mr. Richards was a professor of law at the San Fernando Valley College of Law from 2006 to 2007. He has had numerous published opinions in the state courts and federal courts of appeal. Mr. Richards lectures to other attorneys on various legal matters and has published works on various related medical topics. In 2008, he obtained a Certificate of Management from the Anderson School of Management at the University of California, Los Angeles . Mr. Richards received his law degree from University of La Verne in 1995 and his undergraduate degree from the University of California, Los Angeles, in 1991.

Steven D. Rubin. Mr. Rubin serves as a director of our company. Mr. Rubin has served as Executive Vice President-Administration and as a director of OPKO Health, Inc. since May 2007. Mr. Rubin served as the Senior Vice President, General Counsel and Secretary of IVAX from August 2001 until September 2006. Prior to joining IVAX, Mr. Rubin was Senior Vice President, General Counsel and Secretary with privately-held Telergy, Inc., a provider of business telecommunications and diverse optical network solutions, from early 2000 to August 2001. In addition, he was with the Miami law firm of Stearns Weaver Miller Weissler Alhadeff & Sitterson from 1986 to 2000, in the Corporate and Securities Department. Mr. Rubin had been a shareholder of that firm since 1991 and a director since 1998. Mr. Rubin currently serves on the board of directors of Dreams, Inc., a vertically integrated sports licensing and products company, Safestitch Medical, Inc., a medical device company, Prolor Biotech, Inc., a development stage biopharmaceutical company, Kidville, Inc., which operates large, upscale facilities, catering to newborns through five-year-old children and their families and offers a wide range of developmental classes for newborns-5 year olds, Non-Invasive Monitoring Systems, Inc., a medical device company, Castle Brands, Inc., a developer and marketer of premium brand spirits, SearchMedia Holdings Limited, a leading nationwide multi-platform media company based in Shanghai, China and Neovasc, Inc., a company developing and marketing medical specialty vascular devices.

Subbarao Uppaluri, Ph.D. Dr. Uppaluri serves as a director of our company. Dr. Uppaluri has served as Senior Vice President and Chief Financial Officer of OPKO Health, Inc. since May 2007. Dr. Uppaluri served as the Vice President, Strategic Planning and Treasurer of IVAX from 1997 until December 2006. Before joining IVAX, from 1987 to August 1996, Dr. Uppaluri was Senior Vice President, Senior Financial Officer and Chief Investment Officer with Intercontinental Bank, a publicly traded commercial bank in Florida. In addition, he served in various positions, including Senior Vice President, Chief Investment Officer and Controller, at Peninsula Federal Savings & Loan Association, a publicly traded Florida S&L, from October 1983 to 1987. His prior employment, during 1974 to 1983, included engineering, marketing and research positions with multinational companies and research institutes in India and the United States. Dr. Uppaluri currently serves on the board of directors of Kidville, Inc., which operates large, upscale facilities, catering to newborns through five-year-old children and their families and offers a wide range of developmental classes for newborns-5 year olds, Non-Invasive Monitoring Systems, Inc., a medical devices company, and Winston Pharmaceuticals Inc., a specialty pharmaceutical company engaged in the discovery and development of products for pain management.

Relationship among Directors and Executive Officers

Pursuant to the terms of the Merger Agreement, Dr. Brooks nominated Messrs. Kvitnitsky, Loggia, Morgan and Richards and himself to serve as our directors, and Dr. Phillip Frost nominated Mr. Rubin and Dr. Uppaluri to serve as our directors. No family relationships exist among any of the individuals who will serve as our directors or executive officers.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth a summary of compensation awarded to, earned by or paid to the principal executive officers and principal financial officers of Cardo.

Name and
Principal					All Other
Position	Year	Salary	Bonus	Stock Options	Compensation	Total
Andrew A. Brooks (1)	2008	$ 250,000	$ -	$ 29,250	$ -	$ 279,250
Mikhail Kvitnitsky (2) (3)	2008	220,000	-	26,000	-	246,000
	2007	52,000	-	-	30,276	82,276
Derrick Romine (4)	2008	180,000	-	61,100	-	241,100

(1) Dr. Brooks currently serves as our Chairman of the Board and Chief Executive Officer. He has served as the President, Chief Executive Officer and manager of Cardo Medical ,LLC since May 2007 and Accelerated Innovation, LLC from May 2007 until its merger with Cardo Medical, LLC.

(2) Mr. Kvitnitsky currently serves as our President and Chief Operating Officer and as a director of our company. Mr. Kvitnitsky has served as the Chief Operating Officer and manager of Cardo Medical, LLC since May 2007 and Accelerated Innovation, LLC from May 2007 until its merger with Cardo Medical, LLC. He also has served as the President and manager of Cervical Xpand, LLC since July 2005, and of Uni-Knee, LLC since May 2006 until their mergers with Cardo Medial, LLC. Mr. Kvitnitsky founded Accin Corporation, for which he has served as President, Chief Executive Officer and director since February 2005. The information presented in this table reflects all compensation received by Mr. Kvitnitsky from Cardo, Accelerated Innovation, Cervical Xpand, Uni-Knee and Accin on a consolidated basis for the applicable periods.

(3) These amounts reflect 5% of the net receipts from the sale of the Align 360 unicompartmental knee product, which Mr. Kvitnitsky was entitled to receive per his compensation arrangement with us. See "Employment Agreements and Change in Control Arrangements-Compensation Arrangement with Michael Kvitnitsky" below.

(4) Mr. Romine currently serves as our Chief Financial Officer and Secretary. He has served as the Chief Financial Officer of Cardo Medical, LLC since February 2008.

Director Compensation

The following table sets forth a summary of compensation awarded to, earned by or paid to each director for the fiscal year ended December 31, 2008.

We anticipate reimbursing each director for reasonable travel expenses related to that director's attendance at Board of Directors and committee meetings.

	Fees Earned or	All Other
Name	Paid In Cash	Compensation	Total
Joseph Loggia	$ -	$ 5,000	$ 5,000
Thomas H. Morgan	-	5,000	5,000
Ronald N. Richards, Esq.	-	5,000	5,000
Steven D. Rubin	-	5,000	5,000
Subbarao Uppaluri	-	5,000	5,000

Compensation of Named Executive Officers

Commencing August 29, 2008, the closing date of the Merger, the annual compensation for our executive officers is as follows:

Name and
Principal		(1) Bonus
Position	Salary	Potential	Total
Andrew A. Brooks, Chief Executive Officer	$ 250,000	$ 250,000	$ 500,000
Mikhail Kvitnitsky, President and Chief Operating Officer	$ 220,000	$ 220,000	$ 440,000
Derrick Romine, Chief Financial Officer and Secretary	$ 180,000	$ 45,000	$ 225,000

(1) The amount reflected in this column reflects the maximum potential bonus that our Board of Directors may grant to each of the above executive officers.

Equity Incentive Plan

Our Board of Directors will consider adopting and implementing an equity incentive plan, pursuant to which we may grant various types of equity and equity-based awards to our executives, employees and contractors, including awards of stock options and restricted stock. Awards made pursuant to the plan may be made subject to the attainment of performance goals relating to one or more business criteria. If adopted, this plan is intended to assist our company in attracting, retaining and motivating designated eligible employees and independent contractors of ours and our subsidiaries and to increase their interest in the success of our company in order to promote our long-term interests. This plan will be designed to meet this intent by providing designated eligible persons with a proprietary interest in pursuing the long-term growth, profitability and financial success of our company.

The Compensation Committee of our Board of Directors, is expected to have complete authority, subject to the express provisions of the plan, to approve the employees or contractors to be granted awards, to determine the number of stock options or other awards to be granted, to set the terms and conditions of the awards, to remove or adjust any restrictions and conditions upon those awards, and to adopt rules and regulations, and to make all other determinations deemed necessary or desirable for the administration of this plan.

Employment Agreements and Change in Control Arrangements

Michael Kvitnitsky Employment Agreement, as Terminated as of June 23, 2008

On January 31, 2005, Michael Kvitnitsky entered into an employment agreement with Accin Corporation, under which he served as Chief Executive Officer of Accin. Accin assigned this agreement to Cardo's wholly-owned subsidiary, Accelerated Innovation, LLC, on May 21, 2007, along with substantially all of the other assets of Accin. On June 6, 2008, Mr. Kvitnitsky and Accelerated Innovation entered into an amendment to this employment agreement to remove references to a shareholders agreement for Accin. On June 23, 2008, Cardo acquired all of the ownership interests in Accelerated Innovation held by Accin, and Accelerated Innovation became the wholly-owned subsidiary of Cardo. Upon the closing of this acquisition, Mr. Kvitnitsky and Accelerated Innovation terminated Mr. Kvitnitsky's employment agreement.

Prior to its termination, the term of the employment agreement was from June 1, 2005 through May 30, 2008, with automatic renewal thereafter for successive one-year periods ending on each May 30, unless (i) either party elected to terminate the employment agreement at the end of the then-current term by giving the other party four months' advance written notice, or unless the agreement was earlier terminated by Accelerated Innovation for "Cause" or by Mr. Kvitnitsky for "Good Reason," as defined in the employment agreement. The employment agreement was automatically renewed for one year on May 30, 2008 and terminated by mutual agreement effective June 23, 2008. Under this employment agreement, Mr. Kvitnitsky was entitled to receive the following compensation and benefits:

Initial annual base salary of $52,000; Eligibility to receive stock options upon implementing a stock option plan; Eligibility to share in "milestone" payments; Five weeks of paid time off, including sick, vacation and personal days; Reimbursement for all reasonable and necessary business-related expenses; Participation in the life and health insurance plans, 401(k) plan and other employee benefit plans and programs generally made available to other employees; and certain severance benefits if his employment was terminated by Accelerated Innovation without Cause or by Mr. Kvitnitsky for Good Reason. If Mr. Kvitnitsky fails to perform his duties under this agreement or to otherwise comply with the terms of this agreement, or if Mr. Kvitnitsky does not cure that failure within 30 days after his receipt of written notice of the failure, his employment will be terminated. Mr. Kvitnitsky will be afforded a reasonable opportunity to be heard by the Board of Directors prior to termination.

Compensation Arrangement with Michael Kvitnitsky, as Terminated as of June 23, 2008

Michael Kvitnitsky was entitled to receive 5% of net receipts from the sale of the Align 360 unicompartmental knee product. For the year ended December 31, 2006, Accin (the party from which Cardo acquired its medical device business in 2007) paid $100,000 to Mr. Kvitnitsky under this arrangement, and paid him $6,863 for the period from January 1, 2007 through May 21, 2007 (the date of sale of Accin's business to Cardo). For the period from May 21, 2007 through December 31, 2007, Accelerated Innovation (which acquired Accin's medical device business) paid $22,918 to Mr. Kvitnitsky under this arrangement, and paid him $26,933 for the six months ended June 30, 2008.

Derrick Romine Employment Offer Letter

Derrick Romine serves as the Chief Financial Officer of Cardo, and will serve in that same capacity for Cardo, on an at-will basis pursuant to an employment offer letter dated September 5, 2008. This offer letter provides that Mr. Romine will receive an annual base salary of $180,000, a discretionary bonus of up to a maximum amount of $45,000 based on specific performance objectives tied to Cardo meeting its financial targets, and reimbursement for normal business expenses. In addition, he is entitled to participate in all health insurance and employee benefits adopted by Cardo and is eligible to accrue three weeks of vacation during his first year of employment. The offer letter also confirmed the grant of options to Mr. Romine exercisable for units of membership interests in Cardo, which converted into options exercisable for shares of common stock of Cardo upon completion of the Merger. See the section titled "Outstanding Option Grants" below for more information regarding the options granted to Mr. Romine.

If Cardo terminates Mr. Romine's employment without "Cause" (as defined below), or if he terminates his employment without "Good Reason" (as defined below), at any time on or prior to September 4, 2010, Mr. Romine will be entitled to the following severance benefits: Cardo will pay Mr. Romine the sum of six months of his then-current monthly salary as severance payment to be paid in bi-weekly installments so long as he does not work or otherwise provide services to a competitor of Cardo during that six-month period. Fifty percent of Mr. Romine's unvested options will become fully exercisable as of the date of termination of his employment and, together with any vested options at the termination date, may be exercised pursuant to the terms thereof within 90 days of the termination date (or one year after the termination date if Mr. Romine dies during that 90-day period). The remaining unvested options at the termination date, to the extent not then presently exercisable, shall terminate as of the termination date and shall not be exercisable thereafter.

If Mr. Romine is terminated for Cause, or if he voluntarily terminates his employment or resigns from his positions with the Company without Good Reason, he will not be entitled to the Severance Benefits. As used in the offer letter, the term "Cause" means an act or omission that constitutes fraud, deceit, intentional misconduct, a knowing violation of law, recklessness or gross negligence that materially and adversely has affected or affects the business of Cardo, a material breach of any of Mr. Romine's obligations under any written agreement with Cardo, or material nonperformance of his duties to Cardo which has not been cured after 15 days' written notice from Cardo setting forth in reasonable detail the nature of the nonperformance. As used in the offer letter, the term "Good Reason" means a material breach by Cardo of any of their obligations under any written agreement with Mr. Romine, a substantial and unusual reduction in his duties, responsibilities or authority, or receipt of instructions to take actions in violation of law that has not been cured after 15 days' written notice from Mr. Romine to Cardo and setting forth in reasonable detail the nature of the action giving rise to the claim of Good Reason.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information with respect to the beneficial ownership of our outstanding common stock as of December 14, 2009, by (i) each nominee for director of ours, (ii) each named executive officer identified in the Summary Compensation Table, (iii) all nominees for director and nominees for executive officers as a group, and (iv) each stockholder identified as beneficially owning greater than 5% of our common stock. Except as otherwise indicated below, each person named in the tables has sole voting and investment power with respect to all shares of common stock beneficially owned by that person, except to the extent that authority is shared by spouses under applicable law. To our knowledge, none of the shares reported below are pledged as security.

For purposes of the following tables, a person is deemed to be the beneficial owner of securities that can be acquired by that person within 60 days from December 14, 2009 upon exercise of options, warrants and/or other convertible or exercisable securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and other convertible or exercisable securities that are held by that person (but not those held by any other person) and that are convertible or exercisable within the 60-day period have been exercised. The percentage of outstanding common shares has been calculated based upon 230,293,141 shares of common stock outstanding on December 14, 2009. None of the stockholders listed below have any options, warrants or other derivative securities with respect to our common stock that are convertible or exercisable within 60 days from December 14, 2009.

	Shares of Common Stock
	Beneficially Owned
	Amount and Nature of
Directors and Officers	Beneficial Ownership	Percent of Class
Andrew A. Brooks, M.D.	61,868,189	26.87%
Mikhail Kvitnitsky	28,956,653	12.57%
Joseph Loggia	8,000	*
Thomas H. Morgan	7,863,615	3.42%
Ronald N. Richards, Esq.	675,205	*
Derrick Romine	771,941	*
Steven D. Rubin	53,197	*
Subbarao Uppaluri, Ph.D.	346,967	*
All directors and executive officers as a group (8 persons)	100,543,767	43.66%

*Indicates ownership of less than 1%.

	Shares of Common Stock
	Beneficially Owned
	Number and Nature of
5% or More Shareholders (1)	Beneficial Ownership	Percent of Class
Frost Gamma Investments Trust (2)	33,250,911	14.44%

 (1) Based on information in separate Schedule 13D dated September 8, 2008, Andrew A. Brooks, M.D. and Michael Kvitnitsky also are 5% or more stockholders. The business address of Andrew A. Brooks and Michael Kvitnitsky is 9701 Wilshire Boulevard, Suite 1100, Beverly Hills, CA 90212.

(2) Based on information in Amendment No. 2 to Schedule 13D dated December 8, 2009, Frost Gamma Investments Trust holds 33,250,911 shares of common stock. The business address of Frost Gamma Investments Trust is 4400 Biscayne Boulevard, Suite 1500, Miami, Florida 33137. Phillip Frost, M.D. is the trustee and Frost Gamma Limited Partnership is the sole and exclusive beneficiary of Frost Gamma Investments Trust.

Outstanding Option Grants

In August 2008, Cardo LLC issued options exercisable for units of membership interests in Cardo LLC with an exercise price of $147,625 per unit (which is not less than the fair market value on the date of grant). Each option has a term of 10 years and vests in equal installments over a five-year period commencing on the first anniversary of the date of grant. In connection with the Merger, these options converted into options exercisable for shares of our common stock with an exercise price of $0.22126 per share (which is not less than the fair market value on the date of grant). The following table provides information with respect to (i) the name and relation of the optionee to Cardo, (ii) the number of units of membership interests in Cardo that may be acquired pursuant to an exercise of the options, and (iii) the number of shares of Cardo's common stock that may be acquired pursuant to an exercise of the options, in each case subject to the terms of the options:

Number of
Cardo Shares
pursuant to
Name and Relation	Option Exercise
Andrew A. Brooks, MD	225,000
President, Chief Executive Officer and Director
Mikhail Kvitnitsky,	200,000
Chief Operating Officer and Director
Derrick Romine,	470,000
Chief Financial Officer
Joseph Loggia,	40,000
Director
Thomas H. Morgan,	40,000
Director
Ronald N. Richards,	40,000
Director
Steven D. Rubin,	40,000
Director
Subbarao Uppaluri, PhD	40,000
Director

Equity Compensation Plan Information

The following table summarizes the number of outstanding options granted to employees, service providers and directors under the Company's compensation plans and arrangements as of the quarter ended September 30, 2009. For a description of equity compensation plans not approved by security holders see Note 12 to the Consolidated Financial Statements for the year ended December 31, 2008 included elsewhere in this registration statement.

	Number of securities		Number of securities
	to be issued upon	Weighted-average	remaining available
	exercise of	exercise price of	for future issuance
	outstanding options,	outstanding options,	under equity
	warrants and rights	warrants and rights	compensation plans

Equity compensation plans
not approved by security holders	2,358,400	$ 0.23	-

Equity compensation plans
approved by security holders	-	-	-
Total	2,358,400	$ 0.23	-

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

The Company appointed Ladenburg as the Company's exclusive placement agent for the private placement offering that closed in October and November 2009. Dr. Phillip Frost, through Frost Gamma Investments Trust, is a common principal stockholder of both the Company and of Ladenburg. Furthermore, certain senior managers of the placement agent are stockholders of the Company. After reviewing all information related to the transaction between the Company and Ladenburg, a potential related party transaction, the Company's Audit Committee approved the related party transaction. Ladenburg, as the placement agent, for acting in such capacity for the shares of common stock offered in the private placement offering, received: (i) a cash commission equal to eight percent (8%) of the gross proceeds from the offering that was received from Approved Investors; (ii) a cash non-accountable expense allowance equal to one percent (1%) of the gross proceeds of the offering to Approved Investors; (iii) reimbursement of Ladenburg's out-of-pocket expenses related to the offering, including its legal fees and expenses up to $40,000; and (iv) the issuance to Ladenburg of warrants to purchase 575,613 shares of common stock equal to six percent (6%) of the number of shares sold in the offering to Approved Investors, at an exercise price of $0.44 per share. The approximate dollar value of the related party transaction is $317,198.

CORPORATE GOVERNANCE

Director Independence

Of the seven members of the Board of Directors five are determined to be independent, they are Joseph Loggia, Thomas H. Morgan, Steven D. Rubin, Ronald N. Richards and Subbarao Uppaluri, all of whom are independent directors as determined by the rules of NYSE AMEX, LLC (formerly the American Stock Exchange).

Audit Committee

The members of the Audit Committee are Subbarao Uppaluri, Thomas H. Morgan and Joseph Loggia, all of whom are independent directors as determined by the rules of NYSE AMEX, LLC (formerly the American Stock Exchange). The responsibilities and duties of the Audit Committee consist of but are not limited to: (1) overseeing the financial reporting process; (2) meeting with our external auditors regarding audit results; (3) engaging and ensuring independence of our outside audit firm and (4) reviewing the effectiveness of the Company's internal controls. Our Board has determined that Mr. Loggia and Mr. Uppaluri qualify as Audit Committee financial experts within the meaning of applicable regulations of the SEC, promulgated pursuant to the Sarbanes-Oxley Act of 2002.

MATERIAL CHANGES

None

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

None

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company's Amended and Restated Certificate of Incorporation provides that the Company will indemnify an officer, director, or former officer or director, to the fullest extent permitted under the General Corporation Law of the State of Delaware or any other applicable laws as presently or thereafter in effect.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the shares of common stock offered through this prospectus will be passed on by Akerman Senterfitt.

EXPERTS

The financial statements for the years ended December 31, 2007 and 2008, included in this prospectus to the extent and for the periods indicated in their reports, have been audited by Stonefield Josephson, Inc., independent registered public accountants, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing in giving such reports.

HOW TO GET MORE INFORMATION

We file annual, quarter and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the Commission's EDGAR system. You may inspect these documents and copy information from them at the Commission's public reference room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information that is different.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13 - OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
Amount
Securities and Exchange Commission Registration Fee	$624.03
Legal Fees and Expenses	60,000
Accounting Fees and Expenses	7,000
Miscellaneous Expenses	3,000
Total	$70,624.03

All amounts are estimates, other than the SEC's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling stockholders. The selling stockholders; however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 14 - INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company's Amended and Restated Certificate of Incorporation provides that the Company will indemnify an officer, director, or former officer or director, to the fullest extent permitted under the General Corporation Law of the State of Delaware or any other applicable laws as presently or thereafter in effect. The Company is also party to an Indemnification Agreement with Directors and Officers of the Company filed as Exhibit 10.12. The Company must indemnify the Directors and Officers to the fullest extent permitted by law.

ITEM 15 - RECENT SALES OF UNREGISTERED SECURITIES

On June 30, 2009, Cardo Medical, Inc. closed on the sale of 8,689,319 shares of the Company common stock, par value $0.001 per share at a price of $0.35 per share for aggregate gross proceeds of $3,041,260. The offering of common stock was conducted by the Company in a non-brokered private placement to accredited investors pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. The Company believes the exemption is available because the securities were not offered pursuant to a general solicitation and the status of the investors as "accredited investors" as defined in Regulation D of the Securities Act of 1933, as amended.

On September 21, 2009, Cardo Medical, Inc. closed on the sale of 485,714 shares of the Company common stock, par value $0.001 per share at a price of $0.35 per share for aggregate gross proceeds of $170,000. The offering of common stock was the second tranche of the June 30, 2009 offering referred to above. The Company conducted the offering of common stock in a non-brokered private placement to accredited investors pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. The Company believes the exemption is available because the securities were not offered pursuant to a general solicitation and the status of the investors as "accredited investors" as defined in Regulation D of the Securities Act of 1933, as amended.

On October 27, 2009, Cardo Medical, Inc. sold 9,949,276 shares of common stock, par value $0.001 per share of the Company at a price of $0.35 per share for aggregate gross proceeds of $3,482,250 as part of a private placement for maximum gross proceeds of $6,500,000. The Company relied on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended for the issuance of the shares of common stock in the Company, which exception the Company believed was available because the securities were not offered pursuant to a general solicitation and the status of the investors as "accredited investors" as defined in Regulation D of the Securities Act, as amended.

On November 13, 2009, Cardo Medical, inc. sold 7,808,561 shares of common stock, par value $0.001 per share of the Company at a price of $0.35 per share for aggregate gross proceeds of $2,733,000 in the second tranche of the prior private placement for maximum gross proceeds of $6,500,000. The November 13, 2009 closing completed the private placement. The Company relied on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended for the issuance of the shares of common stock in the Company, which exception the Company believed was available because the securities were not offered pursuant to a general solicitation and the status of the investors as "accredited investors" as defined in Regulation D of the Securities Act, as amended.

ITEM 16 - EXHIBITS

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
		Incorporated By Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date
2.1	Merger Agreement and Plan of Reorganization, dated as of June 18, 2008, by and among clickNsettle.com, Inc., Cardo Medical, LLC and Cardo Acquisition, LLC.	8-K	000-21419	2.1	June 23, 2008
2.2	First Amendment to Merger Agreement and Plan of Reorganization, dated as of August 29, 2008, by and among clickNsettle.com, Inc., Cardo Medical, LLC and Cardo Acquisition, LLC.	8-K	000-21419	2.2	September 9, 2008
2.3	Asset Purchase Agreement, dated September 30, 2009, by and among Cardo Medical, Inc. and Vertebron, Inc.	8-K	000-21419	2.1	October 6, 2009
3.1	Amended and Restated Certificate of Incorporation	8-K	000-21419	3.1	March 18, 2008
3.2	Amended and Restated Bylaws.	8-K	000-21419	3.1	February 1, 2008
5.1#	Opinion of Akerman Senterfitt
10.1	Escrow Agreement, dated as of August 29, 2008, by and among Chicago Title Company, clickNsettle.com, Inc. Andrew A. Brooks, M.D. and Mikhail Kvitnitsky.	8-K	000-21419	10.1	September 9, 2008
10.2	Form of Lockup Agreement.	8-K	000-21419	10.2	September 9, 2008
10.3	Lockup Agreement, dated August 29, 2008, for Derrick Romine.	8-K	000-21419	10.3	September 9, 2008
10.4	Amended and Restated 1996 Incentive and Nonqualified Stock Option Plan.	10-KSB			September 28, 1998

10.5*	Form of Cardo Medical, LLC Nonstatutory Option Agreement	8-K	000-21419	10.5	September 9, 2008
10.6	Stock Purchase Agreement, dated as of December 19, 2007, by and among clickNsettle.com, Inc., Frost Gamma Investments Trust, Dr. Jane Hsiao, Steven D. Rubin and Subbarao Uppaluri.	8-K	000-21419	10.1	December 21, 2007
10.7	First Amendment to Stock Purchase Agreement, dated as of January 31, 2008, by and among clickNsettle.com, Inc., Frost Gamma Investments Trust, Dr. Jane Hsiao, Steven D. Rubin and Subbarao Uppaluri.	8-K	000-21419	10.2	February 1, 2008
10.8*	Employment Agreement, dated as of January 31, 2005, by and between Accelerated Innovation, LLC, as successor to Accin Corporation, and Mikhail Kvitnitsky.	8-K	000-21419	10.8	September 9, 2008
10.9*	Amendment to Employment Agreement, dated as of June 6, 2008, by and between Accelerated Innovation, LLC and Mikhail Kvitnitsky.	8-K	000-21419	10.9	September 9, 2008
10.10*	Termination Agreement, effective as of June 23, 2008, by and between Accelerated Innovation, LLC and Mikhail Kvitnitsky.	8-K	000-21419	10.10	September 9, 2008
10.11*	Employment Offer Letter with Derrick Romine dated September 5, 2008.	8-K	000-21419	10.11	September 9, 2008
10.12	Form of Indemnification Agreement for officers and directors.	8-K	000-21419	10.12	September 9, 2008
10.13+	Agreement, dated as of August 22, 2006, by and between Accelerated Innovation, LLC, as successor to Accin Corporation, and Infinesse Corporation.	8-K	000-21419	10.13	September 9, 2008
10.14	Supplier Agreement, dated June 16, 2006, between Stelkast Company and Accelerated Innovation, LLC, as successor to Accin.	8-K	000-21419	10.14	September 9, 2008
10.15+	Contracted Services Agreement, dated September 1, 2007, by and between Accelerated Innovation, LLC and Summit Corporate Services, Inc.	8-K	000-21419	10.15	September 9, 2008
10.16	Agreement dated April 30, 2008, by and among Mikhail Kvitnitsky and Accelerated Innovation, LLC, Cervical Xpand, LLC and Uni-Knee, LLC.	8-K	000-21419	10.16	September 9, 2008
10.17	Agreement dated April 30, 2008, by and among John D. Kuczynski, Accelerated Innovation, LLC and Uni-Knee, LLC.	8-K	000-21419	10.17	September 9, 2008
10.18	Agreement dated April 30, 2008, by and among Richard H. Rothman, M.D., Ph.D., Accelerated Innovation, LLC and Cervical Xpand, LLC.	8-K	000-21419	10.18	September 9, 2008
10.19	Agreement dated April 30, 2008, by and among Todd J. Albert, M.D., Accelerated Innovation, LLC and Cervical Xpand, LLC.	8-K	000-21419	10.19	September 9, 2008

10.20	Agreement dated April 28, 2008, by and among, Rafail Zubok, Accelerated Innovation, LLC and Cervical Xpand, LLC.	8-K	000-21419	10.20	September 9, 2008
10.21*	Nonstatutory Option Agreement, dated August 27, 2008, by and between Cardo Medical, LLC and Derrick Romine.	10-Q	000-21419	10.1	November 14, 2008
10.22	Form of Registration Rights Agreement, dated October 27, 2009, by and among Cardo Medical, Inc. and the Several Purchasers.	8-K	000-21419	10.1	October 29, 2009
21.1	Subsidiaries of clickNsettle.com, Inc.	8-K	000-21419	21.1	September 9, 2008
23.1#	Consent of Stonefield Josephson, Inc.
23.2#	Consent of Akerman Senterfitt (included in Exhibit 5.1)
#	Filed herewith.
*	Management compensation plan or agreement.
+	Confidential Treatment has been requested as to a portion of this exhibit. The confidential portion of this exhibit has been omitted and filed separately with the Securities and Exchange Commission.

ITEM 17 - UNDERTAKINGS

UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

CARDO MEDICAL, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Documents for the fiscal year ended December 31, 2008, extracted from our annual report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2009:

Report of Independent Registered Accounting Firm for the years ended December 31, 2008 and 2007

Financial Statements

Consolidated Balance Sheets at December 31, 2008 and 2007

Consolidated Statements of Operations and Comprehensive Loss for the years ended December 31, 2008 and 2007

Consolidated Statements of Shareholders' Equity (Deficiency) for the years ended December 31, 2008 and 2007

Consolidated Statements of Cash Flows for the years ended December 31, 2008 and 2007

Notes to Consolidated Financial Statements

Unaudited Financial Statements for the Nine Months Ended September 30, 2009, extracted from our quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2009:

Financial Statements

Condensed Consolidated Balance Sheets at September 30, 2009 (Unaudited) and December 31, 2008

Condensed Consolidated Statement of Operations (Unaudited) - Three and Nine Months Ended September 30, 2009 and 2008

Condensed Consolidated Statements of Cash Flows (Unaudited) - Nine Months Ended September 30, 2009 and 2008

Notes to Condensed Consolidated Financial Statements (Unaudited)

Report of Independent Registered Public Accounting Firm

Board of Directors
Cardo Medical, Inc.
Beverly Hills, CA

We have audited the accompanying consolidated balance sheets of Cardo Medical, Inc. (the "Company") as of December 31, 2008 and 2007 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 2008 and April 6, 2007, inception, through December 31, 2007. These financial statements are the responsibility of the management of Cardo Medical, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required at this time to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cardo Medical, Inc. as of December 31, 2008 and 2007 and the results of their operations and their cash flows for the year ended December 31, 2008 and April 6, 2007, inception, through December 31, 2007 in conformity with United States generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has losses from operations, negative cash flows from operations, an accumulated stockholders' deficit and limited cash to fund future operations. These matters, among others, raise a substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. These financial statements do not included any adjustments relating to the recoverability and classification of recorded assets, or amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

/s/ Stonefield Josephson, Inc.

Stonefield Josephson, Inc.
Los Angeles, California
March 31, 2009

CARDO MEDICAL, Inc.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	December 31,	December 31,
	2008	2007

ASSETS

Current assets:
Cash and cash equivalents	$3,095	$904
Accounts receivable	186	208
Inventories	942	437
Prepaid expenses and other current assets	107	107
Total current assets	4,330	1,656

Property and equipment, net	716	387
Goodwill	1,233	-
Other intangible assets, net	5,003	-
Other assets, net	192	112
Total assets	$11,474	$2,155

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$777	$233
Total liabilities	777	233

Non-controlling interest	-	634

Stockholders' equity
Common stock, $0.001 par value, 750,000,000 million shares authorized, 203,360,271 and 133,440,954 issued and outstanding as of December 31, 2008 and December 31, 2007, respectively	203	133
Additional paid-in capital	16,631	1,442
Note receivable from stockholder	(50)	-
Accumulated deficit	(6,087)	(287)
Total stockholders' equity	10,697	1,288
Total liabilities, non-controlling interest and stockholders' equity	$11,474	$2,155

See accompanying notes, which are an integral part of these consolidated financial statements

CARDO MEDICAL, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share amounts)

		April 6, 2007,
		Inception,
	Year Ended	Through
	December 31,	December 31,
	2008	2007

Net sales	$1,268	$643
Cost of sales	197	69
Gross profit	1,071	574
Research and development expenses	1,332	215
Selling, general and administrative expenses	3,914	671
Impairment charges	1,457	-
Loss from operations	(5,632)	(312)
Interest income (expense), net	(20)	33
Loss before non-controlling interest	(5,652)	(279)
Non-controlling interest in loss (earnings) of subsidiaries	(148)	(8)
Loss before tax provision	(5,800)	(287)
Provision for income taxes	-	-
Net loss	$(5,800)	$(287)

Net loss available to common shareholders per share:
Basic and Diluted	$(0.03)	(0.00)

Weighted average shares outstanding:
Basic and Diluted	168,762,052	133,440,954

See accompanying notes, which are an integral part of these consolidated financial statements

CARDO MEDICAL, Inc.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND
NON-CONTROLLING INTEREST
FOR THE PERIOD APRIL 6, 2007, INCEPTION, THROUGH
DECEMBER 31, 2007, AND FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008

(in thousands, except share amounts)
	Common Stock		Additional Paid-in	Note Receivable	Accumulated	Non-controlling	Total Stockholders' Equity and
	Shares	Amount	Capital	From Stockholder	Deficit	Interest	Non-controlling Interest

Balance at April 6, 2007, inception	-	$-	$-	$-	$-	$-	$-

Capital contribution	133,440,954	133	4,867				5,000
Contribution of net assets of Accin			325			626	951
Distribution to Accin Corporation shareholders			(3,750)				(3,750)
Net loss					(287)	8	(279)

Balance at December 31, 2007	133,440,954	133	1,442	-	(287)	634	1,922

Capital contribution	58,641,744	59	12,915	(900)			12,074
Reverse merger transaction	11,277,573	11	2,231				2,242
Collection of note receivable				850			850
Acquisition of non-controlling interest of Uni						(15)	(15)
Acquisition of non-controlling interest of Cervical						20	20
Acquisition of non-controlling interest of Accelerated						(787)	(787)
Stock option compensation			43				43
Net loss					(5,800)	148	(5,652)
Balance at December 31, 2008	203,360,271	$203	$16,631	$(50)	$(6,087)	$-	$10,697

See accompanying notes, which are an integral part of these consolidate financial statements

CARDO MEDICAL, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, except share amounts)

		April 6, 2007,
	Fiscal Year	Inception,
	Ended	Through
	December 31,	December 31,
	2008	2007

Operating activities:
Net loss	$(5,800)	$(287)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation	185	48
Amortization	376	13
Impairment charges	1,457	-
Non-controlling interest in earnings (loss) of subsidiaries	148	8
Stock option compensation	43	-
Acquisition of in-process research and development	938	-
Effect of changes in:
Accounts receivable	22	(180)
Inventories	(505)	(241)
Prepaid expenses and other current assets	9	(84)
Accounts payable and accrued expenses	431	142
Net cash used in operating activities	(2,696)	(581)

Investing activities:
Purchase of property and equipment	(515)	(251)
Cash acquired from Accin transaction	-	611
Proceeds from reverse merger transaction with Clicknsettle.com, Inc.	2,245	-
Payments made to acquire minority interest of subsidiaries	(3,487)	-
Increase in other assets	(79)	(125)
Net cash provided by (used in) investing activities	(1,836)	235

Financing activities:
Capital contribution	12,924	5,000
Distribution to Accin Corporation shareholders	(6,201)	(3,750)
Proceeds from notes payable	1,200	-
Payments of notes payable	(1,200)	-
Net cash provided by financing activities	6,723	1,250
Net increase (decrease) in cash	2,191	904
Cash, beginning of period	904	-
Cash, end of period	$3,095	$904

Supplemental disclosure of cash flow information:
Interest paid	$48	$-
Income taxes paid	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Capital contributions through note receivable from members	$50	$-

See accompanying notes, which are an integral part of these consolidated financial statements

CARDO MEDICAL, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share amounts)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Cardo Medical, Inc. ("Cardo" or the "Company") is an early-stage orthopedic medical device company specializing in designing, developing and marketing reconstructive joint devices and spinal surgical devices. Reconstructive joint devices are used to replace knee, hip and other joints that have deteriorated through disease or injury. Spinal surgical devices involve products to stabilize the spine for fusion and reconstructive procedures. Within these areas, Cardo intends to focus on the higher-growth sectors of the orthopedic industry, such as advanced minimally invasive instrumentation and bone-conserving high-performance implants. Cardo is focused on developing surgical devices that will enable surgeons to bridge the gap between soft tissue-driven sports medicine techniques and classical reconstructive surgical procedures.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Principles of Consolidation

The consolidated financial statements include the accounts of Cardo, Accelerated Innovation, Inc. ("Accelerated"), Uni-Knee LLC ("Uni") and Cervical Xpand LLC ("Cervical"). All significant intercompany transactions have been eliminated in consolidation. The non-controlling and minority interests in these companies is represented by a single balance in the consolidated balance sheets. As of December 31, 2007, the total non-controlling interest balance of $634 was comprised of $77 for minority interest in Uni, ($43) in Cervical and $600 in Accelerated. As of December 31, 2008, the non-controlling interest balance amounted to $0, as the Company by then had acquired the minority interests in Uni and Cervical and the non-controlling interest in Accelerated (see Note 8).

For the period from August 29, 2008 to December 31, 2008, the consolidated financial statements also include the accounts of clickNsettle.com, Inc. ("CKST"), with whom the company completed a reverse takeover on that date (see Note 8).

Management's Plan

As reflected in the accompanying financial statements, the Company has losses from operations and negative cash flows from operations. These matters raise substantial doubt about the Company's ability to continue as a going concern. As more fully described in Note 9, the Company has been able to raise money in the form of a private placement of its securities. Notwithstanding success in raising this type of financing, there continues to be substantial doubt about the Company's ability to continue as a going concern.

In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which, in turn, is dependent upon the Company's ability to continue to raise capital and ultimately generate positive cash flows from operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classifications of liabilities that might be necessary should the Company be unable to continue its existence.

Management's plan regarding these matters includes raising additional funds in the form of a private placement of its securities during the second quarter of 2009.

Use of Estimates

Financial statements prepared in accordance with accounting principles generally accepted in the United States require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Among other things, management makes estimates relating to allowances for doubtful accounts, excess and obsolete inventory items, the estimated depreciable lives of property and equipment, the impairment of goodwill and other intangible assets, share-based payment, deferred tax assets and the allocation of the purchase price paid for the minority interests in Uni, Cervical and Accelerated. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash equivalents are comprised of certain highly liquid investments with maturities of three months or less when purchased. The Company maintains its cash in bank deposit accounts, which at times may exceed federally insured limits. At December 31, 2008 and 2007, the Company's deposits in excess of the federally insured limit were $2,700 and $600, respectively. The Company has not experienced any losses related to this concentration of risk.

Accounts Receivable

The Company periodically assesses its accounts receivable for collectability on a specific identification basis. If collectability of an account becomes unlikely, an allowance is recorded for that doubtful account. Once collection efforts have been exhausted, the account receivable is written off against the allowance. The Company does not require collateral for trade accounts receivable and has not experienced any write-offs. Management believes that all accounts receivable as of December 31, 2008 and 2007 are collectable.

Inventory

Inventory is stated at the lower of cost or net realizable value. Cost is determined on a first-in, first-out basis; and the inventory is comprised of work in process and finished goods. Work in process consists of fabrication costs paid relating to items currently in production. Finished goods are completed knee, spine and hip replacement products ready for sales to customers. At each balance sheet date, the Company evaluates its ending inventories for excess quantities and obsolescence. This evaluation includes an analysis of sales levels by product type. Among other factors, the Company considers current product configurations, historical and forecasted demand, market conditions and product life cycles when determining the net realizable value of the inventory. Provisions are made to reduce excess or obsolete inventories to their estimated net realizable values. Once established, write-downs are considered permanent adjustments to the cost basis of the excess or obsolete inventory. The Company did not have any inventory considered by management to be excess or obsolete as of December 31, 2008 or in 2007.

Property and Equipment

Property and equipment are recorded at historical cost and depreciated on a straight-line basis over their estimated useful lives, which range from three to five years. When items are retired or disposed of, income is charged or credited for the difference between the net book value of the asset and the proceeds realized thereon. Ordinary maintenance and repairs are charged to expense as incurred, and replacements and betterments are capitalized.

Intangible and Long-Lived Assets

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made. The Company's management currently believes there is no impairment of its long-lived assets. There can be no assurance, however, that market conditions will not change or demand for the Company's products will continue. Either of these could result in future impairment of long-lived assets.

Other Assets

In September 2007, the Company entered into an agreement with a manufacturer to market and distribute their uni-polar and mono-polar hip products. As part of this agreement, the manufacturer granted non-exclusive licenses to the Company to use certain information and improvements so that the Company may obtain regulatory approval for the products that are the subject of the agreements, and in connection with the Company's commercialization of those products. The total costs capitalized as of December 31, 2008 and December 31, 2007 amounted to $255 and $125, respectively. The amounts are being amortized using the straight-line method over a period of five years, which represents the contractual life of the agreement. Amortization of the license fees were $50 for the fiscal year ended December 31, 2008. In 2007 amortization commenced in September 2007 and amounted to $13 for the period of inception through December 31, 2007. Future amortization of the license fee will be $50 for each of the years ended December 31, 2009 through 2011 and $42 for the year ended December 31, 2012.

Goodwill and Other Intangible Assets

In accordance with SFAS No. 142, "Goodwill and Intangible Assets," goodwill is assessed for impairment annually at our year end or more frequently if circumstances indicate impairment. The Company recognized $1,457 of impairment charges for the year ended December 31, 2008. There is no projected revenue for the internally-developed spine product reporting unit. Accordingly, the Company performed a valuation of the goodwill related to that reporting unit. We used the discounted cash flow method by which it was determined that the goodwill no longer had any value. So at December 31, 2008 the entire goodwill related to Cervical has been written off.

Fair Value of Financial Instruments

For certain financial instruments, including accounts receivable, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their relatively short maturities. For the note payable, the carrying amount approximates its fair value due to its short maturity and interest rate commensurate with the interest rate the Company could get in the open market.

Share-Based Payment

The fair value of each stock option is estimated on the date of grant using the Black-Scholes option pricing model. Assumptions relative to volatility and anticipated forfeitures are determined at the time of grant with the following weighted average assumptions.

Fiscal Year
Ended
December 31,
2008

Expected life in years	7.5
Stock price volatility	46.7%
Risk free interest rate	3.5%
Expected dividends	None
Forfeiture rate	7.5%

The assumptions used in the Black-Scholes models referred to above are based upon the following data: (1) The expected life of the option is estimated by considering the contractual term of the option, the vesting period of the option, the employees' expected exercise behavior and the post-vesting employee turnover rate. (2) The expected stock price volatility of the underlying shares over the expected term of the option is based upon the Dow Jones index of small cap medical device companies as well as an index of similarly situated public companies. (3) The risk free interest rate is based on published U.S. Treasury Department interest rates for the expected terms of the underlying options. (4) Expected dividends are based on historical dividend data and expected future dividend activity. (5) The expected forfeiture rate is based on historical forfeiture activity and assumptions regarding future forfeitures based on the composition of current grantees.

Revenue Recognition

The Company recognizes revenues when there is persuasive evidence of an arrangement, product delivery and acceptance have occurred, the sales price is fixed and determinable, and collectability of the resulting receivable is reasonably assured.

The Company records revenues when title and the risk of loss pass to the customer. Generally, these conditions occur on the date that the surgery takes place at the hospital.

Shipping and Handling Costs

The Company delivers its products to the customers. The related costs are considered necessary to complete the revenue cycle. Therefore, the Company records these costs as a component of the cost of goods sold.

Advertising Costs

The Company did not incur any advertising costs during the year ended December 31, 2008 or the period of April 6, 2007, inception, through December 31, 2007.

Research and Development Costs

Research and development costs consist of expenditures for the research and development of new product lines and technology. These costs are primarily payroll and payroll related expenses and various sample parts. Research and development costs are expensed as incurred.

In connection with the acquisition of the minority interest of Accelerated , the Company acquired in-process research and development costs valued at $938, which are reflected as research and development expenses for the twelve months ended December 31, 2008.

Income Taxes

Prior to June 17, 2008, Cardo and its subsidiaries were flow-through entities from an income tax standpoint. Income generated in these entities was not taxed at the entity level, but rather, the income passed directly through to the owners' individual income tax returns. As a result, there is no provision for income tax for any period prior to this date.

On June 17, 2008, Cardo made an election with the Internal Revenue Service to be taxed as a corporation, meaning that any taxable income generated by Cardo and subsidiaries will be taxed at the Cardo level.

As a result, on June 17, 2008, the Company adopted the guidelines specified in SFAS No. 109, "Accounting for Income Taxes." In accordance with SFAS No. 109, deferred tax assets and liabilities are recognized to reflect the estimated future tax effects, calculated at currently effective tax rates, of future deductible or taxable amounts attributable to events that have been recognized on a cumulative basis in the financial statements. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates on the date of enactment.

Also on June 17, 2008, the Company adopted Financial Accounting Standards Board ("FASB") Interpretation No. 48, Accounting for Uncertainty in Income Taxes-An Interpretation of FASB Statement No. 109 ("FIN 48"). FIN 48 seeks to reduce the diversity in practice associated with certain aspects of measurement and recognition in accounting for income taxes. FIN 48 prescribes a recognition threshold and measurement requirement for the financial statement recognition of a tax position that has been taken or is expected to be taken on a tax return and also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. Under FIN 48 the Company may only recognize or continue to recognize tax positions that meet a "more likely than not" threshold.

On August 29, 2008, in connection with the reverse takeover of CKST, Cardo adopted CKST as the taxpaying entity.

Net Loss Per Share

The Company uses SFAS No. 128, "Earnings Per Share" for calculating the basic and diluted loss per share. The basic loss per share is calculated by dividing the net loss attributable to common shareholders by the weighted average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional shares were dilutive. Common equivalent shares are excluded from the computation of net loss per share if their effect is anti-dilutive.

For the year ended December 31, 2008, 2,398,400 potentially dilutive shares were excluded from the shares used to calculate diluted earnings per share as their inclusion would reduce net loss per share. There were no potentially dilutive shares excluded for any period in 2007.

Other Comprehensive Income

The Company has no other comprehensive income.

Concentrations and Other Risks

As of December 31, 2008, the Company had five customers that accounted for 23.1%, 16.4%, 15.4%, 12.1% and 10.5% of its accounts receivable. The Company had three customers that comprised 44.3%, 11.9% and 11.3% of the Company's net sales for the year ended December 31, 2008.

As of December 31, 2007, the Company had five customers that accounted for 39.3%, 14.5%, 11.5%, 11.2% and 10.9% of its accounts receivable. The Company had three customers that comprised 43.3%, 26.8% and 14.3% of the Company's net sales for the period of April 6, 2007, inception, through December 31, 2007.

Recent Accounting Pronouncements

Accounting standards promulgated by the Financial Accounting Standards Board ("FASB") change periodically. Changes in such standards may have an impact on the Company's future financial position. The following are a summary of recent accounting developments.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS No, 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements for nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. SFAS 162 will be effective 60 days following the SEC's approval. The Company does not expect that this statement will result in a change in current practice.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133.  SFAS No. 161 requires enhanced disclosures about a company's derivative and hedging activities. These enhanced disclosures will discuss (a) how and why a company uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under FASB Statement No. 133 and its related interpretations and (c) how derivative instruments and related hedged items affect a company's financial position, results of operations and cash flows. SFAS No. 161 is effective for fiscal years beginning on or after November 15, 2008, with earlier adoption allowed. The Company does not anticipate that the adoption of this accounting pronouncement will have a material effect on its financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No.157 defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for the Company for fiscal years beginning January 29, 2007. In February 2008, the FASB issued FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157, which delays the effective date of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities to fiscal years beginning after November 15, 2008.

In December 18007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements — an amendment of ARB No. 51. SFAS No. 160 establishes accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 clarifies that a non-

controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests, of which the Company currently has none.  All other requirements of SFAS No. 160 shall be applied prospectively.  SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. The Company anticipates that SFAS No. 160 will not have any significant impact on the Company's financial statements.

In December 18007, the FASB issued SFAS No. 141(revised 2007), Business Combinations, which revises current purchase accounting guidance in SFAS 141, Business Combinations. SFAS No. 141R requires most assets acquired and liabilities assumed in a business combination to be measured at their fair values as of the date of acquisition. SFAS No. 141R also modifies the initial measurement and subsequent remeasurement of contingent consideration and acquired contingencies, and requires that acquisition related costs be recognized as expense as incurred rather than capitalized as part of the cost of the acquisition. SFAS No. 141R is effective for fiscal years beginning after December 15, 2008 and is to be applied prospectively to business combinations occurring after adoption. The impact of SFAS No. 141R on the Company's financial statements will depend on the nature and extent of the Company's future acquisition activities.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option of Financial Assets and Financial Liabilities. SFAS No. 159 permits companies to choose to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS No. 159 is effective as of the beginning of the entity's first fiscal year that begins after November 15, 2007. The adoption of SFAS No. 159 did not have any significant impact on the Company's financial statements.

In September 2006, the FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans. FAS-158 requires employers to fully recognize the obligations associated with single-employer defined benefit pension, retiree healthcare and other postretirement plans in their financial statements. The adoption of SFAS No. 158 did not have any significant impact on the Company's financial statements.

In April 2008, the Financial Accounting Standards Board, or FASB issued FASB Staff Position ("FSP") No. FAS 142-3 "Determination of the Useful Life of Intangible Assets." This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, "Goodwill and Other Intangible Assets." The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under Statement 142 and the period of expected cash flows used to measure the fair value of the asset under FASB Statement No. 141 (revised 2007), "Business Combinations" and other U.S. generally accepted accounting principles (GAAP). This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The Company will adopt this FSP beginning January 1, 2009 and it is not believed that this will have an impact on the Company's financial statements.

In May 2008, the FASB issued FSP No. APB 14-1, "Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)." FSP APB 14-1 addresses instruments commonly referred to as Instrument C from Emerging Issues Task Force No. 90-19, which requires the issuer to settle the principal amount in cash and the conversion spread in cash or net shares at the issuer's option. FSP APB 14-1 requires that issuers of these instruments account for their liability and equity components separately by bifurcating the conversion option from the debt instrument, classifying the conversion option in equity, and then accreting the resulting discount on the debt as additional interest expense over the expected life of the debt. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years, and requires retrospective application to all periods presented. Early application is not permitted. The Company will adopt this FSP beginning January 1, 2009 and it is not believed that this will have an impact on the Company's financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the United States Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company's present or future financial statements.

2. INVENTORY

The Company's inventory consisted of the following as of December 31, 2008 and 2007.

(In thousands)	December 31,	December 31,
	2008	2007

Work in process	$161	$43
Finished goods	781	394
	$942	$437

3. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of December 31, 2008 and 2007.

(In thousands)	December 31,	December 31,
	2008	2007
Instrumentation	$832	$362
Computer equipment	115	71
Furniture and fixtures	2	2

Sub Total	949	435

Less: accumulated depreciation	(233)	(48)

Total	$716	$387

Depreciation expense for the year ended December 31, 2008 amounted to $185. Depreciation expense for the period from April 6, 2007, inception, through December 31, 2007 amounted to $48. Depreciation expense is included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

4. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following as of December 31, 2008 and 2007.

(In thousands)	December 31,	December 31,
	2008	2007
Accounts payable	$348	$233
Accrued legal expenses	136	-
Accrued accounting fees	75	-
Accrued payroll	25	-
Accrued commissions	34	-
Accrued vacation	42	-
Other accrued expenses	117	-
	$777	$233

5. INTANGIBLE ASSETS

Intangible assets consisted of the following as of December 31, 2008.

(In Thousands)
		Accumulated	Net Book
	Cost	Amortization	Value
Royalty Agreement	$ 2,034	$ 102	$ 1,933
Customer Contracts	294	73	220
Complete Technology	3,000	150	2,850
Total	$ 5,328	$ 325	$ 5,003

They royalty agreement and complete technology are being amortized on a straight line basis over a ten year life. The customer contracts are being amortized over a two year life. The useful lives of these assets are estimated based on their planned use and revenue forecasts for the products related to each intangible asset.

Amortization expense related to the intangible assets was $325 in 2008. Future amortization expense for these assets is as follows.

(In thousands)	Year Ended
December 31,
2009	$ 650
2010	576
2011	503
2012	503
2013	503
Thereafter	2,268

$ 5,003

6. NOTES PAYABLE

On February 6, 2008, the Company borrowed $1,200 from the trustee of a member (that is a trust) to make a down payment on the purchase price for the minority interests in Uni and Cervical. The note accrued interest at 10% per annum and was due in full, along with any accrued interest, on July 6, 2008. The note was collateralized by all assets of the Company and is personally guaranteed by the majority member of the Company.

In July 2008, the entire principal balance of $1,200 was repaid, along with all accrued interest amounting to $48.

 7. ACCIN TRANSACTION

On April 6, 2007, Cardo was organized by a group of investors who made an initial capital contribution amounting to an aggregate of $5,000. On May 21, 2007, (1) Cardo contributed $3,750 to Accelerated and (2) Accin, a related party company through a common owner, contributed all of its net business assets, with a net book value of $867, to Accelerated. In exchange for this contribution, Cardo received 37.5% of the ownership interests in Accelerated and Accin received the remaining 62.5% of the ownership interests.

Concurrent with the above transaction, on May 21, 2007, the $3,750 contributed by Cardo was distributed by Accelerated to Accin. In this transaction, Cardo received a one-year option to purchase the remaining 62.5% of the ownership interests in Accelerated held by Accin for $6,250,000 (see Note 8).

Upon analysis of the Accin contribution, and by applying the precepts found in Emerging Issues Task Force ("EITF") Issue No. 98-3, "Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business," it was determined that the net assets constituted a business. This was based on the inputs, outputs, customer base and processes of the operation.

Therefore, it was determined that the transaction was a business combination subject to the guidance of SFAS No. 141, "Business Combinations." Under that guidance, since Cardo obtained control of the operations despite not having majority ownership, Cardo was the acquirer for accounting purposes. Accordingly, the transaction was recorded as a purchase, and the accounts of Accelerated were consolidated with those of Cardo.

However, since the assets contributed by Accin were in exchange for ownership interests in Accelerated, in accordance with Staff Accounting Bulletin Topic 5, the assets were recorded on the books of Accelerated at Accin's historical cost basis.

Following is an unaudited pro forma presentation of Cardo and Accin assuming they were combined at the beginning of 2007.

	Cardo
	April 6, 2007,		Pro Forma
	Inception,	Accin	Combined
	Through	Five Months	Year Ended
	December 31,	Ended	December 31,
	2007	May 31, 2007	2007
(In thousands)			(unaudited)

Net sales	$643	$157	$800
Cost of sales	69	25	94
Gross profit	574	132	706
Research and development expenses	215	41	256
Selling, general and administrative expenses	671	250	921
Impairment expenses	-	-	-
Loss from operations	(312)	(159)	(471)
Interest income, net	33	20	53
Loss before non-controlling interest	(279)	(139)	(418)
Non-controlling interest in loss (earnings) of subsidiaries	(8)	128	120
Net loss	$(287)	$(11)	$(298)

8. ACQUISITION OF NON-CONTROLLING INTERESTS

On February 7, 2008, the Company entered into Membership Interest Purchase Agreements (the "Agreements") pursuant to which it agreed to purchase the minority interests in Uni and Cervical subject to certain conditions prior to closing. Together with the execution of the Agreements, Cardo made deposits to the minority interest holders of Uni and Cervical in the aggregate amount of $1,160. On June 23, 2008, the Company paid an additional $2,326 to the minority interest holders of Uni and Cervical to close the acquisition. As a result, the Company became the 100% owner of all interests in Uni and Cervical.

On June 19, 2008, the Company exercised its option to acquire the non-controlling interest in Accelerated for $6,250. Of this amount, $6,150 was paid to Accin as of June 30, 2008, and $100 was held for payment of acquisition costs, with any amounts left over due to the minority interest holders.

The Company's acquisition of the Uni, Cervical and Accelerated minority interest have been accounted for using the purchase accounting method. The financial statements reflect the allocation of the purchase price to the net assets acquired based on their estimated fair values as of the acquisition date. The Company's allocation of purchase price is as follows.

(In thousands)
	Uni	Cervical	Accelerated	Total
Estimated fair value of tangible net assets acquired	$15	$(19)	$786	$782

In-process research and development	-	-	938	938
Other intangible assets	2,034	-	3,293	5,327
Goodwill	-	1,457	1,233	2,690
Total purchase price	$2,049	$1,438	$6,250	$9,737

The amounts allocated to in-process research and development for Accelerated have been recorded as research and development expenses in the consolidated statement of operations during the year ended December 31, 2008. In addition, the goodwill associated with the purchase of Cervical was deemed to be impaired and consequently written off during the year ended December 31, 2008.

9. SHAREHOLDER EQUITY

Our authorized capital consists of 750,000,000 shares of common stock and 50,000,000 shares of preferred stock. Our preferred stock may be designated into series pursuant to authority granted by our Certificate of Incorporation, and on approval from our Board of Directors. As of December 31, 2008 we did not have any preferred stock issued.

On June 18, 2008, Cardo entered into a Unit Purchase Agreement with certain investors, pursuant to which the investors invested $9,500 in Cardo in exchange for units of membership interests in Cardo. After the execution of the Unit Purchase Agreement, Cardo completed a private placement of units of membership interests in Cardo to certain other investors, resulting in an additional investment of $3,475. The total capital raised from these sources was $12,974.

10. REVERSE MERGER

On August 29, 2008 Cardo completed a reverse takeover of CKST, a publicly traded company. Under the terms of the Merger Agreement, at the closing of the Merger, each Cardo unit issued and outstanding was converted into and exchanged for the right to receive 667,204.70995 shares of common stock of CKST. All options to buy units of Cardo were also converted into and exchanged for options to purchase shares of CKST at the same exchange rate as the shares.

Accordingly, all current and historic share and option quantities in the accompanying financial statements and notes thereto have been presented at the new higher share count, after conversion.

As a result of the Merger, CKST's shareholders and option holders own approximately 5.5% of the combined company on a fully diluted basis (or 11,298,979 shares of common stock outstanding and options); the members of Cardo, excluding the new investors who participated in the private placement in June 2008 (see Note 9), own approximately 64.5% of the combined company on a fully diluted basis (or 133,440,942 shares of common stock), the new investors own approximately 28.5% of the combined company on a fully diluted basis (or 58,641,701 shares of common stock), and option holders of Cardo have rights to own approximately 1.2% of the combined company on a fully diluted basis (or 2,398,400 shares of common stock underlying those options).

11. INCOME TAXES

The items accounting for the difference between income taxes computed at the federal statutory rate and the provision for income taxes were as follows:

Year ended
December 31,
2008

Statutory federal income tax rate	34%
State taxes, net of federal benefit	6%
Other	-1%
Change in valuation allowance	-39%
0%

Significant components of deferred tax assets and (liabilities) are as follows:

Net operating loss carryforwards	$ 706
State Taxes	(167)
Goodwill	624
Acquired in-process research and development	402
Depreciation and amortization	(102)
Non-qualified stock options	21
Other	24
Total, net	1,508
Valuation allowance	(1,508)
Deferred tax assets, net	$ -

The Company files income tax returns in the U.S. Federal and California and New Jersey State jurisdictions. The Company is subject to U.S. Federal, State and local income tax examinations by tax authorities since becoming a taxpayer in 2008. To date, the Company has not filed any tax returns as a non-flow through taxpaying entity.

At December 31, 2008, the Company has Federal and State net operating loss carryforwards available to offset future taxable income of approximately $1,700 and $1,700 respectively. These carryforwards will begin to expire in the years ending December 31, 2023 and December 31, 2018, respectively. These net operating losses may be subject to various limitations on utilization based on ownership changes in the prior years under Internal Revenue Code Section 382.

We periodically evaluate the likelihood of the realization of deferred tax assets, and adjust the carrying amount of the deferred tax assets by the valuation allowance to the extent the future realization of the deferred tax assets is not judged to be more likely than not. We consider many factors when assessing the likelihood of future realization of our deferred tax assets, including our recent cumulative earnings experience by taxing jurisdiction, expectations of future taxable income or loss, the carryforward periods available to us for tax reporting purposes, and other relevant factors.

At December 31, 2008, based on the weight of available evidence, including cumulative losses in recent years and expectations of future taxable income, we determined that it was not more likely than not that our deferred tax assets would be realized and have a $1,508 valuation allowance associated with our net deferred tax assets.

As a result of the implementation of FIN 48, the Company performed an analysis of its previous years' tax returns and its current year tax provision and determined that there were no positions taken that it considered uncertain. Therefore, there were no unrecognized tax benefits as of December 31, 2008.

Future changes in any unrecognized tax benefit are not expected to have an impact on the effective tax rate due to the existence of the valuation allowance. The Company estimates that the unrecognized tax benefit will not change within the next twelve months. The Company will continue to classify income tax penalties and interest, if any, as part of general and administrative expense in its Statements of Operations. There is no accrued interest or penalties as of December 31, 2008.

The following table summarizes the open tax years for each major jurisdiction:

Jurisdictions	Open Years

Federal	2006-2008
States	2006-2008

As the Company has significant net operating loss carryforwards, even if certain of the Company's tax positions were disallowed, it is not foreseen that the Company would have to pay any taxes in the near future. Consequently, the Company does not calculate the impact of interest or penalties on amounts that might be disallowed.

12. SHARE BASED PAYMENT

On August 29, 2008, the Company issued options to certain employees and Board members to purchase membership units in Cardo. On the same day, Cardo completed the reverse merger transaction described above (see Note 8), in which the options converted to shares in clickNsettle.com, Inc.

In accordance with SFAS No. 123(R), the Company has conducted an analysis of the fair value of the options immediately prior to the reverse merger, and immediately after the reverse merger and has concluded that there is no change in value as a result of the reverse merger. Therefore, no additional compensation cost will be recognized related to the reverse merger.

Furthermore, as described in Note 8 above, all share quantities in these financial statements have been cast to reflect the impact of the reverse merger. Therefore, the following disclosure uses those figures after the reverse merger.

The options granted give the grantees the right to purchase up to 2,398,400 shares of its common stock at an exercise price of $0.23 per share. The options vest 20% each year over a five year period and expire after ten years. The weighted average grant date fair value of options granted was $0.13 per option, for a total fair value of $300, which will be reflected as an operating expense over the vesting period of the options.

The total expense recognized for the year ended December 31, 2008 in the accompanying consolidated statements of operations amounted to $43.

A summary of option activity as of December 31, 2008, and changes during the year then ended is presented below.

			Weighted-
			Average
		Weighted-	Remaining
		Average	Contractual	Aggregate
		Exercise	Life	Intrinsic
	Options	Price	(Years)	Value

Outstanding at December 31, 2007	-	$-	-	$-
Granted	2,398,400	0.23	9.67	2,926
Exercised	-	-
Forfeited	-	-
Outstanding at December 31, 2008	2,398,400	0.23	9.67	2,926

Vested and expected to vest
at December 31, 2008	2,218,520	0.23	9.67	2,707

Exercisable at December 31, 2008	-	0.23	9.67	-

The aggregate intrinsic value in the table above is before applicable income taxes and is calculated based on the difference between the exercise price of the options and the quoted price of the common stock as of the reporting date.

A summary of the status of the Company's unvested options as of December 31, 2008 and changes during the fiscal year then ended is presented below.

		Weighted
		Average
		Grant Date
	Shares	Fair value

Unvested at December 31, 2007	-	-
Granted	2,398,400	0.13
Vested	-	-
Forfeited	-	-
Unvested at December 31, 2008	2,398,400	0.13

As of December 31, 2008, total unrecognized stock-based compensation expense related to unvested stock options was approximately $257, which is expected to be recognized over a weighted average period of approximately 5 years.

The following table summarizes information about stock options and warrants outstanding and exercisable at December 31, 2008:

Options Outstanding				Options Exercisable

		Weighted	Weighted		Weighted
		Average	Average		Average
Exercise	Number	Remaining	Exercise	Number	Exercise
Price	of Shares	Life (Years)	Price	of Shares	Price

$ 0.23	2,398,400	9.67	$ 0.23	-	$ -

13. RELATED PARTY TRANSACTIONS

For the period of April 6, 2007, inception, through December 31, 2007, the Company paid $50 to a shareholder for consulting services provided. The Company paid $0 to the shareholder for consulting services for the year ended December 31, 2008.

On May 21, 2007, the Company entered into a transaction in which Cardo received a 37.5% ownership interest in Accelerated and Accin, a related party company through a common owner, received a 62.5% ownership interest in Accelerated and a $3,750 cash distribution.

14. COMMITMENTS AND CONTINGENCIES

Employee Agreements

On February 25, 2008, the Company presented an offer letter to a key employee pursuant to which the employee was to be granted a 1.25% share of the Company's outstanding membership interests to be issued upon a proposed private placement of securities. The membership interest was to vest over a five year period commencing one year from the issuance date, with acceleration upon a change in control of the Company. The offer letter was not signed by the Company, but was returned to the Company executed by the employee.

The private placement was consummated on June 18, 2008. As a result, the Company had a potential commitment to issue the employee member interests with an estimated fair value of $562,500.

On September 5, 2008, the Company and the employee agreed that the February 25, 2008 offer letter was void and of no effect, and entered into a new letter agreement with the employee granting him options to purchase membership interests in the Company.

On May 21, 2007, in connection with the contribution of all the business assets of Accin to Accelerated, the Company took assignment of an employment agreement with a key employee, who is also a related party. The term of the agreement was from June 1, 2005 through May 30, 2008, with automatic renewal for successive one-year periods, and had a specified salary of $52,000 per year and a severance clause. On June 6, 2008, the employment agreement was amended to remove certain references to the predecessor company and its shareholder agreement. On September 8, 2008, the entire agreement was terminated, effective June 23, 2008.

Put Option Derivative

On June 18, 2008, the Company entered into a Unit Purchase Agreement and a Merger Agreement. Those agreements specified that if Cardo did not consummate this merger prior to August 31, 2008, the investors who were party to the Unit Purchase Agreement had the right ("Put Option") to cause Cardo to repurchase their units for the amount of their original investment, plus the amount of any liability for taxes the investors (or their equity holders or other beneficial owners) may have incurred based upon Cardo's income.

That Put Option was initially valued at $284, and it was recorded as a liability on the books of Cardo.

On August 29, 2008, Cardo completed the merger pursuant to the terms of the Merger Agreement. As a result, the Put Option was cancelled and the amount originally recorded as a liability was reclassified to equity.

Operating Leases

The Company leases its office facilities in Beverly Hills and Van Nuys, California (near Los Angeles) and Clifton, New Jersey (near New York City) under month to month operating leases. Total rent expense for the period from April 6, 2007, inception, through December 31, 2007, and the year ended December 31, 2008 amounted to $23 and $74, respectively.

15. SEGMENT INFORMATION

Our businesses are currently organized into the following two reportable segments; reconstructive products (the "Reconstructive Division") and spine products (the "Spine Division"). The Reconstructive Division segment is comprised of activity relating to the Company's unicompartmental knee, patello-femoral products, the total knee and hip products. The Spine Division segment is comprised of the spinal lumbar fusion system and cervical plate and screw systems.

The division into these reportable segments is based on the nature of the products offered. Management evaluates performance and allocates resources based on several factors, of which the primary financial measure is segment operating results. Due to the distinct nature of the products in the Company's Reconstructive Division, and the fact that it has a more developed market for its products, it is considered by management as a separate segment. The Company's Spine Division is still in the process of developing the market and obtaining instrumentation necessary to sell the products in greater quantities. As a result of the unique characteristics of this product line, the Spine Division is considered by management as a separate segment. The accounting policies of the reportable segments are the same as those described in Note 1.

As of December 31, 2008, the Company's Reconstructive Division includes $1,233 of goodwill and $5,003 in other intangible assets relating to the Company's unicompartmental knee product. These amounts are expected to be deductible for income tax purposes.

The following table sets forth financial information by reportable segment (in thousands).

	Reconstructive	Spine
(In thousands)	Division	Division	Corporate	Total

Year Ended December 31, 2008
Net sales	$1,188	$80	$-	$1,268
Total cost of sales and operating expenses	692	26	6,330	7,048
Interest expense, net	-	-	(20)	(20)
Net income (loss)	$496	$54	$(6,350)	$(5,800)

Depreciation and amortization	$536	$4	$21	$561
Property and equipment acquisitions	$468	$2	$45	$515
Goodwill	$1,233	$-	$-	$1,233
Total assets	$8,117	$65	$3,292	$11,474

Year Ended December 31, 2007
Net sales	$643	$-	$-	$643
Total cost of sales and operating expenses	123	-	840	963
Interest income, net	-	-	33	33
Net income (loss)	$520	$-	$(807)	$(287)

Depreciation and amortization	$54	$-	$7	$61
Property and equipment acquisitions	$168	$11	$72	$251
Total assets	$1,066	$11	$1,078	$2,155

All of the Company's net sales were attributable to activity in the United States. There were no long-lived assets held in foreign countries.

16. SUBSEQUENT EVENTS

On March 10, 2009, Cardo Medical Inc, entered into a sublease for 2,993 square feet of office space in Beverly Hills, CA. Monthly rent starts on April 1, 2009.

Future minimum payments for our operating lease are as follows:

(In thousands)	Year Ended
December 31,
2009	$ 108
2010	84
$ 192

CARDO MEDICAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	September 30,	December 31,
	2009	2008
	(Unaudited)

Assets

Current assets
Cash	$1,607	$3,095
Accounts receivable	251	186
Inventories	1,993	942
Prepaid expenses and other current assets	71	107
Total current assets	3,922	4,330

Property and equipment, net	1,226	716
Goodwill	1,233	1,233
Other intangible assets, net	4,515	5,003
Deposits and other assets, net	343	192
Total assets	$11,239	$11,474

Liabilities and Stockholders' Equity

Current liabilities
Accounts payable and accrued expenses	$1,028	$777

Stockholders' equity
Common stock, $0.001 par value, 750,000,000 million shares authorized,
211,121,018 and 203,360,271 issued and outstanding as of
September 30, 2009 (unaudited) and December 31, 2008, respectively	211	203
Additional paid-in capital	19,410	16,631
Common stock issuable	495	-
Note receivable from stockholder	(50)	(50)
Accumulated deficit	(9,855)	(6,087)
Total stockholders' equity	10,211	10,697
Total liabilities and stockholders' equity	$11,239	$11,474

The accompanying notes are an integral part of these condensed consolidated financial statements.

CARDO MEDICAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
		(Restated)		(Restated)
Net sales	$436	$411	$1,314	$932
Cost of sales	84	66	254	139
Gross profit	352	345	1,060	793
Research and development expenses	123	142	329	1,288
Selling, general and administrative expenses	1,440	1,089	4,521	2,488
Loss from operations	(1,211)	(886)	(3,790)	(2,983)
Interest income (expense), net	6	5	22	(37)
Loss before income tax provision	(1,205)	(881)	(3,768)	(3,020)
Provision for income taxes	-	-	-	-
Net loss	(1,205)	(881)	(3,768)	(3,020)
Less: Net income attributable to non-controlling interest	-	-	-	(148)
Net loss attibutable to Cardo Medical, Inc.	$(1,205)	$(881)	$(3,768)	$(3,168)

Net loss available to common stockholders per share:
Basic and diluted	$(0.01)	$(0.00)	$(0.02)	$(0.02)

Weighted average shares outstanding:
Basic and diluted	206,157,409	196,005,332	204,302,897	157,102,579

The accompanying notes are an integral part of these condensed consolidated financial statements.

CARDO MEDICAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2009	2008
		(Restated)
Cash flows from operating activities
Net loss	$(3,768)	$(3,168)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	878	334
In-process research and development expenses	-	938
Stock option compensation	89	11
Net income attributable to non-controlling interest	-	148
Changes in operating assets and liabilities:	-
Accounts receivable	(65)	(81)
Inventories	(1,051)	(419)
Prepaid expenses and other current assets	36	39
Accounts payable and accrued expenses	251	585
Net cash used in operating activities	(3,630)	(1,613)

Cash flows from investing activities
Purchases of property and equipment	(862)	(99)
Deposits for Vertebron, Inc. transaction	(130)	-
Payments made to acquire minority interest of subsidiaries	-	(3,487)
Proceeds from reverse merger transaction with Clicknsettle.com, Inc.	-	2,245
Increase in deposits and other assets	(59)	(143)
Net cash used in investing activities	(1,051)	(1,484)

Cash flows from financing activities
Capital contributions	-	12,925
Proceeds from private placements, net of issuance costs	3,193	-
Proceeds from notes payable	-	1,200
Repayment of notes payable	-	(1,200)
Distributions to Accin shareholders	-	(6,150)
Net cash provided by financing activities	3,193	6,775
Net change in cash	(1,488)	3,678
Cash, beginning of period	3,095	904
Cash, end of period	$1,607	$4,582

Supplemental disclosure of cash flow information:
Interest paid	$-	$48
Income taxes paid	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Capital contributions through note receivable from members	$-	$50

The accompanying notes are an integral part of these condensed consolidated financial statements.

CARDO MEDICAL, INC.
Notes to Condensed Consolidated Financial Statements
September 30, 2009
(Unaudited)

NOTE 1 — DESCRIPTION OF BUSINESS

Cardo Medical, Inc. ("Cardo" or the "Company") is an early-stage orthopedic medical device company specializing in designing, developing and marketing reconstructive joint devices and spinal surgical devices. Reconstructive joint devices are used to replace knee, hip and other joints that have deteriorated through disease or injury. Spinal surgical devices involve products to stabilize the spine for fusion and reconstructive procedures. Within these areas, Cardo intends to focus on the higher-growth sectors of the orthopedic industry, such as advanced minimally invasive instrumentation and bone-conserving high-performance implants. Cardo is focused on developing surgical devices that will enable surgeons to bridge the gap between soft tissue-driven sports medicine techniques and classical reconstructive surgical procedures.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying condensed consolidated balance sheet as of December 31, 2008, which has been derived from Cardo's audited financial statements as of that date, and the unaudited condensed consolidated financial information of Cardo as of September 30, 2009 and for the three and nine months ended September 30, 2009 and 2008, has been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") for interim financial information and with the instructions to Form 10-Q and Article 8-03 of Regulation S-X. In the opinion of management, such financial information includes all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of the Company's financial position at such date and the operating results and cash flows for such periods. Operating results for the interim periods ended September 30, 2009 are not necessarily indicative of the results that may be expected for the entire year.

Certain information and footnote disclosure normally included in financial statements in accordance with generally accepted accounting principles have been omitted pursuant to the rules of the United States Securities and Exchange Commission ("SEC"). These unaudited financial statements should be read in conjunction with our audited financial statements and accompanying notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008 filed on March 31, 2009.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of Cardo, Accelerated Innovation, Inc. ("Accelerated"), Uni-Knee LLC ("Uni") and Cervical Xpand LLC ("Cervical"). All significant intercompany transactions have been eliminated in consolidation. The non-controlling and minority interests in these companies is represented by a single balance in the condensed consolidated balance sheets.

Liquidity and Capital Resources

At September 30, 2009, we had $1.6 million in cash; however, subsequent to the balance sheet date, the Company used $1.17 million in order to complete the Vertebron, Inc, transaction (refer to Note 7) and raised net proceeds of approximately $3.2 million through a private placement (refer to Note 7). With this subsequent net cash infusion, the available funds are still not projected to meet all of the Company's working capital needs for the next twelve months. The fact that the Company will sustain losses through the remainder of 2009 and still requires outside sources of additional capital to supplement operations continues to create an uncertainty about the Company's ability to continue as a going concern.

Management intends to use borrowings and securities sales to mitigate the effects of our use of that cash. However, Cardo cannot assure you that debt or equity financing, if and when required, will be available. Cardo's ability to continue as a going concern is dependent upon receiving additional funds either through the issuance of debt or through common and/or preferred stock and the success of management's plan to expand sales. Although Cardo may obtain external financing through the sales of its own securities, there can be no assurance that such financing will be available, or if available, that any such financing would be on terms acceptable to the Company. If Cardo is unable to fund its cash flow needs, it may have to reduce or stop planned growth or scale back operations and reduce staff. The condensed consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.

Net Loss Per Share

The basic loss per share is calculated by dividing the net loss attributable to common shareholders by the weighted average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional shares were dilutive. Common equivalent shares are excluded from the computation of net loss per share if their effect is anti-dilutive.

For the three and nine months ended September 30, 2009, 2,358,400 potentially dilutive shares were excluded from the shares used to calculate diluted earnings per share as their inclusion would reduce net loss per share, respectively.

Concentrations

The Company had three customers that accounted for 24%, 21% and 11% of accounts receivable as of September 30, 2009. At December 31, 2008, the Company had five customers that accounted for 23%, 16%, 15%, 12% and 11% of its accounts receivable. The Company had three customers that accounted for 29%, 25% and 15% of sales during the nine months ended September 30, 2009. Three customers accounted for 24%, 21% and 15% of sales during the three months ended September 30, 2009. During the nine months ended September 30, 2008, four customers accounted for 49%, 11%, 11% and 10% of sales. Four customers accounted for 40%, 19%, 12% and 11% of sales during the three months ended September 30, 2008.

Reclassifications

Certain amounts from prior periods have been reclassified to conform to the current period presentation.

Recent Accounting Pronouncements

In July 2009, the FASB issued ASC 105-10 (Prior authoritative literature: SFAS No. 168, The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles), which will become the single source of authoritative GAAP recognized by the FASB.  ASC 105-10 does not change current U.S. GAAP, but on the effective date, the FASB Accounting Standards Codification ("ASC")TM will supersede all then existing non-SEC accounting and reporting standards.  The ASC is effective for interim and annual reporting periods ending after September 15, 2009.  Cardo adopted ASC 105-10 during the quarter ended September 30, 2009 and revised its referencing of GAAP accounting standards in these financial statements to reflect the new standards.

In May 2009, the FASB issued ASC 855-10 (Prior authoritative literature: SFAS No. 165, Subsequent Events) which provides guidance on management's assessment of subsequent events.  It is not expected to significantly change practice because its guidance is similar to that in American Institute of Certified Public Accountants Professional Standards U.S. Auditing Standards Section 560, Subsequent Events, with some modifications.  The Company adopted ASC 855-10 during the quarter ended June 30, 2009. The adoption of ASC 855-10 did not have a material impact on the Company's results of operations, financial position or cash flows.

In April 2009, FASB issued ASC 820-10 (Prior authoritative literature: FSP No. FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly). It does not change the definition of fair value as previously detailed, but provides additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased. Cardo adopted ASC 820-10 during the quarter ended June 30, 2009. The adoption of ASC 820-10 did not have a material impact on the Company's results of operations, financial position or cash flows.

In April 2009, the FASB issued ASC 320-10 (Prior authoritative literature: FSP No. FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments). ASC 320-10 amends the other-than-temporary impairment guidance in U.S. GAAP for debt securities and provides additional disclosure requirements for other-than-temporary impairments for debt and equity securities. ASC 320-10 addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. Cardo adopted ASC 320-10 during the quarter ended June 30, 2009. The adoption of ASC 320-10 did not have a material impact on the Company's results of operations, financial position or cash flows.

In April 2009, the FASB issued ASC 825-10 (Prior authoritative literature: FSP No. FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments). FASB ASC 825-10 requires that disclosures about the fair value of a company's financial instruments be made whenever summarized financial information for interim reporting periods is made. Cardo adopted ASC 825-10 during the quarter ended September 30, 2009. The adoption of ASC 825-10 did not have a material impact on the Company's results of operations, financial position or cash flows.

In June 2009, the FASB issued the following new accounting standards, which remain authoritative until such time that each is integrated into the Codification:

  SFAS No. 166, Accounting for Transfers of Financial Assets - an amendment of FASB Statement No. 140
  SFAS No. 167, Amendments to FASB Interpretation No. 46(R). SFAS No. 167 amends FASB Interpretation No. ("FIN") 46, Consolidation of Variable Interest Entities (revised December 18003) - an interpretation of ARB No. 51

SFAS No. 166 seeks to improve the relevance and comparability of the information that a reporting entity provides in its financial statements about transfers of financial assets; the effects of the transfer on its financial position, financial performance, and cash flows; and a transferor's continuing involvement, if any, in transferred financial assets. SFAS No. 166 eliminates the concept of a qualifying special-purpose entity, creates more stringent conditions for reporting a transfer of a portion of a financial asset as a sale, clarifies other sale-accounting criteria, and changes the initial measurement of a transferor's interest in transferred financial assets. SFAS No. 166 is effective for interim and annual reporting periods beginning after November 15, 2009. The Company has not completed its evaluation, but does not expect the adoption of SFAS No. 166 to have a material impact on its consolidated financial statements.

SFAS No. 167 requires an enterprise to determine whether its variable interest or interests give it a controlling financial interest in a variable interest entity. The primary beneficiary of a variable interest entity is the enterprise that has both (1) the power to direct the activities of a variable interest entity that most significantly impact the entity's economic performance, and (2) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. SFAS No. 167 also amends FIN 46(R) to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. SFAS No. 167 is effective for interim and annual reporting periods beginning after November 15, 2009. The Company has not completed its evaluation, but does not expect the adoption of SFAS No. 167 to have a material impact on its consolidated financial statements.

NOTE 3 — INVENTORY

Inventories consisted of the following at:

(In thousands)	September 30,	December 31,
	2009	2008
	(Unaudited)

Work in process	$649	$161
Finished goods	1,344	781
	$1,993	$942

NOTE 4 — SHARE BASED PAYMENT

On August 29, 2008, the Company issued options to certain employees and Board members to purchase membership units in Cardo. The options give the grantees the right to purchase up to 2,398,400 shares of the Company's common stock at an exercise price of $0.23 per share. The options vest 20% each year over a five-year period and expire after ten years. The weighted average grant date fair value of options granted was $0.13 per option, for a total fair value of $300,000, which will be reflected as an operating expense over the vesting period of the options. Stock option compensation recognized for the three and nine months ended September 30, 2009 in the accompanying condensed consolidated statements of operations amounted to $27,105 and $89,562, respectively. Stock option compensation was $11,103 for the three and nine months ended September 30, 2008.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model that uses the assumptions noted in the following table. Because the Black-Scholes option valuation model incorporate ranges of assumptions for inputs, those ranges are disclosed. To estimate volatility of the options over their expected terms, the Company measures the historical volatility of the components of the small cap sector of the Dow Jones medical equipment index for a period equal to the expected life of the Cardo options. It also measures the volatility of other public companies with similar size and industry characteristics to Cardo for the same period. These measurements are averaged and the result is used as expected volatility. As there is no history of option lives at Cardo, the expected term of options granted is the midpoint between the vesting periods and the contractual life of the options. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The forfeiture rate is based on an analysis of the nature of the recipients' jobs and relationships to the Company.

A summary of stock option activity as of September 30, 2009, and changes during the period then ended is presented below.

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Options	Price	Life (Years)	Value

Outstanding at December 31, 2008	2,398,400	$0.23
Granted	-	-
Exercised	-	-
Forfeited	(40,000)	$0.23
Outstanding at September 30, 2009 (unaudited)	2,358,400	$0.23	8.92	$1,721,632
Exercisable at September 30, 2009 (unaudited)	471,680	$0.23	8.92	$344,326

The aggregate intrinsic value represents the closing stock price as of September 30, 2009 less the exercise price, multiplied by the number of options that have an exercise price that is less than the closing stock price.

NOTE 5 — STOCKHOLDERS' EQUITY

On June 30, 2009, Cardo completed a private placement with investors to purchase 8,689,319 shares ("Purchaser Shares") of the Company's common stock, par value $0.001 per share at a price of $0.35 per share for aggregate total proceeds of $3,023,013 (net of legal fees of $18,247). The Purchaser Shares have a 24-month lock up provision.

As of September 30, 2009, the Company had not yet issued a portion of the Purchaser Shares and has recorded this amount as common stock issuable. The Company subsequently issued these shares on October 6, 2009.

During the quarter ended September 30, 2009, the Company received $170,000 towards a private placement subject to the terms of the June 30, 2009 private placement. The private placement closed on September 21, 2009 but the common shares were not issued until October 6, 2009. Accordingly, the $170,000 is included in common stock issuable at the balance sheet date.

NOTE 6 — SEGMENT INFORMATION

Cardo's businesses are currently organized into the following two reportable segments; reconstructive products (the "Reconstructive Division") and spine products (the "Spine Division"). The Reconstructive Division segment is comprised of activity relating to Cardo's unicompartmental knee, patella-femoral products, and reconstructive knee products. The Spine Division segment is comprised of the spinal lumbar fusion system and cervical plate and screw systems.

These reportable segments are based on the nature of the products offered. Management evaluates performance and allocates resources based on several factors, of which the primary financial measure is segment operating results. Due to the distinct nature of the products in the Reconstructive Division, and the fact that it has a more developed market for its products, it is considered by management as a separate segment. The Spine Division is still in the process of developing the market and obtaining instrumentation necessary to sell the products in greater quantities. As a result, the Spine Division is considered by management as a separate segment. The accounting policies of the reportable segments are the same as those described in Note 1.

As of September 30, 2009, the Reconstructive Division includes $1,232,823 of goodwill and $4,515,157 in other intangible assets relating to Cardo's unicompartmental knee product. These amounts are expected to be deductible for income tax purposes.

The following table sets forth financial information by reportable segment as of September 30, 2009 and for the nine and three months ended September 30, 2009 and 2008:

(In thousands)	Reconstructive	Spine
	Division	Division	Corporate	Total

Nine Months Ended September 30, 2009 (unaudited)
Net sales	$1,175	$139	$-	$1,314
Total cost of sales and operating expenses	226	28	3,972	4,226
Depreciation and amortization	848	4	26	878
Interest income, net	-	-	22	22
Net income (loss)	$101	$107	$(3,976)	$(3,768)

Property and equipment acquisitions	$789	$14	$59	$862
Total assets	$9,169	$269	$1,801	$11,239

Nine Months Ended September 30, 2008 (unaudited - restated)
Net sales	$885	$47	$-	$932
Total cost of sales and operating expenses	125	14	3,590	3,729
Depreciation and amortization	319	3	12	334
Interest expense, net	-	-	37	37
Net income (loss)	$441	$30	$(3,639)	$(3,168)

Three Months Ended September 30, 2009 (unaudited)
Net sales	$351	$85	$-	$436
Total cost of sales and operating expenses	76	8	1,250	1,334
Depreciation and amortization	303	2	8	313
Interest income, net	-	-	6	6
Net income (loss)	$(28)	$75	$(1,252)	$(1,205)

Three Months Ended September 30, 2008 (unaudited - restated)
Net sales	$386	$25	$-	$411
Total cost of sales and operating expenses	62	8	1,011	1,081
Depreciation and amortization	211	1	4	216
Interest expense, net	-	-	5	5
Net income (loss)	$113	$16	$(1,010)	$(881)

All of the Company's net sales were attributable to activity in the United States. There were no long-lived assets held in foreign countries.

NOTE 7 — SUBSEQUENT EVENTS

At a hearing held on September 15, 2009, Cardo, the successful bidder at an auction sale, was authorized to purchase substantially all of the assets of Vertebron, Inc. ("Vertebron") free and clear of all liens by the United States Bankruptcy Court for the District of Connecticut (the "Bankruptcy Court"). On September 29, 2009, the Bankruptcy Court issued an order memorializing the hearing held on September 15, 2009 (the "Order").

As a result of the Order, on September 30, 2009, Cardo entered into an Asset Purchase Agreement (the "Agreement") with Vertebron, as a debtor-in-possession, to purchase substantially all of Vertebron's assets, excluding certain assets, such as accounts receivable, cash and cash equivalents as of the closing date. Pursuant to the Agreement, the purchase price for the assets is $1,300,000 to be paid in cash.

On October 1, 2009, the Company completed the transaction by wiring the $1.17 million balance due under the Agreement. Pursuant to the Agreement, Cardo did not establish control of the assets acquired in this transaction until full consideration was received by Vertebron; therefore, the condensed consolidated financial statements as of September 30, 2009 do not reflect this transaction. Included in deposits and other assets at September 30, 2009 are cash deposits required by the Bankruptcy Court totaling $130,000 and $29,033 of direct costs associated with the Vertebron transaction.

On October 27, 2009, the Company sold 9,949,276 shares of its common stock, par value $0.001 per share, at a price of $0.35 per share for aggregate gross proceeds of $3,482,250 as part of a private placement for maximum gross proceeds of $6,500,000. The placement agent is a related party through a significant common shareholder.

In connection with this private placement, the Company paid a finder's fee of 8% on a portion of the gross proceeds and granted 379,398 share purchase warrants. Each share purchase warrant entitles the holder to purchase one share of the Company's common stock at an exercise price of $0.44 per share for a period of up to five years.

The Company evaluated subsequent events through November 12, 2009, the date this Quarterly Report on Form 10-Q was filed with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, state of California, on December 18, 2009.

CARDO MEDICAL, INC.

By:	/s/ ANDREW A. BROOKS
Name: Andrew A. Brooks Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew A. Brooks	Chief Executive Officer and Director	December 18, 2009
Andrew A. Brooks	(Principal Executive Officer)

/s/ Derrick Romine	Chief Financial Officer	December 18, 2009
Derrick Romine	(Principal Financial and Accounting Officer)

/s/ Michael Kvitnitsky	Chief Operating Officer and Director	December 18, 2009
Michael Kvitnitsky

/s/ Joseph Loggia	Director	December 18, 2009
Joseph Loggia

/s/ Thomas H. Morgan	Director	December 18, 2009
Thomas H. Morgan

/s/ Ronald N. Richards	Director	December 18, 2009
Ronald N. Richards

/s/ Steven D. Rubin	Director	December 18, 2009
Steven D. Rubin

/s/ Subbarao Uppaluri	Director	December 18, 2009
Subbarao Uppaluri

EXHIBIT INDEX

The following exhibits have been filed as part of this Registration Statement on Form S-1.

		Incorporated By Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date
2.1	Merger Agreement and Plan of Reorganization, dated as of June 18, 2008, by and among clickNsettle.com, Inc., Cardo Medical, LLC and Cardo Acquisition, LLC.	8-K	000-21419	2.1	June 23, 2008
2.2	First Amendment to Merger Agreement and Plan of Reorganization, dated as of August 29, 2008, by and among clickNsettle.com, Inc., Cardo Medical, LLC and Cardo Acquisition, LLC.	8-K	000-21419	2.2	September 9, 2008
2.3	Asset Purchase Agreement, dated September 30, 2009, by and among Cardo Medical, Inc. and Vertebron, Inc.	8-K	000-21419	2.1	October 6, 2009
3.1	Amended and Restated Certificate of Incorporation	8-K	000-21419	3.1	March 18, 2008
3.2	Amended and Restated Bylaws.	8-K	000-21419	3.1	February 1, 2008
5.1#	Opinion of Akerman Senterfitt
10.1	Escrow Agreement, dated as of August 29, 2008, by and among Chicago Title Company, clickNsettle.com, Inc. Andrew A. Brooks, M.D. and Mikhail Kvitnitsky.	8-K	000-21419	10.1	September 9, 2008
10.2	Form of Lockup Agreement.	8-K	000-21419	10.2	September 9, 2008
10.3	Lockup Agreement, dated August 29, 2008, for Derrick Romine.	8-K	000-21419	10.3	September 9, 2008
10.4	Amended and Restated 1996 Incentive and Nonqualified Stock Option Plan.	10-KSB			September 28, 1998
10.5*	Form of Cardo Medical, LLC Nonstatutory Option Agreement	8-K	000-21419	10.5	September 9, 2008
10.6	Stock Purchase Agreement, dated as of December 19, 2007, by and among clickNsettle.com, Inc., Frost Gamma Investments Trust, Dr. Jane Hsiao, Steven D. Rubin and Subbarao Uppaluri.	8-K	000-21419	10.1	December 21, 2007
10.7	First Amendment to Stock Purchase Agreement, dated as of January 31, 2008, by and among clickNsettle.com, Inc., Frost Gamma Investments Trust, Dr. Jane Hsiao, Steven D. Rubin and Subbarao Uppaluri.	8-K	000-21419	10.2	February 1, 2008
10.8*	Employment Agreement, dated as of January 31, 2005, by and between Accelerated Innovation, LLC, as successor to Accin Corporation, and Mikhail Kvitnitsky.	8-K	000-21419	10.8	September 9, 2008
10.9*	Amendment to Employment Agreement, dated as of June 6, 2008, by and between Accelerated Innovation, LLC and Mikhail Kvitnitsky.	8-K	000-21419	10.9	September 9, 2008

10.10*	Termination Agreement, effective as of June 23, 2008, by and between Accelerated Innovation, LLC and Mikhail Kvitnitsky.	8-K	000-21419	10.10	September 9, 2008
10.11*	Employment Offer Letter with Derrick Romine dated September 5, 2008.	8-K	000-21419	10.11	September 9, 2008
10.12	Form of Indemnification Agreement for officers and directors.	8-K	000-21419	10.12	September 9, 2008
10.13+	Agreement, dated as of August 22, 2006, by and between Accelerated Innovation, LLC, as successor to Accin Corporation, and Infinesse Corporation.	8-K	000-21419	10.13	September 9, 2008
10.14	Supplier Agreement, dated June 16, 2006, between Stelkast Company and Accelerated Innovation, LLC, as successor to Accin.	8-K	000-21419	10.14	September 9, 2008
10.15+	Contracted Services Agreement, dated September 1, 2007, by and between Accelerated Innovation, LLC and Summit Corporate Services, Inc.	8-K	000-21419	10.15	September 9, 2008
10.16	Agreement dated April 30, 2008, by and among Mikhail Kvitnitsky and Accelerated Innovation, LLC, Cervical Xpand, LLC and Uni-Knee, LLC.	8-K	000-21419	10.16	September 9, 2008
10.17	Agreement dated April 30, 2008, by and among John D. Kuczynski, Accelerated Innovation, LLC and Uni-Knee, LLC.	8-K	000-21419	10.17	September 9, 2008
10.18	Agreement dated April 30, 2008, by and among Richard H. Rothman, M.D., Ph.D., Accelerated Innovation, LLC and Cervical Xpand, LLC.	8-K	000-21419	10.18	September 9, 2008
10.19	Agreement dated April 30, 2008, by and among Todd J. Albert, M.D., Accelerated Innovation, LLC and Cervical Xpand, LLC.	8-K	000-21419	10.19	September 9, 2008
10.20	Agreement dated April 28, 2008, by and among, Rafail Zubok, Accelerated Innovation, LLC and Cervical Xpand, LLC.	8-K	000-21419	10.20	September 9, 2008
10.21*	Nonstatutory Option Agreement, dated August 27, 2008, by and between Cardo Medical, LLC and Derrick Romine.	10-Q	000-21419	10.1	November 14, 2008
10.22	Form of Registration Rights Agreement, dated October 27, 2009, by and among Cardo Medical, Inc. and the Several Purchasers.	8-K	000-21419	10.1	October 29, 2009
21.1	Subsidiaries of clickNsettle.com, Inc.	8-K	000-21419	21.1	September 9, 2008
23.1#	Consent of Stonefield Josephson, Inc.
23.2#	Consent of Akerman Senterfitt (included in Exhibit 5.1)

#	Filed herewith.
*	Management compensation plan or agreement.
+	Confidential Treatment has been requested as to a portion of this exhibit. The confidential portion of this exhibit has been omitted and filed separately with the Securities and Exchange Commission.